     As filed with the Securities and Exchange Commission on July 27, 1999
                                                Registration No. 333-[        ]
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                        ________________________________
                                   Form S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        ________________________________
                              Unisys Corporation
            (Exact name of registrant as specified in its charter)

         Delaware                                    3570                                   38-0387840
(State or other jurisdiction of       (Primary Standard Industrial Classification   (IRS Employer Identification No.)
incorporation or organization)                      Code Number)

                        ________________________________

                              Unisys Corporation
                   Unisys Way, Blue Bell, Pennsylvania 19424
                              Tel. (215) 986-4011

              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Harold S. Barron
                            Senior Vice President,
                         General Counsel and Secretary
                              Unisys Corporation
                                  Unisys Way
                         Blue Bell, Pennsylvania 19424
                                (215) 986-5299

         (Name and address, including zip code, and telephone number, including area code, of agent for service)
                        ________________________________
                                  Copies to:

         Charles M. Nathan                                     B. Robert Suh                         Brian G. Cartwright
Fried, Frank, Harris, Shriver & Jacobson            Vice President, Chief Financial Officer             Latham & Watkins
          One New York Plaza                               and Corporate Secretary             633 West Fifth Street, Suite 4000
          New York, New York  10004                           PulsePoint Communications           Los Angeles, California 90071
             (212) 859-8000                                 6307 Carpinteria Avenue                       (213) 485-1234
                                                            Carpinteria, California 93013
                                                                 (805) 566-2000

                        ________________________________

Approximate date of commencement of proposed sale of securities to the public:
As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.[_]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

                                                  CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------------
     Title of Each Class                                 Proposed Maximum      Proposed Maximum
     of Securities                                        Offering Price           Aggregate            Amount of
     to be Registered       Amount to be Registered         Per Unit            Offering Price       Registration Fee
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value          2,364,135/(2)/          Not Applicable          Not Applicable   $      26,104/(3)/
$0.01 per share /(1)/
===============================================================================================================================

(1) Includes Preferred Share Purchase Rights ("Rights"). The rights are associated with and trade with the Unisys Common Stock. The value, if any, attributable to the Rights is reflected in the market price for the Unisys Common Stock.
(2) Based on 15,252,480 shares of common stock, no par value, of PulsePoint Communications, which is the maximum number of shares of PulsePoint common stock that may be outstanding immediately prior to the consummation of the transactions herein, assuming conversion of all outstanding preferred stock and exercise of all outstanding options and warrants to purchase shares of PulsePoint common stock. Based also on an assumed exchange ratio of 0.155 shares of Unisys Common Stock for each share of PulsePoint common stock.

(3) Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933, as amended, the registration fee has been calculated based on a price of $6.1563 per share of common stock of PulsePoint (the average of the high and low price per share of common stock of PulsePoint as reported on the Nasdaq National Market on July 23, 1999), and the maximum number of shares of such common stock that may be outstanding immediately prior to the consummation of the transactions contemplated hereby as set forth in footnote 2 above. Pursuant to Rule 457(b) the registration fee is to be reduced by $18,255, which is the fee paid pursuant to Section 14(g) of the Securities Exchange Act of 1934 in connection with the filing on June 28, 1999 of the preliminary proxy statement for the transaction. The remaining $7,849 is being paid upon the filing hereof.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                          PROXY STATEMENT/PROSPECTUS
                 MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

     The board of directors of PulsePoint Communications has unanimously approved a merger agreement that contemplates the merger of a wholly owned subsidiary of Unisys Corporation into PulsePoint. As a result of the merger, PulsePoint will become a wholly owned subsidiary of Unisys.

     If we complete the merger, each share of PulsePoint common stock will be converted into the right to receive a fraction of a share of Unisys common stock equal to an exchange ratio. Holders of a majority of the outstanding shares of PulsePoint preferred stock have agreed to cause the conversion of all shares of preferred stock into shares of PulsePoint common stock immediately prior to the merger. Accordingly, no PulsePoint preferred stock will be outstanding immediately prior to the merger. The exchange ratio is calculated based on the average stock price of Unisys common stock over the 20 consecutive trading days ending on the fourth trading day prior to the shareholder meeting to vote on this proposal. The exchange ratio is briefly described below:

--------------------------------------------------------------------------------------------------------------------
   If the average stock price of
      Unisys common stock is:                          The exchange ratio will be:
--------------------------------------------------------------------------------------------------------------------
 .  Greater than $33.00                                 $6.60 / average Unisys common stock price
--------------------------------------------------------------------------------------------------------------------
 .  Between $33.00 and $27.00 (inclusive)               0.2
--------------------------------------------------------------------------------------------------------------------
 .  Less than $27.00                                    $5.40 / average Unisys common stock price
--------------------------------------------------------------------------------------------------------------------

     The following table sets forth examples of the number of shares of Unisys common stock each share of PulsePoint common stock would be entitled to receive if the average Unisys common stock price during the 20 trading day period is $45.00, $39.00, $33.00, $30.00, $27.00 and $24.00:

            Average stock price             No. of shares of Unisys common stock
            -------------------             ------------------------------------
            $45.00........................                 0.147
            $39.00........................                 0.169
            $33.00........................                 0.200
            $30.00........................                 0.200
            $27.00........................                 0.200
            $24.00........................                 0.225

     We estimate that Unisys will issue approximately 2.4 million shares of Unisys common stock to PulsePoint shareholders in the merger. Those shares will represent less than one percent of the outstanding Unisys common stock after the merger. The Unisys common stock trades on the New York Stock Exchange under the symbol "UIS."

     We cannot complete the merger unless holders of PulsePoint common stock and preferred stock, voting as separate classes, vote to approve it. We have scheduled a special meeting of PulsePoint shareholders to vote on the merger agreement. We have included in the attached proxy statement/prospectus detailed information about the time, date and place of the special shareholders meeting.

     This document gives you detailed information about the meeting and the proposed transaction. We encourage you to read this document carefully. IN PARTICULAR, YOU SHOULD READ THE "RISK FACTORS RELATING TO THE MERGER" SECTION BEGINNING ON PAGE 1 FOR A DESCRIPTION OF VARIOUS RISKS YOU SHOULD CONSIDER IN EVALUATING THE PROPOSED TRANSACTION.

     We are very enthusiastic about this merger and the strength and capabilities we expect from the combined company.

                               /s/ Mark C. Ozur

                     President and Chief Executive Officer
                           PulsePoint Communications

-------------------------------------------------------------------------------
NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
-------------------------------------------------------------------------------

   This proxy statement/prospectus is dated July 29, 1999, and is first being mailed to shareholders on July 29, 1999.

                               [PULSEPOINT LOGO]

                               _________________


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         To Be Held On August 26, 1999

                               _________________

To the Shareholders of PulsePoint Communications:

  A special meeting of the shareholders of PulsePoint Communications will be held at PulsePoint's headquarters at 6307 Carpinteria Avenue, Carpinteria, California 93013 on August 26, 1999, at 10:00 a.m., local time, for the following purposes:

     1. To consider and vote on a proposal to adopt and approve an Agreement and Plan of Merger, dated as of June 14, 1999, between Unisys and PulsePoint under which, among other things, Shellco Inc., a wholly owned subsidiary of Unisys, will merge into PulsePoint and PulsePoint shareholders will receive for each share of PulsePoint stock owned by them, a fraction of a share of Unisys common stock, as described in the attached proxy statement/prospectus. A copy of the merger agreement is attached to the proxy statement/prospectus as Annex A.

     2. To act on any other matters that may properly be brought before the special shareholders meeting or any adjournment or postponement.

  Only shareholders of record at the close of business on July 23, 1999 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement. Holders of PulsePoint common stock and PulsePoint preferred stock will vote separately to approve the merger.

  You are cordially invited to attend the special shareholders meeting. Whether or not you plan to attend, please act promptly to vote your shares with respect to the proposals described above. You may vote your shares by completing, signing, dating and returning the enclosed proxy card as promptly as possible in the enclosed postage-paid envelope.

     If you attend the special shareholders meeting, you may vote your shares in person even if you have previously submitted a proxy.

                              By Order of the Board of Directors,

                               /s/B. Robert Suh

                              Corporate Secretary

Carpinteria, California

July 29, 1999

                               TABLE OF CONTENTS
SUMMARY.................................................................   4

   The Companies........................................................   4
   Reasons for the Merger...............................................   4
   The Special Shareholders Meeting.....................................   4
   Recommendation to Shareholders.......................................   4
   Votes Required.......................................................   4
   Record Date; Voting Power............................................   5
   Voting Agreements....................................................   5
   Share Ownership by PulsePoint Management.............................   5
   What Shareholders will Receive in the Merger.........................   5
   Accounting Treatment of the Merger...................................   6
   Tax Consequences of the Merger to PulsePoint Shareholders............   6
   Appraisal and Dissenters' Rights.....................................   6
   Opinion of Financial Advisor.........................................   6
   The Merger Agreement.................................................   6
   The Stock Option Agreement...........................................   7
   Interests of Certain Persons in the Merger...........................   8
   Your Rights as a Shareholder will Change.............................   8
   Comparative Market Data..............................................   9
   Selected Historical Consolidated Financial Data......................   9
   Selected Historical Consolidated Financial Data of Unisys............  10
   Selected Historical Consolidated Financial Data of PulsePoint........  11
   Comparative Per Share Data...........................................  12

RISK FACTORS RELATING TO THE MERGER.....................................  13

   Operational Risks....................................................  13
   Transaction Risks....................................................  15

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS..............  16

THE MERGER..............................................................  17
   General..............................................................  17
   Background of the Merger.............................................  17
   PulsePoint Reasons for the Merger....................................  21
   Unisys Reasons for the Merger........................................  22
   Considerations of the PulsePoint Board...............................  22
   PulsePoint Board Recommendation......................................  24
   Accounting Treatment.................................................  24
   Pro Forma Data.......................................................  24
   Material Federal Income Tax Consequences.............................  24
   Regulatory Matters...................................................  26
   Appraisal and Dissenters' Rights.....................................  26
   Federal Securities Laws Consequences; Stock Transfer Restrictions....  29

FINANCIAL INFORMATION...................................................  30

   Selected Historical Consolidated Financial Data......................  30
   Selected Historical Consolidated Financial Data of Unisys............  31
   Selected Historical Consolidated Financial Data of PulsePoint........  32
   Comparative Per Share Data...........................................  33

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION.............  34


OPINION OF FINANCIAL ADVISOR............................................  35

THE MERGER AGREEMENT....................................................  42

   General..............................................................  42
   Structure of the Merger..............................................  42
   Closing; Effective Time..............................................  42
   Consideration to be Received in the Merger...........................  42
   Cancellation of Shares...............................................  43
   Procedures for Surrender of Certificates; Fractional Shares..........  43
   Warrants.............................................................  43
   Representations and Warranties.......................................  44
   Covenants............................................................  45
   Additional Agreements................................................  47
   Conditions to the Consummation of the Merger.........................  48
   Termination, Amendment and Waiver....................................  49
   Amendments...........................................................  50

MATERIAL TERMS OF THE STOCK OPTION AGREEMENT............................  51

   General..............................................................  51
   Terms of the Option..................................................  51
   Substitute Option....................................................  51
   Exchange at the Option of Unisys.....................................  51
   Limitation of Profit.................................................  52
   Effect of Stock Option Agreement.....................................  52

MATERIAL TERMS OF THE VOTING AGREEMENTS.................................  52

THE SPECIAL SHAREHOLDERS MEETING........................................  53

   Date, Time and Place.................................................  53
   Matters to be Considered at the Special Shareholders Meeting.........  53
   Record Date; Stock Entitled to Vote; Quorum..........................  53
   Votes Required.......................................................  54
   Share Ownership of Management........................................  54
   Voting of Proxies....................................................  54
   Solicitation of Proxies; Expenses....................................  55

INTERESTS OF CERTAIN PERSONS IN THE MERGER..............................  55

COMPARISON OF SHAREHOLDER RIGHTS........................................  57

DESCRIPTION OF UNISYS CAPITAL STOCK...................................... 64

   General............................................................... 64
   Common Stock.......................................................... 64
   Dividend Limitations.................................................. 64
   Unisys Preferred Stock................................................ 64
   Preferred Share Purchase Rights and Junior Participating
       Preferred Stock................................................... 64

WHERE YOU CAN FIND MORE INFORMATION...................................... 65

EXPERTS.................................................................. 68

LEGAL MATTERS............................................................ 69

INDEPENDENT PUBLIC ACCOUNTANTS........................................... 69

LIST OF ANNEXES

       ANNEX  A   Agreement and Plan of Merger.............................. A-1
       ANNEX  B   Stock Option Agreement.................................... B-1
       ANNEX  C   Opinion of Morgan Stanley & Co. Incorporated.............. C-1
       ANNEX  D   Dissenters' Rights under the California Corporations Code. D-1

     This document incorporates important business and financial information about our companies from documents we have filed with the SEC that we have not included in or delivered with this document. Unisys will provide you with copies of this information relating to Unisys, without charge, upon written or oral request to:

                         Unisys Corporation
                         Unisys Way
                         Blue Bell, Pennsylvania 19424
                         Attention: Financial Communications
                         Telephone number: (215) 986-5777

     PulsePoint will provide you with copies of this information relating to PulsePoint, without charge, upon written or oral request to:

                         PulsePoint Communications
                         6307 Carpinteria Avenue
                         Carpinteria, California 93013
                         Attention: Office of Investor Relations
                         Telephone number: (805) 566-2000

     IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE SPECIAL STOCKHOLDERS MEETING, YOU SHOULD MAKE YOUR REQUEST NO LATER THAN AUGUST 19, 1999.

     For more information on the matters incorporated by reference in this document, see "Where You Can Find More Information" on page 65.

Q:   Why am I receiving these materials?

A: PulsePoint's board of directors has approved the acquisition of PulsePoint by Unisys in the merger. The merger now requires the approval of PulsePoint's shareholders. We are sending you these materials to help you decide whether to approve the merger.

Q:   What will I receive in the merger?

A: You will receive shares of Unisys common stock, which is publicly traded on the New York Stock Exchange under the symbol "UIS."

Q:   What do I need to do now?

A: After you have carefully read this document, just indicate on your enclosed proxy card how you want to vote. Sign and mail the proxy card in the enclosed prepaid return envelope as soon as possible. You should indicate your vote now even if you expect to attend the special shareholders meeting and vote in person. Indicating your vote now will not prevent you from later canceling or revoking your proxy right up to the day of the special shareholders meeting and will ensure that your shares are voted if you later find you cannot attend the special shareholders meeting.

Q:   What do I do if I want to change my vote?

A:   You may change your vote:

     . by sending a written notice to the corporate secretary of PulsePoint prior to the special shareholders meeting stating that you would like to revoke your proxy;

     . by signing a later-dated proxy card and returning it by mail prior to the special shareholders meeting; or

     .    by attending the special shareholders meeting and voting in person.

Q:   What vote is required to approve the merger?

A: In order for us to complete the merger, holders of a majority of the outstanding shares of PulsePoint common stock and holders of a majority of the outstanding shares of PulsePoint preferred stock, each voting as a separate class, must approve the merger agreement. If you do not vote your PulsePoint shares, the effect will be a vote against the merger agreement.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: If you do not provide your broker with instructions on how to vote your shares held in "street name," your broker will not be permitted to vote them on the proposals being presented at the special shareholders meeting. You should therefore be sure to provide your broker with instructions on how to vote your shares.

Q:   Should I send in my stock certificates at this time?

A: No. After we complete the merger, Unisys will send PulsePoint shareholders written instructions for exchanging their stock certificates.

Q:   When do you expect to complete the merger?

A: We are working toward completing the merger as quickly as possible. We must first obtain the approval of PulsePoint shareholders at the special shareholders meeting. We hope to complete the merger in the third quarter of 1999. However, we cannot assure you as to when or if the merger will occur.

Q:   Where can I find more information about the companies?

A: Both companies file reports and other information with the SEC. You may read and copy this information at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at www.sec.gov and, for information about Unisys, at the offices of the New York Stock Exchange. You can also request copies of these documents from us. See "Where You Can Find More Information" on page 65. Also, you can get information about our companies from our Internet sites located at:

          .    www.unisys.com and

          .    www.plpt.com

                        WHO CAN ANSWER YOUR QUESTIONS?

             If you have additional questions, you should contact:



                           PulsePoint Communications
                            6307 Carpinteria Avenue
                         Carpinteria, California 93013
                   Attention:  Office of Investor Relations
                       Telephone Number:  (805) 566-2000

                                      or

                           MacKenzie Partners, Inc.
                             156 Fifth Avenue PH3
                        New York, New York 10010-70002
                           Attention:  Edith Lohman
                       Telephone Number:  (212) 675-0524



                  If you would like additional copies of this
                proxy statement/prospectus you should contact:

                        U.S. Stock Transfer Corporation
                             1745 Gardenia Avenue
                          Glendale, California 91204
                 Banks and Brokers call collect (818) 502-1404
                        Call Toll Free:  1-800-835-8778

                                    SUMMARY

         This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. To understand the proposed transactions fully and the consequences to you, we urge you to read carefully the entire proxy statement/prospectus and the documents we refer to in this document. See "Where You Can Find More Information" on page 65. We have included page references directing you to a more complete description of each item presented in this summary.


The Companies

UNISYS CORPORATION
Unisys Way
Blue Bell, Pennsylvania 19424
(215) 986-4011

     Unisys is a worldwide information services and technology company that provides systems and solutions to help customers apply information technology to solve their business problems. Unisys is the successor by merger to Burroughs Corporation. In November 1986, Sperry Corporation was merged into Burroughs, and the company's name was changed to Unisys Corporation.

PULSEPOINT COMMUNICATIONS
6307 Carpinteria Avenue
Carpinteria, California 93013
(805) 566-2000

     PulsePoint Communications develops carrier-grade solutions for telecommunications network service providers. PulsePoint's new product lines are Internet-ready, open-system solutions based on Microsoft Windows NT Server Operating System, using an architecture that integrates voice, fax and e-mail messaging applications on a single platform to provide unified messaging. Unified messaging allows end users to manage their messages using telephones, cellular phones, fax machines or screen-based devices, such as desktop or portable personal computers.

Reasons for the Merger (page 21)

     We believe that the merger will provide the combined company with substantially greater resources necessary to:

     . compete effectively in the rapidly growing and changing global telecommunications equipment business;

     . offer a comprehensive range of products, services and technical solutions for its customers; and

     . cultivate a more diverse customer base with broader geographic coverage.

     We also believe that the merger will allow PulsePoint to achieve economies of scale that are currently beyond the independent capability of PulsePoint and access to a broader customer base, resulting in less revenue volatility.

      To review the reasons for the merger in greater detail, see "The Merger--PulsePoint Reasons for the Merger" on page 21 and "The Merger--Unisys Reasons for the Merger" on page 22.

The Special Shareholders Meeting (page 53)

     We will hold the special meeting of PulsePoint shareholders on August 26, 1999 at 10:00 a.m., local time, at PulsePoint's headquarters at 6307 Carpinteria Avenue, Carpinteria, California 93013. At the special shareholders meeting, we will ask you to approve the merger agreement.

Recommendation to Shareholders (page 24)

     The PulsePoint board believes that the merger is fair to you and in the best interests of both you and PulsePoint and unanimously recommends that you vote FOR the approval of the merger agreement.

Votes Required (page 54)

     Holders of PulsePoint common stock and holders of PulsePoint preferred stock will vote separately on the proposal to approve the merger agreement.

     Approval of the merger agreement requires the favorable vote of both (i) a majority of the outstanding shares of PulsePoint common stock, and (ii) a majority of the outstanding shares of PulsePoint preferred stock. Holders of 89% of the outstanding shares of PulsePoint preferred stock and 38% of the outstanding shares of PulsePoint common stock have agreed to vote their shares in favor of approval of the merger agreement. See "Material Terms of the Voting Agreements" on page 52.

Record Date; Voting Power (page 53)

     PulsePoint shareholders may vote at the special shareholders meeting if they owned shares of either common stock or preferred stock at the close of business on July 23, 1999.

     Common Shareholders. At the close of business on July 23, 1999, approximately 8,043,384 shares of PulsePoint common stock were outstanding.
For each share of PulsePoint common stock that you owned as of the close of business on that date, you will have one vote in the vote of common shareholders at the special shareholders meeting on the proposal to approve the merger agreement.

     Preferred Shareholders. At the close of business on July 23, 1999, approximately 2,222,271 shares of PulsePoint preferred stock were outstanding. For each share of preferred stock that you owned as of the close of business on that date, you will have one vote in the vote of preferred shareholders at the special shareholders meeting on the proposal to approve the merger agreement.

Voting Agreements (page 52)

     Some of PulsePoint's principal shareholders have entered into voting agreements with Unisys and PulsePoint that commit those shareholders to vote all their shares in favor of the merger. The effect of the voting agreements is that, at the date of the special shareholders meeting, holders of:


     .   38% of the outstanding common stock; and

     .   89% of the outstanding preferred stock

will have committed to voting in favor of the merger.

See "Material Terms of the Voting Agreements" on page 52.

Share Ownership by PulsePoint Management (page 54)

     At the close of business on July 23, 1999, the directors and executive officers of PulsePoint and their affiliates were entitled to vote approximately 1,798,869 shares of PulsePoint common stock and approximately 933,335 shares of PulsePoint preferred stock. These shares represent approximately 22.36% of the outstanding shares of PulsePoint common stock and approximately 42% of the outstanding shares of PulsePoint preferred stock. Of these directors and executive officers, Bandel Carano and Frederick Warren are parties to the voting agreements and accordingly have agreed to vote their shares of PulsePoint common stock and preferred stock in favor of the merger. The shares held by Messrs. Carano and Warren represent 1.83% of the votes of the PulsePoint common stock and 2.00% of the votes of the PulsePoint preferred stock on the record date.

     Affiliates of the directors and executive officers were entitled to vote approximately 1,629,947 shares of PulsePoint common stock and 1,333,334 shares of PulsePoint preferred stock at the close of business on July 23, 1999. These shares represent approximately 20.26% of the outstanding shares of PulsePoint common stock and approximately 60% of the outstanding shares of PulsePoint preferred stock. All of these shares are subject to the terms of the voting agreements and accordingly will be voted in favor of the merger. See "Material Terms of the Voting Agreements" on page 52.

What Shareholders will Receive in the Merger (page 42)

     Common Shareholders. At the time of the merger, each outstanding share of PulsePoint common stock will be automatically converted into the right to receive a fraction of a share of Unisys common stock. That fraction (called the "Exchange Ratio") is calculated based on the average stock price of Unisys common stock over the 20 consecutive trading days ending on the fourth trading day prior to the special shareholders meeting.

     The Exchange Ratio is calculated as follows. If the average stock price of Unisys common stock is greater than $33.00 then the Exchange Ratio will be $6.60 divided by the average stock price of Unisys common stock. If the average stock price falls between $33.00 and $27.00 (inclusive) then the Exchange Ratio will be 0.2. If the average stock price is less than $27.00 then the Exchange Ratio will be $5.40 divided by the average stock price.

     Preferred Shareholders. Holders of a majority of the PulsePoint preferred stock have agreed to cause the conversion of all shares of PulsePoint preferred stock into shares of PulsePoint common stock immediately prior to the merger pursuant to the terms of the voting agreements. Accordingly, holders of PulsePoint preferred stock will receive their merger consideration on an as-converted basis.

Accounting Treatment of the Merger (page 24)

     We expect the merger to be treated as a pooling of interests for accounting purposes, which means that the recorded assets and liabilities of Unisys and PulsePoint will be carried forward to the books of the combined company at their recorded historical amounts. See "The Merger Agreement--Conditions to the Consummation of the Merger" on page 48.

Tax Consequences of the Merger to PulsePoint Shareholders (page 24)

     The merger has been structured as a reorganization for United States federal income tax purposes. Accordingly, PulsePoint shareholders generally will not recognize any gain or loss for United States federal income tax purposes on the exchange of their PulsePoint shares for shares of Unisys common stock in the merger, except for any gain or loss recognized in connection with the receipt of cash instead of a fractional share of Unisys common stock.

     Tax matters are very complicated, and the tax consequences of the merger to each PulsePoint shareholder will depend on the facts of that shareholder's situation. You are urged to consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Appraisal and Dissenters' Rights (page 26)

     California law permits holders of PulsePoint common stock and PulsePoint preferred stock to dissent from the merger and to have the fair value of their stock appraised and paid to them in cash. To do this, the holders of these shares must file notices with PulsePoint and follow other procedures and vote against the merger. If you hold shares of PulsePoint stock and you dissent from the merger and follow the required formalities, your shares will not become shares of Unisys common stock. Instead, your only right will be to receive the appraised value of your shares in cash. If holders of less than five percent of the outstanding PulsePoint common stock demand dissenters' rights, California law does not recognize any dissenters' rights for the PulsePoint common stock. No percentage threshold applies with respect to the PulsePoint preferred stock.

     Neither Unisys nor PulsePoint will be obligated to consummate the merger if the aggregate cash payable to dissenting PulsePoint shareholders, plus the cash payable in lieu of fractional shares, equals 10% or more of the value of the total merger consideration paid at the effective time of the merger. Total merger consideration includes the aggregate value of the Unisys shares delivered at the effective time plus any cash to be paid for dissenters' shares and cash to be paid in lieu of fractional shares.

     See "The Merger Agreement--Appraisal and Dissenters' Rights" on page 26. The full text of the applicable provisions of the California Corporations Code is reprinted as Annex D.

Opinion of Financial Advisor (page 35)

     PulsePoint retained Morgan Stanley & Co. Incorporated as its financial advisor and agent in connection with the merger to render a financial fairness opinion to the PulsePoint board of directors.

     In deciding to approve the merger, the PulsePoint board considered this opinion, which stated that as of its date and subject to the considerations described in it, the consideration to be received in the merger by holders of PulsePoint common stock is fair from a financial point of view to these holders. We have attached this opinion as Annex C to this proxy statement/prospectus.

The Merger Agreement (page 42)

     We have attached the merger agreement as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement because it is the legal document that governs the merger.

Conditions to the Merger

     We will complete the merger only if a number of conditions are satisfied or waived including:

 .    PulsePoint common shareholders and PulsePoint preferred shareholders approve the merger agreement;

 .    no law or court order prohibits the transaction;

 .    our independent auditors issue letters regarding the appropriateness of pooling of interests accounting treatment for the merger;

 .    the representations and warranties of the parties to the merger agreement are materially accurate as of closing;

 .    the aggregate cash payable to dissenting PulsePoint shareholders, plus the cash payable
     in lieu of fractional shares, will not constitute 10% or more of the total merger consideration to be paid;

 .    all other necessary regulatory approvals are received without conditions that would be materially adverse to Unisys' or PulsePoint's businesses, financial condition or results of operations; and

 .    attorneys for Unisys and PulsePoint issue opinions that the merger will be a reorganization for United States federal income tax purposes.

     In addition, Unisys' obligation to complete the merger is subject to the condition that each party to a voting agreement complies with its terms in all material respects.

Termination of the Merger Agreement

     PulsePoint and Unisys can jointly agree to terminate the merger agreement at any time without completing the merger. In addition, either PulsePoint or Unisys can terminate the merger agreement if any of the following occurs:

 .    we do not complete the merger on or before December 31, 1999;

 .    PulsePoint's shareholders fail to approve the merger at the special shareholders meeting; or

 .    a governmental authority prohibits the merger or makes it illegal.

     Unisys can terminate the agreement if any of the following occurs:

 .    the PulsePoint board or any of its committees no longer recommends that
     PulsePoint shareholders vote to approve the merger agreement or modifies its recommendation or approval in any manner adverse to Unisys or approves or recommends any proposal from a third party which is a Company Acquisition Proposal (defined below); or

 .    any of the parties to the voting agreements other than Unisys violates any of the terms of the voting agreements in any material respect.

     PulsePoint has agreed that it will pay Unisys a $4 million termination fee and reimburse Unisys for expenses incurred in connection with the merger agreement if:

(1)  PulsePoint receives a Company Acquisition Proposal and

     . the merger agreement is terminated because the merger is not completed by December 31, 1999 or because the PulsePoint shareholders do not approve the merger agreement; and

     . PulsePoint enters into or completes a Company Acquisition Proposal transaction within 18 months after termination of the merger agreement; or

(2) Unisys terminates the merger agreement because the PulsePoint board or any of its committees no longer recommends that PulsePoint shareholders vote to approve the merger agreement or modifies its recommendation or approval in any manner adverse to Unisys or approves or recommends any Company Acquisition Proposal.

     A "Company Acquisition Proposal" means an inquiry, proposal or offer from a third party relating to a merger, tender offer, recapitalization, or a purchase of more than 25% of PulsePoint's assets or stock or a business of PulsePoint which constitutes more than 25% of its consolidated net revenues, net income or assets.

The Stock Option Agreement (page 51)

     PulsePoint has signed a stock option agreement in which it granted Unisys an option to purchase up to 1,109,937 shares of PulsePoint common stock for $6.60 per share. The option will become exercisable only if PulsePoint becomes obligated to pay a termination fee to Unisys. The stock option agreement, however, limits the total amount Unisys is permitted to receive from the termination fee and as a result of the exercise of the option to $4 million.

     If the option becomes exercisable another acquiror of PulsePoint may be precluded from accounting for the acquisition as a pooling of interests. This may limit the number of other companies willing to merge with PulsePoint.

     We have attached a copy of the stock option agreement as Annex B to this proxy statement/prospectus.

Interests of Certain Persons in the Merger (page 55)

     When you consider the merger agreement and the recommendation of the PulsePoint board that you vote in favor of the merger, you should be aware that a number of PulsePoint officers and directors may have interests in the merger that may be different from, or in addition to, yours. See "Interests of Certain Persons in the Merger" on page 55.

Your Rights as a Shareholder will Change

     Your rights as a PulsePoint shareholder are determined by California law and by PulsePoint's articles of incorporation and by-laws. When the merger is completed, your rights as a Unisys stockholder will be determined by Delaware law and by the Unisys certificate of incorporation and by-laws. See "Comparison of Shareholders Rights" beginning on page 57.

Comparative Market Data

         The following table presents trading information for Unisys common stock and PulsePoint common stock on June 14, 1999 and July 23, 1999. June 14, 1999 was the last full trading day prior to our announcement of the signing of the merger agreement. July 23, 1999 was the last practicable trading day for which information was available prior to the date of this proxy statement/prospectus. You should read the information presented below in conjunction with "Comparative Per Share Data" on page 12.

                                                          Unisys Common Stock               PulsePoint Common Stock
                                                       ------------------------------     ------------------------------
                                                         High       Low       Closing       High       Low      Closing
                                                       --------  --------   ---------     --------    -------  ---------
June 14, 1999...............................            $38.125   $37.313     $37.438     $5.875      $5.313       $5.50
July 23, 1999...............................            $42.6875  $41.125     $42.6875    $6.1875     $6.125       $6.125
                                                       ---------  -------   -----------   --------    -------   ---------

         The market prices of shares of Unisys common stock and PulsePoint common stock fluctuate. As a result, you should obtain current market quotations.



Selected Historical Consolidated Financial Data

How We Prepared the Financial Statements

     We are providing the following information to aid you in your analysis of the financial aspects of the merger. We derived this information from the audited consolidated financial statements of Unisys for the years 1994 through 1998 and the unaudited consolidated financial statements of Unisys for the six months ended June 30, 1999 and 1998, and from the audited consolidated financial statements of PulsePoint for the years 1994 through 1998 and the unaudited consolidated financial statements of PulsePoint for the six months ended June 30, 1999 and 1998. The information is only a summary and you should read it together with our historical financial statements and related notes contained in the annual reports, quarterly reports and other information that we have filed with the SEC and incorporated by reference. See "Where You Can Find More Information" on page 65.

Pooling of Interests Accounting Treatment

     We expect that the merger will be accounted for as a "pooling of interests." This means that, for accounting and financial reporting purposes, the recorded assets and liabilities of Unisys and PulsePoint will be carried forward to the books of the combined company at their historical recorded amounts. For a more detailed description of pooling of interests accounting, see "The Merger--Accounting Treatment" on page 24.

Selected Historical Consolidated Financial Data of Unisys

         The following selected historical consolidated financial data for each of the years ended December 31, 1994 through 1998 have been derived from Unisys' audited consolidated financial statements. The selected historical consolidated financial data for the six months ended June 30, 1999 and 1998 have been derived from Unisys' unaudited interim consolidated financial statements, which financial statements, in the opinion of management, reflect all adjustments necessary for the fair presentation of the data. These adjustments consist only of normal recurring accruals. Because of seasonal and other factors, results for interim periods are not necessarily indicative of the results to be expected for the full year. This information is only a summary and you should read it together with Unisys' historical consolidated financial statements and related notes contained in the annual reports, quarterly reports and other information that we have filed with the SEC and incorporated by reference. See "Where You Can Find More Information" on page 65.

                                             Six Months Ended
                                                 June 30,                     Year Ended December 31,
                                           ------------------   -----------------------------------------------------
                                             1999       1998       1998      1997(1)     1996     1995(1)     1994(1)
                                           --------  --------   --------   ---------    -------   -------    --------
                                                             (In millions, except per share amounts)
Results of Operations Data:
Revenue..................................  $3,698.8   $3,378.2  $7,208.4   $6,636.0     $6,370.5  $6,342.3   $6,095.5
Income (loss) from continuing operations
   before income taxes...................     355.2      238.8     604.7     (729.8)        86.7    (781.1)      14.6
Income (loss) from continuing operations
   before extraordinary items............     230.9      152.8     387.0     (834.5)        57.2    (627.3)      12.1
Net income (loss) .......................     230.9      152.8     387.0     (834.5)        45.1    (624.6)     100.5
Dividends on preferred shares............      34.8       53.3     106.5      111.1        120.8     120.3      120.1
Earnings (loss) on common shares.........     196.1       99.5     280.5     (945.6)       (75.7)   (744.9)     (19.6)
Earnings (loss) from continuing
   operations per common share
     Basic...............................      0.73       0.40      1.11      (5.20)       (0.37)    (4.37)     (0.63)
     Diluted.............................      0.70       0.38      1.06      (5.20)       (0.37)    (4.37)     (0.63)

Balance Sheet Data:
(as of the end of the period)
Total assets.............................  $5,451.4   $5,437.0  $5,577.7   $5,591.3     $6,967.1  $7,113.2   $7,193.4
Long-term debt ..........................   1,088.8    1,431.4   1,105.2    1,438.3      2,271.4   1,533.3    1,864.1

-------------------------------------------
(1) Includes special pretax charges of $1,039.2 million, $846.6 million, and $186.2 million for the years ended December 31,1997, 1995, and 1994, respectively.

Selected Historical Consolidated Financial Data of PulsePoint

     The following selected historical consolidated financial data for each of the years ended December 31, 1994 through 1998 have been derived from PulsePoint's audited consolidated financial statements. The selected historical consolidated financial data for the six months ended June 30, 1999 and 1998 have been derived from PulsePoint's unaudited interim consolidated financial statements, which financial statements, in the opinion of management, reflect all adjustments necessary for the fair presentation of the data. These adjustments consist only of normal recurring accruals. Because of seasonal and other factors, results for interim periods are not necessarily indicative of the results to be expected for the full year. This information is only a summary and you should read it together with PulsePoint's historical consolidated financial statements and related notes contained in the annual reports, quarterly reports and other information that we have filed with the SEC and incorporated by reference See "Where You Can Find More Information" on page 65.

                                            Six Months Ended
                                                June 30,                    Year Ended December 31,
                                            ----------------    -------------------------------------------------------
                                            1999       1998       1998       1997        1996       1995       1994
                                          --------   --------  ----------  --------    --------  ----------  ---------
                                                          (In millions, except per share amounts)
Results of Operations Data:
Revenue.............................     $   14.6   $    11.0   $   25.4   $   20.6   $   22.3   $    23.2   $   31.7
Net income (loss)...................         (3.6)       (6.8)     (11.9)     (18.9)      (6.8)       (5.2)       2.5
Earnings (loss) on common shares....         (3.6)       (6.8)     (11.9)     (18.9)      (6.8)       (5.2)       2.5
Earnings (loss) per common share
   Basic ...........................         (.67)      (1.31)     (2.29)     (3.72)     (1.36)      (1.04)       .52
   Diluted..........................         (.67)      (1.31)     (2.29)     (3.72)     (1.36)      (1.04)       .48

Balance Sheet Data:
(as of the end of the period)
Total assets........................         26.2        32.1       30.5       37.4       33.3        38.9       44.0
Long-term debt......................          1.6         0.0        1.5        0.0        0.0         0.0        0.1

Comparative Per Share Data

     Set forth below are the earnings (loss) before extraordinary items and book value (common stockholders' equity) per common share data separately for Unisys on an historical basis, for the combined company on a pro forma combined basis, for PulsePoint on an historical basis and for the combined company on a pro forma combined basis per PulsePoint equivalent share. The exchange ratio for the merger is assumed to be 0.155 shares of Unisys common stock for each share of PulsePoint common stock, which is based on the closing price of Unisys common stock on July 23, 1999. The pro forma earnings per share data presented below assumes conversion of PulsePoint preferred stock into common stock for all periods presented. The PulsePoint historical book value data also assumes conversion of PulsePoint preferred stock into common stock for all periods presented.

     The unaudited pro forma combined data below is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

     You should read the information below together with our respective historical financial statements and related notes contained in the annual reports and information that we have filed with the SEC and incorporated by reference. To obtain copies of these documents, see "Where You Can Find More Information" on page 65.

                                                                   Six Months
                                                                  Ended June 30,       Years Ended December 31,
                                                                  -------------   --------------------------------
                                                                      1999          1998        1997        1996
                                                                  ------------    --------    --------    --------
Unisys Historical per Common Share Data:
Earnings (loss) before extraordinary items.......................     $    .73    $   1.11    $  (5.20)   $   (.37)
Earnings (loss) before extraordinary items--assuming dilution ...          .70        1.06       (5.20)       (.37)
Book value.......................................................         3.25         .38

Unisys Pro Forma Combined per Unisys Common
Share Data:
Earnings (loss) before extraordinary items.......................     $    .71    $   1.06    $  (5.23)   $   (.47)
Earnings (loss) before extraordinary items--assuming dilution ...          .69        1.00       (5.23)       (.47)
Book value.......................................................         3.18         .34

PulsePoint Historical per Common Share Data:
Earnings (loss)..................................................     $   (.67)  $   (2.29)  $   (3.72)  $   (1.36)
Earnings (loss)--assuming dilution ..............................         (.67)      (2.29)      (3.72)      (1.36)
Book value.......................................................          .91        1.16

Unisys Pro Forma Combined per PulsePoint
Equivalent Common Share Data:
Earnings (loss) before extraordinary items.......................     $    .11    $    .16    $   (.81)   $   (.07)
Earnings (loss) before extraordinary items--assuming dilution ...          .11         .16        (.81)       (.07)
Book value.......................................................          .49         .05

                      RISK FACTORS RELATING TO THE MERGER

     In addition to the other information included and incorporated by reference in this proxy statement/prospectus, you should carefully read and consider the following factors in evaluating the proposals to be voted on at the special shareholders meeting.

OPERATIONAL RISKS

UNISYS FACES AGGRESSIVE COMPETITION AND RAPID TECHNOLOGICAL CHANGE IN THE INFORMATION SERVICES AND TECHNOLOGY MARKETPLACE.

     Unisys operates in an industry characterized by aggressive competition, rapid technological change, evolving technology standards and short product life cycles. Unisys' competitors include computer hardware manufacturers, software providers and information services companies, many of which have greater financial and other resources and are substantially less leveraged than Unisys. Unisys competes primarily on the basis of product performance, service, technological innovation, and price. Its future operating results will depend on its ability to:

     . design, develop, introduce, deliver or obtain new and innovative products and services on a timely and cost-effective basis;

     . mitigate the effects of competitive pressures and volatility in the information services and technology market on revenues, pricing and margins;

     . effectively manage the shift of its business mix away from high margin proprietary products and maintenance to lower margin open systems and services offerings; and

     .    attract and retain highly skilled personnel.

UNISYS HAS EXPERIENCED PROBLEMS IN PROFITABLY PERFORMING SOME SYSTEMS INTEGRATION CONTRACTS.

     Some of Unisys' systems integration contracts are fixed-price contracts under which it assumes the risk for the delivery of the contracted services and products at an agreed-upon fixed price. At times Unisys has experienced problems in performing some of these fixed-price contracts on a profitable basis and has provided periodically for adjustments to the cost to complete them. In the fourth quarter of 1995, Unisys recorded a pretax charge for contract losses of $129.0 million, primarily relating to a few large multi-year, fixed-price systems integration contracts. In the first quarter of 1997, Unisys recorded charges of approximately $25 million for additional estimated contract costs identified during that quarter. Unisys could experience contract performance problems in the future, which could affect its results of operations.

UNISYS IS SUBJECT TO THE RISKS OF DOING BUSINESS INTERNATIONALLY.

     Approximately 56% of Unisys' total revenue derives from international operations. There is no material concentration of revenues in any particular country outside the United States. Due to its foreign operations, Unisys is exposed to the effects of foreign exchange rate fluctuations on the U.S. dollar.

     Unisys uses foreign exchange forward contracts and options, generally having maturities of less than nine months, to reduce this exposure. It uses these contracts and options for the sole purpose of hedging transactional exposures. It does not hold or issue financial instruments for speculative trading purposes. In addition to fluctuations in foreign currency exchange rates, many other factors beyond Unisys' control could affect its international business. These include instability of foreign economies, U.S. and foreign government laws and policies affecting trade and investment, and governmental changes.

THERE COULD BE UNANTICIPATED NEGATIVE CONSEQUENCES AND COSTS ASSOCIATED WITH THE YEAR 2000 READINESS OF UNISYS' PRODUCT OFFERINGS AND INTERNAL SYSTEMS

     Many computer systems and embedded technology may experience problems handling dates beyond the year 1999 and therefore may need to be modified before the year 2000 in order to remain functional. Unisys has been taking actions to ensure both the readiness of its product offerings to customers and the readiness of its internal systems for handling dates beginning in the year 2000. Although Unisys does not believe that it will incur material costs or experience material disruptions in its business associated with the year 2000, it could experience serious unanticipated negative consequences and/or material costs. These could include increased customer satisfaction costs related to year 2000, potential litigation, changing customer spending patterns, and undetected errors or defects associated with year 2000 date functions in its current product offerings.

UNISYS IS HIGHLY LEVERAGED AND HAS SUBSTANTIAL CASH REQUIREMENTS

     . Debt was approximately $1.2 billion at December 31, 1998 and approximately $1.7 billion at December 31, 1997.

     . Total interest expense was $171.7 million for 1998 and $233.2 million for 1997.

     . Unisys' debt-to-capital ratio was 43% at December 31, 1998 and 58% at December 31, 1997.

     . Unisys has called all of its approximately 13.4 million outstanding shares of series A convertible preferred stock for redemption on August 2, 1999 at a redemption price of $50.1849 per share. Holders of this preferred stock may elect to convert their shares of preferred stock into shares of Unisys common stock prior to the redemption date at a conversion price of $29.93 per share, or approximately 1.67 shares of common stock for each preferred share converted. The closing price for Unisys common stock on July 23, 1999 was $42 11/16 per share. If preferred holders do not elect to convert their shares into common stock, Unisys could be required to pay up to $672 million in payment of the aggregate redemption price.

     . Unisys expects its total cash requirements associated with the restructuring actions discussed below to be approximately $67 million in 1999 and $35 million thereafter.

     . During 1998, cash provided by operations was $650.0 million, cash used for investing activities was $275.0 million, and cash used for financing activities (primarily early repayments of debt) was $570.7 million. In 1997, cash provided by operations was $383.5 million, cash used for investing activities was $291.6 million, and cash used for financing activities (primarily redemption of preferred stock) was $274.1 million.

     At December 31, 1998, Unisys' cash balance was $604.3 million. Nevertheless, Unisys may require continued access to financing sources to meet its cash requirements. This access may not always be available to it.

UNISYS HAS INCURRED SPECIAL CHARGES AND EXPERIENCED NET LOSSES IN THE PAST

     Unisys operates in an industry characterized by ongoing dramatic changes, including a shift from higher margin mainframe products to lower margin products and services. In order to improve its operating results, Unisys has moved aggressively to realign its operations to reflect the rapidly changing market for information processing products and services.

     . In the fourth quarter of 1997, Unisys took a one-time charge of $1.0 billion against net income. After this charge, it reported a net loss of $834.5 million for the full year. The charge included:

          - $103.7 million principally related to its decision to discontinue the manufacturing and assembly of personal computers and low-end servers and to dispose of a small, non-strategic technology product;

          - the write-off of $883.6 million in goodwill principally related to the 1986 merger of Burroughs Corporation and Sperry Corporation; and

          - $42.0 million related to the conversion, in December 1997, of $271.2 million of Unisys' 8 1/4% convertible subordinated notes due 2006.

     . In the fourth quarter of 1996, Unisys took charges of $84 million relating to the refocusing and discontinuance of certain products and programs. After the charges and an extraordinary item, Unisys reported net income of $45.1 million for the full year.

     . In 1995, Unisys reported a net loss of $624.6 million. The loss included a fourth quarter pretax restructuring charge of $717.6 million, primarily relating to its internal realignment into three operating units and covering work force reductions, product and program discontinuances and consolidation of office facilities and manufacturing capacity.

     . Unisys recorded special pretax charges of $186.2 million in 1994, $1.2 billion in 1991, and $181.0 million in 1990. Principally due to these special charges, it had net losses of $1.4 billion in 1991 and $436.7 million in 1990.

     Although Unisys recorded no special charges in 1998, it could incur special charges and/or experience losses in the future.

UNISYS DOES NOT PAY DIVIDENDS ON ITS COMMON STOCK

     Unisys has not declared or paid any cash dividends on its common stock since 1990 and does not anticipate declaring or paying dividends on it in the foreseeable future.

TRANSACTION RISKS

VALUE OF UNISYS COMMON STOCK TO BE RECEIVED IN THE MERGER MAY FLUCTUATE

     The number of shares of Unisys common stock that PulsePoint shareholders receive in the merger will be fixed as of the date which is four trading days prior to the date of the PulsePoint special shareholders meeting. The merger is expected to occur within two business days after the date of the meeting. The market price of Unisys common stock may change during the period between the special shareholders meeting and the actual day the merger occurs. There can be no assurance as to the fair market value of the Unisys common stock at the time of the merger.

THE TERMINATION FEE, STOCK OPTION AGREEMENT AND THE MERGER STRUCTURE MAY DISCOURAGE OTHER COMPANIES FROM TRYING TO COMBINE WITH PULSEPOINT

     If the merger is not consummated because of a competing transaction, Unisys may receive a termination fee from PulsePoint and may exercise an option to purchase PulsePoint common stock. These arrangements could discourage other companies from trying to combine with PulsePoint even if the terms they propose are superior to the terms of the merger.

     If the termination fee were to be paid or the option exercised, the cost to PulsePoint could have a material negative effect on its financial condition and results of operations. This could discourage other companies from trying to combine with PulsePoint. The option could, for a period of time, prevent a third party from acquiring PulsePoint in a transaction that qualifies for pooling of interests accounting treatment. This also could discourage other companies from trying to combine with PulsePoint.

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this document and in documents that are incorporated by reference in this document that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of PulsePoint and Unisys generally, and other statements and information more specifically regarding assumptions about earnings per share, capital and other expenditures, financing plans, cash flow, capital structure, pending legal proceedings and claims, future economic performance, operating income, management's plans, goals and objectives for future operations and growth and markets for stock of Unisys and PulsePoint.


     The sections of this document which contain forward-looking statements include "Questions and Answers About the Merger, " . "Summary," . "The Merger--Background of the Merger," . "The Merger--PulsePoint Reasons for the Merger," . "The Merger--Unisys Reasons for the Merger," . "Financial Information--Comparative Per Share Data," and . "Opinion of Financial Advisor." Our forward-looking statements are also identified by words such as "believes," "expects," "anticipates," "intends," "estimates" or similar expressions. You should understand that these forward looking statements are necessarily estimates reflecting the judgment of Unisys and PulsePoint, not guarantees of future performance. They are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements.

     For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

     You should understand that the following important factors, in addition to those discussed in "Risk Factors Relating to the Merger" and elsewhere in this document and in the documents which are incorporated by reference, could affect the future results of Unisys and PulsePoint, and of Unisys after the closing, and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

Economic and Industry Conditions

     . materially adverse changes in economic and industry conditions and customer demand generally or in the markets served by our companies

     .    supply and demand for and pricing of supplies and components

     . changes in demographics and consumer preferences or demands for Unisys' and PulsePoint's goods and services

     .    fluctuations of foreign currencies

Operating Factors

     .    supply disruptions

     . technical difficulties, including the ability of material customers and suppliers, to replace, modify or upgrade computer programs in order to adequately address Year 2000 concerns

     .    acquisitions or divestitures

     .    changes in operating conditions and costs

     . risks relating to performance of contracts, including dependence on performance of third parties

Transaction Factors

     . the risk that we may not fully realize the benefits expected to result from the merger

Competitive Factors

     . availability of intellectual property rights for newly developed products

     .    the actions of competitors

     .    new technologies

     .    industry consolidation

          Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date of this proxy statement/prospectus, or, in the case of documents incorporated by reference, the date of those documents.

          All subsequent written and oral forward-looking statements attributable to Unisys or PulsePoint or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Unisys nor PulsePoint undertakes any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.


                                  THE MERGER

GENERAL

     The PulsePoint board of directors is using this proxy statement/prospectus to solicit proxies from the holders of PulsePoint common stock and preferred stock for use at its special shareholders meeting.

     At the special shareholders meeting to be held on August 26, 1999, PulsePoint common shareholders and preferred shareholders, voting as separate classes, will be asked to approve the merger agreement. The merger agreement provides for the merger of Shellco Inc., a wholly owned subsidiary of Unisys, into PulsePoint. Upon consummation of the merger, PulsePoint will become a wholly owned subsidiary of Unisys. In the merger, PulsePoint shareholders will receive shares of Unisys common stock. See "The Merger Agreement" on page 42.


BACKGROUND OF THE MERGER

     In June, 1998, PulsePoint's six senior executives undertook a review of PulsePoint's position within the voice processing and messaging industry. From this review, PulsePoint senior management determined that the carrier-class reliability of PulsePoint's modular and integrated suite of messaging and communication management applications and its state of the art technology effectively positioned it to compete for customers within its industry. The executive team further determined, however, that to enhance its probability for success, PulsePoint should enter into a strategic alliance with a significant industry participant for the following reasons:

     . There was a growing consolidation of companies within the voice processing and networking industry and the relative size of PulsePoint's competitors was increasing. In particular, the executive team noted the acquisition of Octel Corporation by Lucent Technology, the acquisition of Boston Technology by Comverse Technology, and the acquisition of Summa Four Inc. by Cisco Systems Inc.

     . Voice messaging was becoming a principal service offering of large network service providers who were PulsePoint's target customers. As a result, these customers appeared to be more inclined to make purchases from suppliers who were larger than PulsePoint.

     . In order to compete more effectively, PulsePoint would need to engage more development engineers and commit additional resources to sales, marketing and other areas.

     On July 30 and July 31, 1998, PulsePoint's board of directors and executive management team conducted a two-day, long-term planning session. At that meeting, the management team updated the board on consolidation trends in the voice processing and networking industry and recommended that PulsePoint explore its alternatives and options in connection with potential strategic alliances. The PulsePoint board agreed with the executive team's conclusions and authorized the executive team to identify potential alliances. The board also authorized the executive team to identify a financial advisor to assist in the identification of candidates and the structuring of a transaction. The board further determined to form a Strategic Partners and Alliances Committee comprised of three directors: Frederick Warren, Bandel Carano and Mark Ozur, who is also the President and Chief Executive Officer of PulsePoint. The parameters of a strategic alliance authorized by the board ranged from a complete sale of PulsePoint to the formation of a strategic sales and marketing alliance, including either a minority investment in PulsePoint or minimum purchase commitments of significant value.

     On August 12, 1998, the PulsePoint board engaged Morgan Stanley to act as its financial advisor in connection with potential strategic alternatives. Beginning in September, 1998 Morgan Stanley began contacting various parties which had been identified by Morgan Stanley and PulsePoint as potential strategic alliance candidates for PulsePoint.

     Representatives of Unisys first contacted PulsePoint on October 7, 1998, to express an interest in pursuing some form of business combination. The companies determined they should engage in an exchange of information to evaluate the propriety of pursuing a transaction. To facilitate the exchange, PulsePoint and Unisys entered into a confidentiality agreement on October 12, 1998.

     On October 16, 1998, the PulsePoint board held a regularly scheduled meeting attended by members of PulsePoint's senior management and representatives of Morgan Stanley. At that time, the PulsePoint board discussed a variety of strategic transactions with companies that had products and technologies that were complementary to those of PulsePoint. Morgan Stanley informed the board that in coordination with the executive team, it had approached 16 potential candidates regarding a potential strategic business combination or alliance with PulsePoint. Members of the executive team also reported that they had participated in various presentations made to these candidates and as a result of these presentations, four of the candidates, including Unisys, had expressed some interest in conducting preliminary discussions with PulsePoint, six had indicated that they would not be interested in conducting any discussions and the remaining six required additional time to consider the executive team's proposals. The executive team further reported that while preliminary discussions had been held with those candidates that had expressed interest, none had advanced to a formal stage of negotiation. Although the PulsePoint board did not determine that the company was then for sale, the board requested that Morgan Stanley and the executive team, on behalf of PulsePoint, continue discussions with these companies. The PulsePoint board further authorized management to continue to explore other potential strategic transactions, including business combinations.

     From September through December, 1998, members of management and representatives of Morgan Stanley met with each of the four interested parties to discuss business opportunities associated with PulsePoint in order to assist them in evaluating their interest in a strategic transaction.

     From the last week of October 1998 through November 1998, a number of representatives from Unisys and PulsePoint met on a number of occasions to explore potential strategic advantages of a business combination transaction. Representatives of Morgan Stanley attended some of these meetings.

     On December 2, 1998, Morgan Stanley, on behalf of PulsePoint, requested written proposals from four parties, including Unisys. Each party indicated that it was not prepared to submit a formal proposal at that time.

     At a regular meeting of the PulsePoint board on December 11, 1998, Mr. Ozur briefed the board on the history and state of discussions with Unisys regarding a possible business combination transaction. Representatives of Morgan Stanley made a presentation regarding the status of various contacts with potential PulsePoint strategic partners, and noted that two more potential candidates, making a total of 18, had been approached about a possible strategic alliance or business combination with PulsePoint. The PulsePoint board authorized the executive team to continue their discussions with all interested parties.

     On January 6, 1999, Unisys indicated to Morgan Stanley that it would consider offering Unisys common stock valued at approximately $4.00 per PulsePoint share to acquire PulsePoint in a transaction which would be accounted for as a pooling of interests. Morgan Stanley indicated that this value was not acceptable to the PulsePoint board. Unisys indicated that it would need to conduct further due diligence in order to consider making a higher proposal.

     On January 13, 1999, representatives of Unisys, PulsePoint and Morgan Stanley met. Mr. Carano represented the Strategic Partners and Alliances Committee at the meeting to discuss preliminary valuation. At that meeting, Unisys confirmed it wished to pursue the acquisition of PulsePoint in a transaction that would qualify for pooling of interests accounting treatment. The companies began to discuss the parameters of a transaction, including a preliminary discussion of value.

     At a special meeting on January 22, 1999, the PulsePoint board reviewed the status of strategic alliance efforts. Morgan Stanley informed the PulsePoint board that only two potential candidates were interested in pursuing further discussions, Unisys and a second unrelated company.

     Discussions with the second company regarding a potential joint venture ensued over the next few weeks with several meetings taking place. Mr. Carano represented the Strategic Partners and Alliances Committee at some of these meetings to discuss valuation on a preliminary basis. This second company initiated a due diligence review of PulsePoint and the companies exchanged term sheets outlining a possible minority investment in PulsePoint and the terms of a strategic sales and marketing agreement. On February 16, 1999, however, the second company ended discussions.

     In late February, 1999, representatives of Unisys continued to discuss the valuation of PulsePoint with representatives of Morgan Stanley on behalf of PulsePoint. Unisys also requested that PulsePoint enter into an agreement to negotiate exclusively with it. Negotiations related to the scope of this exclusivity agreement and the scope of information to be disclosed by PulsePoint to Unisys continued through the middle of March, 1999.

     On March 1, 1999, Morgan Stanley delivered a term sheet to Unisys on behalf of PulsePoint. This term sheet proposed an agreement by PulsePoint to terminate discussions with other candidates, the execution of a sales and marketing agreement prior to the companies entering into a transaction and a valuation of PulsePoint in the range of $5.00 to $10.00 per share of common stock based on the achievement of a series of technical milestones prior to the merger. This proposal was not accepted by Unisys.

     On March 3, 1999, Unisys submitted a non-binding preliminary indication of interest to acquire PulsePoint in a stock-for-stock merger qualifying for pooling of interests accounting treatment. Unisys indicated it would be willing to consider an aggregate price of $75 million, plus the value of PulsePoint's cash on hand after deducting its fees and expenses related to the transaction. Unisys indicated that it would expect the PulsePoint preferred stockholders to convert their preferred shares to common stock prior to the merger and to agree to vote their shares in favor of the merger. Unisys also asked PulsePoint to provide it immediate access to its major customers to perform due diligence and to agree to deal with Unisys for 30 days on an exclusive basis. The terms set forth by Unisys also included a stock purchase option and provisions restricting the ability of PulsePoint to solicit other parties.

     The next day, the PulsePoint board held a special meeting to review these terms. Representatives of Morgan Stanley assisted in this review. Following this meeting, Morgan Stanley communicated to Unisys proposed modifications to the financial terms. These modifications included a valuation of PulsePoint common stock in a range of $5 to $7 based on a Unisys common stock price collar of $25 to $35 per share. Morgan Stanley indicated that the PulsePoint board had rejected the other terms of the Unisys proposal. On March 8, 1999, Unisys indicated that it would be prepared to modify the financial terms of the proposal to value PulsePoint at $5.40 to $6.60 per share based on a Unisys stock price collar of $27 to $33.

     On March 8, 1999, PulsePoint executed a confidentiality agreement with another company so that PulsePoint and this company could freely exchange information and evaluate a possible strategic combination. The PulsePoint board also met at a special meeting to consider a proposal by this company. Following this board meeting, however, PulsePoint terminated discussions with this company because it believed that Unisys was a more attractive candidate and anticipated entering into an exclusivity agreement with Unisys in the near term.

     On March 9, 1999, the PulsePoint board met again to further review the revised terms of the Unisys proposal. At that meeting, the board authorized PulsePoint to enter into an agreement with Unisys that would provide for exclusive negotiations with Unisys for a limited period of time.

     On March 15, 1999, Unisys and PulsePoint executed a letter agreement whereby (i) PulsePoint authorized Unisys to contact one of its major customers to perform due diligence on the relationship, and (ii) PulsePoint and its representatives agreed for a three-week period to deal exclusively with Unisys with respect to a possible acquisition.

     Between March 15 and March 24, 1999, representatives of Unisys conducted a further review of PulsePoint's technology, business, and finances at PulsePoint's headquarters in Carpinteria. The parties began preparing the definitive documentation and through the first two weeks of April the parties were engaged in negotiating the terms of the documentation.

     On April 16, 1999, the PulsePoint board held a regular meeting. Morgan Stanley and PulsePoint senior management updated the board regarding the status of discussions with Unisys.

     On April 26, 1999, PulsePoint received an indication of interest from a third party. During the period from April 26 to May 18, 1999, this third party performed limited due diligence of PulsePoint and a term sheet was exchanged. On May 18, 1999, this third party ended discussions with PulsePoint.

     On April 29, 1999, at a regularly scheduled meeting, the Unisys board, following a presentation by senior Unisys executives, unanimously approved the merger. The Unisys board authorized Lawrence Weinbach, its Chairman, President and Chief Executive Officer, and Robert Brust, its Senior Vice President and Chief Financial Officer, to approve the final terms of the merger agreement and related documentation.

     On May 5, 1999, Morgan Stanley on behalf of PulsePoint proposed that the collar on Unisys stock be eliminated from the Unisys proposal or that the collar range be increased to $30 to $36 per share of Unisys common stock. Unisys indicated that it was unwilling to proceed with any discussions regarding a change in the initial collar range.

     Between May 20 and May 31, 1999, discussions between PulsePoint and Unisys representatives and legal counsel continued toward resolving open issues. These discussions focused on the representations and warranties of each party, voting lock-ups, conditions to closing and no solicitation provisions.

     At special meetings of the PulsePoint board held on June 2 and June 4, 1999, Morgan Stanley, Latham & Watkins, counsel to PulsePoint, and members of PulsePoint senior management advised the board of the status of discussions with Unisys and indicated that the parties were close to resolving all of the open issues. At the June 4, 1999 meeting, Latham & Watkins and Morgan Stanley discussed with the PulsePoint board the continuing Unisys request that a majority of PulsePoint's voting securities be contractually obligated to support the merger.

     From June 7 to June 14, 1999, representatives of Unisys, PulsePoint, their legal advisors and Morgan Stanley continued discussions to resolve the open issues concerning the amount of PulsePoint common stock and PulsePoint preferred stock committed to vote in favor of the merger upon signing of the merger agreement. Representatives of PulsePoint contacted Oak Investment Partners, Microsoft Corporation, Moore Capital Management, Inc., INVESCO Private Capital and Frederick Warren to determine whether these preferred shareholders and their affiliates would agree to convert their shares of PulsePoint preferred stock into common stock in order to increase the amount of PulsePoint common stock that would be committed to vote in favor of the merger. Discussions continued with these holders through June 11, 1999. On June 11, 1999 the PulsePoint board held a special meeting to review the progress of the discussions. At this meeting, Morgan Stanley again reviewed with the board the financial terms of the proposal and Latham & Watkins again provided the board with a summary of the terms of the transaction.

     On June 12, 1999, the parties agreed to the final issues concerning the voting agreements. On June 13, 1999, Mr. Weinbach approved the final terms of the transaction and representatives of the two companies and their counsel finalized the documentation on June 14, 1999.

     At a special meeting of the PulsePoint board held on June 14, 1999 to consider the merger, Latham & Watkins reviewed with the board the resolution that the parties had reached with regard to the voting agreements. Morgan Stanley reviewed the principal economic terms of the proposed transaction and delivered its opinion that, as of the date of its opinion and subject to the considerations described in its opinion, the consideration to be received by holders of PulsePoint common stock pursuant to the merger agreement was fair from a financial point of view to these holders. Latham & Watkins again reviewed the other terms of the merger with the board. Following this presentation, the PulsePoint board unanimously voted to approve the merger agreement and the stock option agreement and determined to recommend that PulsePoint shareholders approve the merger agreement and the merger.

     On June 14, 1999, Unisys and PulsePoint signed the merger agreement and the stock option agreement. Those PulsePoint preferred shareholders that PulsePoint had approached delivered signed voting agreements. PulsePoint and Unisys publicly announced the signing of the agreements at the opening of business on June 15, 1999.

PULSEPOINT REASONS FOR THE MERGER

     The PulsePoint board has identified various potential benefits of the merger that it believes will contribute to the success of the combined company, including the following:

     Enhanced capability to compete worldwide. The merger will provide the combined company with the substantially greater resources necessary to compete effectively in the rapidly growing and changing global telecommunications equipment business. This rapid worldwide growth and changes in the regulatory and competitive environment involving factors such as increased privatization of service providers, consolidation of vendors, emerging technologies and alternatives for delivery of services, require equipment vendors to have the resources necessary to respond rapidly to changing market conditions, to develop and market new products in response to changing market needs and to provide global service and support to customers. The merger will permit the combined company to provide greater resources dedicated to this and other emerging opportunities.

     Ability to provide full range of products and technical solutions for customers. The PulsePoint board believes that the merger will enable the combined company to offer a broader range of products, product features and technical solutions for customers, enhancing the competitive strength of the combined company and increasing its ability to satisfy the requirements of existing and new customers in a cost-effective manner.

     More diverse customer base. There are significant differences in the customer bases of PulsePoint and Unisys and the allocation of their respective sales and marketing resources. The current characteristics of PulsePoint's products are well suited for wireline and wireless service providers in small to medium sized markets or with distributed network deployments. Unisys' customers are primarily large wireline and wireless service providers who provide service offerings to large concentrated subscriber populations and who require larger messaging solutions. The PulsePoint board believes that the merger will combine the highly complementary customer bases of the two companies, resulting in more diverse and stronger revenue sources and an enhanced ability to market new products to both prospective and existing customers of the respective companies.

     Broader geographic coverage. PulsePoint has enjoyed its greatest success in selling to domestic network service providers. GTE Corporation, SBC Communications Inc., and NEXTLINK Communications have some of the largest deployments of PulsePoint's products and collectively represented nearly 80% of PulsePoint's total revenue in 1998. PulsePoint has had limited success in its selling efforts outside of the United States and dedicates only modest resources toward this effort. Unisys provides communications solutions on a global basis and has been particularly successful in Europe and Latin America. The combined company will have significantly greater geographic coverage than PulsePoint does currently, with sales, marketing and support infrastructure in major markets around the world, leaving it well positioned to respond to customers' requirements and to stimulate new market opportunities worldwide.

     Economies of scale. The PulsePoint board believes that the merger should enable the combined company to achieve long-term economies of scale, particularly in the future growth of its worldwide operations, that would not have been available to PulsePoint separately.

     Research and development efficiencies. The PulsePoint board believes that the merger will position the combined company to leverage its research and development activities and resources, thus permitting it to market and sell PulsePoint products without disproportionate costs.

     Enhanced services. The merger has the potential to improve PulsePoint's competitive position in the enhanced services sector, which it believes will be characterized by increasing consolidation and by large companies seeking to meet customer needs through an increasingly comprehensive set of product offerings.

     Reduced Volatility. The PulsePoint board believes that the combined company will be less subject to material quarterly fluctuations and the uncertainties associated with the dependence upon a limited number of customers, because the customer base of the combined company will be more diverse than that of PulsePoint standing alone.

     Payment of Premium. The merger consideration represents a premium of approximately 20% over the closing sales price of $5.50 per share of PulsePoint common stock on June 14, 1999, the last trading day prior to the announcement of the merger, a premium of approximately 21% over $5.46, the average closing sales price of PulsePoint common stock for the 30 day period preceding June 10, 1999 and a premium of approximately 32.6% over $4.98, the average closing sales price of PulsePoint common stock for the 90 day period preceding June 10, 1999.

UNISYS REASONS FOR THE MERGER

     The Unisys board of directors has identified several potential benefits of the merger that it believes will contribute to the success of the combined company. These potential benefits include the ability to:

     . provide wireless, internet ready solutions to a wider segment of the total marketplace;

     . add skilled software developers with experience in designing and deploying Microsoft NT based carrier-grade voice and unified messaging systems;

     . introduce PulsePoint's customers to Unisys complete solutions offerings; and

     .    avoid time consuming and costly internally developed alternatives.

     Additionally, the Unisys board considered the pro forma contribution of PulsePoint to the net income of Unisys in the near term. Although based on the pro forma analyses the Unisys board believes the merger will not be accretive in the near term, the board, for the strategic reasons stated above, has determined that the merger is in the best interest of Unisys and its stockholders and that Unisys should proceed with the merger.

CONSIDERATIONS OF THE PULSEPOINT BOARD

     In the course of its deliberations during board meetings referred to under "The Merger--Background of the Merger" on page 17, the PulsePoint board reviewed with management a number of factors relevant to the merger. The PulsePoint board also considered, among other factors:

     . information concerning PulsePoint's and Unisys' respective technology, management and competitive position;

     . the financial condition, results of operations and prospects of the respective businesses of PulsePoint and Unisys before, and after giving effect to, the merger;

     . current financial market conditions and historical market prices, volatility and trading information with respect to PulsePoint common stock and Unisys common stock;

     . a comparison of selected recent acquisition and merger transactions in the telecommunications and other technology industries;

     . Unisys' per share reported earnings, earnings before interest and taxes and other measures;

     . the belief that the terms of the merger agreement, including the parties' mutual representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

     . the ability of Unisys to devote management time and energy to the integration and assimilation of PulsePoint's business and organization should the merger be consummated;

     . the fact that the merger is expected to be a reorganization for federal income tax purposes;

     . the fact that the merger is expected to be accounted for as a pooling of interests and that no goodwill is expected to be created on the books of Unisys as a result of the merger; and

     . a financial presentation by Morgan Stanley, including the oral opinion of Morgan Stanley rendered on June 14, 1999 that, as of June 14, 1999 and subject to the considerations described in its opinion, the consideration to be received by the holders of shares of PulsePoint common stock was fair from a financial point of view to such holders. See "Annex C--Fairness Opinion of Morgan Stanley."

     The PulsePoint board also considered negative factors relating to the merger, including:

     . the risk that the benefits sought in the merger would not be fully achieved;

     . the risk that the merger would not be consummated and the effect of the public announcement of the merger on PulsePoint's sales and operating results;

     . the impact of the proposed merger on certain key customer relationships;

     . the loss of control over the future operations of PulsePoint following the merger; and

     . all of the other factors listed above under "Risk Factors Relating to the Merger."

     The PulsePoint board concluded that these factors were outweighed by the potential benefits to be gained by the merger.

     In view of the wide variety of factors considered by the PulsePoint board, the board did not find it practicable to quantify, rank or otherwise assign relative weights to the specific factors considered. In addition, the PulsePoint board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the PulsePoint board's ultimate determination, but rather the PulsePoint board conducted an overall analysis of the factors described above, including discussions with PulsePoint's management and legal, accounting and financial advisors. In considering the factors described above, individual members of the PulsePoint board may have given different weight to different factors.

     After taking into account all of the factors set forth above, however, the PulsePoint board determined that in light of the size and diversity of the marketplace and the competitive positions of both PulsePoint and Unisys, the merger represents the best long-term strategy for PulsePoint. As a result, the PulsePoint board unanimously determined that the merger agreement and merger were in the best interests of PulsePoint and its shareholders and that PulsePoint should proceed with the merger and the transactions contemplated by the merger agreement.

PULSEPOINT BOARD RECOMMENDATION

     THE PULSEPOINT BOARD HAS DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF ITS SHAREHOLDERS, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

ACCOUNTING TREATMENT

     We expect the merger to be treated as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Unisys and PulsePoint will be carried forward to the books of the combined company at their historical recorded amounts, subject to any adjustments required to conform the accounting policies of the two companies. Since the effect on Unisys' financial statements for all prior periods is not material, Unisys will record the merger by restating its retained earnings in the period that the merger occurs without restating prior periods' financial statements.

PRO FORMA DATA

     In light of the respective total assets and net income of Unisys and PulsePoint, pro forma financial statements are not included in this proxy statement/prospectus. Pro forma financial information giving effect to the merger is deemed to be immaterial.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The income tax discussion below represents the opinion of Fried, Frank, Harris, Shriver & Jacobson, tax counsel to Unisys, and Latham & Watkins, tax counsel to PulsePoint, on the material federal income tax consequences of the merger. This discussion is not a comprehensive description of all of the tax consequences that may be relevant to you. For example, we have not described tax consequences that arise from rules that apply generally to all taxpayers or to some classes of taxpayers. We have also not described tax consequences that are generally assumed to be known by investors. This discussion is based upon the Internal Revenue Code, the regulations of the U.S. Treasury Department and court and administrative rulings and decisions in effect on the date of this proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

     This discussion also is based upon certain representations made by PulsePoint and Unisys. We refer you to the full texts of the tax opinions of Fried, Frank, Harris, Shriver & Jacobson and Latham & Watkins. The representations made by PulsePoint and Unisys are attached to those opinions, which are filed as exhibits to Unisys' registration statement of which this proxy statement/prospectus forms a part. This discussion also assumes that the merger will be effected pursuant to applicable state law and otherwise completed according to the terms of the merger agreement. You should not rely upon this discussion if any of these factual assumptions or representations is, or later becomes, inaccurate.

     This discussion also assumes that shareholders hold their shares of PulsePoint common stock as a capital asset and does not address the tax consequences that may be relevant to a particular shareholder receiving special treatment under some federal income tax laws. Shareholders receiving this special treatment include:

     .    banks;

     .    tax-exempt organizations;

     .    insurance companies;

     .    dealers in securities or foreign currencies;

     . PulsePoint shareholders who received their PulsePoint common stock through the exercise of employee stock options or otherwise as compensation;

     .    PulsePoint shareholders who are not U.S. persons; and

     . PulsePoint shareholders who held PulsePoint common stock as part of a hedge, straddle or conversion transaction.

     The discussion also does not address any consequences arising under the laws of any state, locality or foreign jurisdiction. No rulings have been or will be sought from the Internal Revenue Service regarding any matters relating to the merger.

     The discussion does not address the tax consequences to holders of PulsePoint preferred stock of converting their shares of PulsePoint preferred stock into PulsePoint common stock prior to the merger. The discussion does not discuss the tax consequences of an exchange or conversion of the PulsePoint stock options or warrants into stock options or warrants for Unisys common stock.

     Based on the assumptions and representations above, it is the opinion of Fried, Frank, Harris, Shriver & Jacobson, tax counsel to Unisys, and Latham & Watkins, tax counsel to PulsePoint, that:

     If we complete the merger:

     . it will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

     .    no gain or loss will be recognized by Unisys or PulsePoint;

     . no gain or loss will be recognized by the shareholders of PulsePoint who exchange their PulsePoint common stock solely for Unisys common stock (except with respect to cash received instead of a fractional share of Unisys common stock);

     . the aggregate tax basis of the Unisys common stock received by PulsePoint shareholders who exchange all of their PulsePoint common stock for Unisys common stock in the merger will be the same as the aggregate tax basis of the PulsePoint common stock surrendered in exchange (reduced by any amount allocable to a fractional share of Unisys common stock for which cash is received);

     . the holding period of the Unisys common stock received will include the holding period of shares of PulsePoint common stock surrendered in exchange;

     . a holder of PulsePoint common stock that receives cash instead of a fractional share of Unisys common stock will, in general, recognize capital gain or loss equal to the difference between the cash amount received and the portion of the holder's tax basis in shares of PulsePoint common stock allocable to the fractional share; this gain or loss will be long-term capital gain or loss for federal income tax purposes if the holder's holding period in the PulsePoint common stock exchanged for the fractional share of Unisys common stock is more than one year; and

     . any PulsePoint shareholder who dissents from the merger and who receives cash in exchange for the holder's PulsePoint shares generally will be treated as if the shareholder sold the shares in a taxable transaction and will recognize gain or loss equal to the difference between the cash received and the shareholder's tax basis in the PulsePoint shares surrendered. A dissenting shareholder may be required to recognize any resulting gain or loss in the year the merger closes, irrespective of whether the dissenting shareholder actually receives payment for his or her shares in that year.

     Completion of the merger is conditioned on PulsePoint and Unisys each receiving another tax opinion from its tax counsel that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. These opinions will be based upon updated representations of PulsePoint and Unisys contained in the certificates described above and will assume that the merger will be effected pursuant to applicable state law and otherwise completed according to the terms of the merger agreement. The tax opinions are not binding upon the Internal Revenue Service or the courts.

     TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON YOUR PARTICULAR SITUATION. YOU ARE ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS.

REGULATORY MATTERS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated under the Act by the Federal Trade Commission, we cannot complete the merger until we have given notification and furnish information relating to the competitive nature of the PulsePoint and Unisys businesses and the industries they operate in to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and a specified waiting period expires or is terminated. Unisys and PulsePoint filed notification and report forms under the Hart-Scott-Rodino Act with the Federal Trade Commission and the Antitrust Division on June 25, 1999 and June 29, 1999, respectively. The companies were notified on July 15, 1999 that early termination of the waiting period was granted. Even after the waiting period expires or is terminated, the Federal Trade Commission and the Antitrust Division retain the authority to challenge the merger on antitrust grounds. In addition, each state in which Unisys or PulsePoint operates may also seek to review the merger. It is possible that some of these authorities may seek to challenge the merger.

     Under the merger agreement, we have both agreed to use our "reasonable best efforts" to take all actions to obtain all necessary regulatory and governmental approvals necessary to complete the merger and to address concerns of regulators and governmental officials.

     Unisys and PulsePoint both conduct business outside the United States. Although the merger does not require notification to or approval of regulatory authorities outside the United States, those regulatory authorities could seek to challenge the merger. We do not expect the closing of the merger to be delayed by any challenge by these regulatory authorities.

     It is a condition to the merger that the shares of Unisys stock to be issued pursuant to the merger agreement be approved for listing on the New York Stock Exchange, subject to official notice of issuance. An application will be filed to list these shares. Following the merger, PulsePoint stock will no longer be registered under the Securities Act or traded on the Nasdaq National Market.

APPRAISAL AND DISSENTERS' RIGHTS

     THE REQUIRED PROCEDURE FOR ACQUIRING AND EXERCISING DISSENTERS' RIGHTS SET FORTH IN CHAPTER 13 OF THE CALIFORNIA CORPORATIONS CODE MUST BE FOLLOWED EXACTLY OR ANY DISSENTERS' RIGHTS MAY BE LOST. The rights of PulsePoint common and preferred shareholders to dissent from the merger and demand payment for their shares are governed by Chapter 13 of the California Corporations Code, the full text of which is reprinted as Annex D. The summary of these rights set forth below is not intended to be complete and is qualified in its entirety by reference to Annex D.

     Under the California Corporations Code, holders of PulsePoint common stock will not have any dissenters' rights with respect to the merger unless demands for payment are duly filed with respect to five percent or more of the outstanding shares of PulsePoint common stock. If the holders of five percent or more of the outstanding shares of PulsePoint common stock duly file demands for payment and fully comply with Chapter 13 of the California Corporations Code, they will have dissenters' rights to be paid in cash the fair market value of their shares. Holders of PulsePoint preferred shares are not subject to a similar five percent threshold in order to be able to assert dissenters' rights with respect to PulsePoint preferred stock.

     Under the California Corporations Code, "fair market value" is determined as of June 14, 1999, the day before the first announcement of the terms of the merger agreement, excluding any appreciation or depreciation as a consequence of the merger. If the parties are unable to agree on a fair market value, the dissenting shareholder may request the Superior Court for the County of Santa Barbara to determine the fair market value of the shares. The court's decision would be subject to appellate review.

     The terms of the merger agreement were publicly announced on June 15, 1999. On June 14, 1999, the last trading day prior to the public announcement, the high and low sales prices for PulsePoint common stock were $5.875 and $5.313, respectively.

     DISSENTERS' RIGHTS CANNOT BE VALIDLY EXERCISED BY PERSONS OTHER THAN SHAREHOLDERS OF RECORD REGARDLESS OF THE BENEFICIAL OWNERSHIP OF THE SHARES. Persons who are beneficial owners of shares held of record by another person, such as a broker, a bank or a nominee, should instruct the record holder to follow the procedures outlined below if the beneficial owners wish to dissent from the approval of the merger.

     As described more fully below, in order to perfect their dissenters' rights, shareholders of record must:

     . make written demand for the purchase of their dissenting shares to PulsePoint or its transfer agent on or before the date of the special shareholders meeting;

     .    vote their dissenting shares against approval of the merger; and

     . within 30 days after the mailing to shareholders by PulsePoint of notice of approval of the merger, submit the certificates representing their dissenting shares to PulsePoint or its transfer agent, for notation thereon that they represent dissenting shares.

     Failure to follow any of these procedures may result in the loss of statutory dissenters' rights.

     As a condition to the parties' obligations to consummate the merger, effective demands for payment under Chapter 13 of the California Corporations Code must not be made with respect to PulsePoint stock so that cash would be payable with respect to that stock and payable in respect of fractional shares in an aggregate amount equal to 10% or more of the value of the total merger consideration paid at the effective time of the merger. The total consideration includes the aggregate value of the Unisys shares delivered at the effective time together with any cash to be paid for dissenters' shares and cash to be paid in lieu of fractional shares.

Demand for Purchase

     A shareholder of PulsePoint electing to exercise dissenters' rights must also make written demand upon PulsePoint at its principal office, 6307 Carpinteria Avenue, Carpinteria, California 93013, Attn: Corporate Secretary or upon PulsePoint's transfer agent, U.S. Stock Transfer Corporation at 1745 Gardenia Avenue, Glendale, California 91204 to purchase the dissenting shares and to pay the shareholder their fair market value in cash.

     The notice must state the number and class of shares held of record which the shareholder demands to be purchased and the amount claimed to be the "fair market value" of those shares on June 14, 1999. That statement of fair market value will constitute an offer by the dissenting shareholder to sell his or her shares at that price. A demand will not be effective unless it is received by not later than the date of the special shareholders meeting.

     Dissenting shareholders may not withdraw their demand for payment without the consent of the PulsePoint board. The rights of dissenting shareholders to demand payment terminate:

     . if the merger is abandoned (although dissenting shareholders are entitled upon demand to reimbursement of expenses incurred in a good faith assertion of their dissenters' rights);

     . if the shares are transferred prior to submission for endorsement as dissenting shares; or

     . if PulsePoint and the dissenting shareholders do not agree upon the status of the shares as dissenting shares or upon the purchase price, and neither files a complaint or intervenes in a pending action within six months after the date on which notice of approval of the merger was mailed to the shareholders.

     No shareholder who has a right to demand payment of cash for his or her shares will have any right to attack the validity of the merger or have the merger set aside or rescinded, except in an action to test whether PulsePoint has received the number of shares required to approve the merger.

Vote Against Approval of the Merger

     Dissenting shareholders must vote their dissenting shares against approval of the merger. Record shareholders may vote part of the shares that they are entitled to vote in favor of the merger or abstain from voting a part of these shares without jeopardizing their dissenters' rights as to other shares; however, if record shareholders vote part of the shares they are entitled to vote in favor of the merger and fail to specify the number of shares they are so voting, it is conclusively presumed under California law that their approving vote is with respect to all shares that they are entitled to vote. Voting against the merger will not of itself, absent compliance with the provisions of Chapter 13 of the California Corporations Code summarized herein, satisfy the requirement of the California

Corporations Code for exercise and perfection of dissenters' rights. However, any shareholder desiring to exercise dissenters' rights must vote against approval of the merger.

Notice of Approval

     If shareholders have a right to require PulsePoint to purchase their shares for cash under the dissenters' rights provisions of the California Corporations Code, PulsePoint will mail to each of these shareholders a notice of approval of the merger within ten days after the date of shareholder approval, stating the price determined by it to represent the "fair market value" of the dissenting shares. The statement of price will constitute an offer to purchase any dissenting shares at that price.

Submission of Stock Certificates

     Within 30 days after the mailing of the notice of approval of the merger, dissenting shareholders must submit to PulsePoint or its transfer agent, at the address set forth above, the certificates representing the dissenting shares to be purchased, to be stamped or endorsed with a statement that the shares are dissenting shares or are to be exchanged for certificates of appropriate denomination so stamped or endorsed. The notice of approval of the merger will specify the date by which the submission of certificates for endorsement must be made, and a submission made after that date will not be effective for any purpose.

Purchase of Dissenting Shares

     If a dissenting shareholder and PulsePoint agree that the shares are dissenting shares and agree upon the price of the shares, PulsePoint will, upon surrender of the certificates, make payment of that amount (plus interest thereon at the legal rate on judgments from the date of the agreement) within 30 days after the agreement on price. Any agreement between dissenting shareholders and PulsePoint fixing the "fair market value" of any dissenting shares must be filed with the Secretary of PulsePoint.

     If PulsePoint denies that the shares are dissenting shares, or PulsePoint and a dissenting shareholder fail to agree upon the "fair market value" of the shares, the dissenting shareholder may, within six months after the date on which notice of approval of the merger was mailed to the shareholder, but not thereafter file a complaint (or intervene in a pending action, if any) in the Superior Court for Santa Barbara County, State of California, requesting that the Superior Court determine whether the shares are dissenting shares and the "fair market value" of the dissenting shares. The Superior Court may determine, or appoint one or more impartial appraisers to determine the "fair market value" per share of the dissenting shares. The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, will be assessed or apportioned as the Superior Court considers equitable, but if the "fair market value" is determined to exceed the price offered to the shareholder by PulsePoint, then PulsePoint will be required to pay these costs (including, in the discretion of the Superior Court, attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments). A dissenting shareholder must bring this action within six months after the date on which notice of approval of the merger was mailed to the shareholder whether or not the corporation responds within that time to the shareholder's written demand that it purchase for cash shares voted against the approval of the merger.

FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTIONS

     This proxy statement/prospectus does not cover any resales of the Unisys common stock you will receive in the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

     All shares of Unisys common stock you will receive in the merger will be freely transferable, except that if you are deemed to be an "affiliate" of PulsePoint under the Securities Act of 1933 at the time of the special shareholders meeting, you may resell those shares only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be affiliates of PulsePoint for those purposes generally include individuals or entities that control, are controlled by, or are under common control with, PulsePoint, and would not include shareholders who are not officers, directors or principal shareholders of PulsePoint.

     The merger agreement requires PulsePoint not less than 45 days prior to the closing date to deliver to Unisys a letter identifying all persons who may be, as of the date the merger agreement is submitted for approval by PulsePoint shareholders, an affiliate of PulsePoint and use reasonable best efforts to cause each person who is identified as an affiliate in the letter described above to deliver to Unisys, at least 30 days prior to the merger, an executed letter agreement from each affiliate to the effect that the affiliate will not offer, sell or otherwise dispose of any of the shares of Unisys common stock issued to that affiliate in the merger or otherwise owned or acquired by that affiliate:

     (1) for a period beginning 30 days prior to the merger and continuing until financial results covering at least 30 days of post-merger combined operations of Unisys and PulsePoint have been publicly filed by Unisys; or

     (2)  in violation of the Securities Act.

                             FINANCIAL INFORMATION


SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

How We Prepared the Financial Statements

     We are providing the following information to aid you in your analysis of the financial aspects of the merger. We derived this information from the audited consolidated financial statements of Unisys for the years 1994 through 1998 and the unaudited consolidated financial statements of Unisys for the six months ended June 30, 1999 and 1998, and from the audited consolidated financial statements of PulsePoint for the years 1994 through 1998 and the unaudited consolidated financial statements of PulsePoint for the six months ended June 30, 1999 and 1998. The information is only a summary and you should read it together with our historical financial statements and related notes contained in the annual reports, quarterly reports and other information that we have filed with the SEC and incorporated by reference. See "Where You Can Find More Information" on page 65.

Pooling of Interests Accounting Treatment

     We expect that the merger will be accounted for as a "pooling of interests." This means that, for accounting and financial reporting purposes, the recorded assets and liabilities of Unisys and PulsePoint will be carried forward to the books of the combined company at their historical recorded amounts. For a more detailed description of pooling of interests accounting, see "The Merger--Accounting Treatment" on page 24.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF UNISYS

         The following selected historical consolidated financial data for each of the years ended December 31, 1994 through 1998 have been derived from Unisys' audited consolidated financial statements. The selected historical consolidated financial data for the six months ended June 30, 1999 and 1998 have been derived from Unisys' unaudited interim consolidated financial statements, which financial statements, in the opinion of management, reflect all adjustments necessary for the fair presentation of the data. These adjustments consist only of normal recurring accruals. Because of seasonal and other factors, results for interim periods are not necessarily indicative of the results to be expected for the full year. This information is only a summary and you should read it together with Unisys' historical consolidated financial statements and related notes contained in the annual reports, quarterly reports and other information that we have filed with the SEC and incorporated by reference. See "Where You Can Find More Information" on page 65.

                                               Six Months Ended
                                                   June 30,                    Year Ended December 31,
                                              ------------------    -----------------------------------------------
                                                1999      1998        1998       1997(1)     1996       1995(1)   1994(1)
                                              --------  --------    --------    --------   --------    --------- --------
                                                             (In millions, except per share amounts)
Results of Operations Data:
Revenue....................................   $3,698.8  $3,378.2    $7,208.4    $6,636.0   $6,370.5    $6,342.3  $6,095.5
Income (loss) from continuing operations
   before income taxes.....................      355.2     238.8       604.7      (729.8)      86.7      (781.1)     14.6
Income (loss) from continuing operations
   before extraordinary items..............      230.9     152.8       387.0      (834.5)      57.2      (627.3)     12.1
Net income (loss) .........................      230.9     152.8       387.0      (834.5)      45.1      (624.6)    100.5
Dividends on preferred shares..............       34.8      53.3       106.5       111.1      120.8       120.3     120.1
Earnings (loss) on common shares...........      196.1      99.5       280.5      (945.6)     (75.7)     (744.9)    (19.6)
Earnings (loss) from continuing operations
   per common share
     Basic.................................       0.73      0.40        1.11       (5.20)     (0.37)      (4.37)    (0.63)
     Diluted...............................       0.70      0.38        1.06       (5.20)     (0.37)      (4.37)    (0.63)

Balance Sheet Data:
(as of the end of the period)
Total assets...............................   $5,451.4  $5,437.0    $5,577.7    $5,591.3   $6,967.1    $7,113.2  $7,193.4
Long-term debt ............................    1,088.8   1,431.4     1,105.2     1,438.3    2,271.4     1,533.3   1,864.1

-------------------------------------------
(1) Includes special pretax charges of $1,039.2 million, $846.6 million, and $186.2 million for the years ended December 31, 1997, 1995, and 1994, respectively.

Selected Historical Consolidated Financial Data of PulsePoint

     The following selected historical consolidated financial data for each of the years ended December 31, 1994 through 1998 have been derived from PulsePoint's audited consolidated financial statements. The selected historical consolidated financial data for the six months ended June 30, 1999 and 1998 have been derived from PulsePoint's unaudited interim consolidated financial statements, which financial statements, in the opinion of management, reflect all adjustments necessary for the fair presentation of the data. These adjustments consist only of normal recurring accruals. Because of seasonal and other factors, results for interim periods are not necessarily indicative of the results to be expected for the full year. This information is only a summary and you should read it together with PulsePoint's historical consolidated financial statements and related notes contained in the annual reports, quarterly reports and other information that we have filed with the SEC and incorporated by reference See "Where You Can Find More Information" on page 65.

                                            Six Months Ended
                                                June 30,                    Year Ended December 31,
                                            ----------------    -------------------------------------------------------
                                            1999       1998       1998       1997        1996       1995       1994
                                          --------   --------  ----------  --------    --------  ----------  ---------
                                                          (In millions, except per share amounts)
Results of Operations Data:
Revenue.............................     $   14.6   $    11.0   $   25.4   $   20.6   $   22.3   $    23.2   $   31.7
Net income (loss)...................         (3.6)       (6.8)     (11.9)     (18.9)      (6.8)       (5.2)       2.5
Earnings (loss) on common shares....         (3.6)       (6.8)     (11.9)     (18.9)      (6.8)       (5.2)       2.5
Earnings (loss) per common share
   Basic ...........................         (.67)      (1.31)     (2.29)     (3.72)     (1.36)      (1.04)       .52
   Diluted..........................         (.67)      (1.31)     (2.29)     (3.72)     (1.36)      (1.04)       .48

Balance Sheet Data:
(as of the end of the period)
Total assets........................         26.2        32.1       30.5       37.4       33.3        38.9       44.0
Long-term debt......................          1.6         0.0        1.5        0.0        0.0         0.0        0.1

COMPARATIVE PER SHARE DATA

     Set forth below are the earnings (loss) before extraordinary items and book value (common stockholders' equity) per common share data separately for Unisys on an historical basis, for the combined company on a pro forma combined basis, for PulsePoint on an historical basis and for the combined company on a pro forma combined basis per PulsePoint equivalent share. The exchange ratio for the merger is assumed to be 0.155 shares of Unisys common stock for each share of PulsePoint common stock, which is based on the closing price of Unisys common stock on July 23, 1999. The pro forma earnings per share data presented below assumes conversion of PulsePoint preferred stock into common stock for all periods presented. The PulsePoint historical book value data also assumes conversion of PulsePoint preferred stock into common stock for all periods presented.

     The unaudited pro forma combined data below is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

     You should read the information below together with our respective historical financial statements and related notes contained in the annual reports and information that we have filed with the SEC and incorporated by reference. To obtain copies of these documents, see "Where You Can Find More Information" on page 65.

                                                                    Six Months
                                                                   Ended June 30,      Years Ended December 31,
                                                                   -------------- --------------------------------
                                                                        1999        1998        1997        1996
                                                                    ------------- --------    --------    --------
Unisys Historical per Common Share Data:
Earnings (loss) before extraordinary items......................      $    .73    $   1.11    $  (5.20)   $   (.37)
Earnings (loss) before extraordinary items--assuming dilution ..           .70        1.06       (5.20)       (.37)
Book value......................................................          3.25         .38

Unisys Pro Forma Combined per Unisys Common
Share Data:

Earnings (loss) before extraordinary items......................      $    .71    $   1.06    $  (5.23)   $   (.47)
Earnings (loss) before extraordinary items--assuming dilution ..           .69        1.00       (5.23)       (.47)
Book value......................................................          3.18         .34

PulsePoint Historical per Common Share Data:
Earnings (loss).................................................      $   (.67)  $   (2.29)  $   (3.72)  $   (1.36)
Earnings (loss)--assuming dilution .............................          (.67)      (2.29)      (3.72)      (1.36)
Book value......................................................           .91        1.16

Unisys Pro Forma Combined per PulsePoint
Equivalent Common Share Data:

Earnings (loss) before extraordinary items......................      $    .11    $    .16    $   (.81)   $   (.07)
Earnings (loss) before extraordinary items--assuming dilution ..           .11         .16        (.81)       (.07)
Book value......................................................           .49         .05

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION


     At the close of business July 23, 1999, the record date for the PulsePoint special shareholders meeting, there were approximately 357 holders of record of PulsePoint common stock and approximately 20 holders of record of PulsePoint preferred stock.

Market Prices and Dividends

     Unisys common stock is listed on the New York Stock Exchange under the symbol "UIS". PulsePoint common stock is listed on the Nasdaq National Market under the symbol "PLPT".

     The table below sets forth, for the periods indicated, the high and low sale prices of Unisys common stock and PulsePoint common stock as reported on the New York Stock Exchange Composite Transaction Tape and on the Nasdaq National Market, respectively, in each case based on published financial sources. Neither Unisys nor PulsePoint pays dividends on its common stock.


                                                   Unisys Common Stock               PulsePoint Common Stock
                                            -----------------------------         ----------------------------
                                               High               Low                High               Low
                                            ----------         ----------         ----------         ---------
1997:

First Fiscal Quarter                         $ 7 5/8            $ 6 1/4             $ 7 3/8             $5
Second Fiscal Quarter                          8                  5 3/4               6 1/2              2 1/2
Third Fiscal Quarter                          15 3/4              7 3/8               7 1/2              3 1/2
Fourth Fiscal Quarter                         16 1/2             11 1/8               6 3/4              3 1/4

1998:

First Fiscal Quarter                          20 3/16            13 5/16             10                  6 1/8
Second Fiscal Quarter                         28 3/8             17 1/4              10 5/8              5 1/4
Third Fiscal Quarter                          30 11/16           17 5/8               8                  1 5/8
Fourth Fiscal Quarter                         35 3/8             18 1/8               4 15/16            2 3/16

1999:

First Fiscal Quarter                          36 3/8             27 5/8               5 1/8              2 13/16
Second Fiscal Quarter                         39 5/16            27 3/8               6 5/8              3 7/8
Third Fiscal Quarter (through                 46 3/16            38 5/8               6 3/8              5 7/8
July 23, 1999)

     On June 14, 1999, the last full trading day prior to the public announcement of the proposed merger, the closing prices of Unisys common stock reported on the New York Stock Exchange Composite Transaction Tape and of PulsePoint common stock reported on Nasdaq National Market were $37.4375 and $5.50 per share, respectively. On July 23, 1999, the most recent practicable date prior to the printing of this proxy statement/prospectus, the closing prices of Unisys common stock reported on the New York Stock Exchange Composite Transaction Tape and of PulsePoint common stock reported on the Nasdaq National Market were $42 11/16 per share and $6 1/8 per share, respectively. Shareholders should obtain current market quotations prior to making any decision with respect to the merger.

     On April 10, 1998, the shareholders of PulsePoint approved and on April 20, 1998, PulsePoint effected a 1 for 4 reverse stock split of PulsePoint's common stock. The PulsePoint stock prices above have been adjusted to reflect the reverse stock split.

Post-Merger Dividend Policy

     Unisys has not paid dividends on its common stock since 1990 and does not expect to do so following the merger.

                         OPINION OF FINANCIAL ADVISOR


     Under an engagement letter dated August 12, 1998, PulsePoint retained Morgan Stanley to provide financial advisory services and a financial fairness opinion in connection with the merger. The PulsePoint board selected Morgan Stanley to act as PulsePoint's financial advisor based on Morgan Stanley's qualifications, expertise and reputation and its knowledge of the business and affairs of PulsePoint. At a telephonic meeting of the PulsePoint board on June 14, 1999, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of June 14, 1999, based upon and subject to the various considerations set forth in the opinion, the consideration to be received pursuant to the merger agreement by the holders of PulsePoint common stock who hold such shares of PulsePoint common stock immediately prior to the merger is fair from a financial point of view to such holders.

     The full text of the written opinion of Morgan Stanley dated June 14, 1999 is attached as Annex C to this proxy statement/prospectus and sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. PulsePoint shareholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley's opinion is directed to the PulsePoint board and addresses only the fairness from a financial point of view of the consideration received pursuant to the merger agreement as of the date of the opinion. It does not address any other aspect of the merger and does not constitute a recommendation to any holder of PulsePoint common stock or PulsePoint preferred stock as to how to vote at the special shareholders meeting. The summary of the opinion of Morgan Stanley set forth in this document is qualified in its entirety by reference to the full text of the opinion.

     In connection with rendering its opinion, Morgan Stanley, among other things:

 .    reviewed certain publicly available financial statements and other information of PulsePoint;

 .    reviewed certain internal financial statements and other financial and operating data concerning PulsePoint prepared by the management of PulsePoint;

 .    analyzed certain financial projections prepared by the management of
     PulsePoint;

 .    discussed the past and current operations and financial condition and the prospects of PulsePoint with senior executives of PulsePoint;

 .    reviewed certain publicly available financial statements and other information of Unisys;

 .    discussed the past and current operations and financial condition and the prospects of Unisys with senior executives of Unisys;

 .    reviewed the reported prices and trading activity for PulsePoint common stock and Unisys common stock;

 .    compared the financial performance of PulsePoint and Unisys and the prices and trading activity of PulsePoint common stock and Unisys common stock with that of certain other comparable publicly traded companies and their securities;

 .    reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

 .    participated in discussions and negotiations among representatives of
     PulsePoint and Unisys and certain other parties and their financial and legal advisors;

 .    reviewed a draft of the merger agreement and certain related documents; and

 .    performed such other analyses and considered such other factors as Morgan
     Stanley deemed appropriate.

     Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial projections provided to Morgan Stanley by the management of PulsePoint, Morgan Stanley understood that such projections were reasonably prepared on bases reflecting management's best currently available estimates and judgments of the future financial performance of PulsePoint. In addition, Morgan Stanley assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement, including, among other things, that the merger would be accounted for as a pooling of interests business combination in accordance with U.S. generally accepted accounting principles and the merger would be treated as a reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986.

     Morgan Stanley noted that the PulsePoint preferred stock will receive that number of shares of Unisys common stock equal to the applicable exchange ratio pursuant to the merger agreement multiplied by the number of shares of PulsePoint common stock issuable upon conversion of the PulsePoint preferred stock. Morgan Stanley's opinion assumes that the PulsePoint preferred stock is converted into PulsePoint common stock immediately prior to the consummation of the merger and accordingly Morgan Stanley expresses no opinion as to the fairness of the consideration to be received by the current holders of PulsePoint common stock relative to the fairness of the consideration to be received by the current holders of PulsePoint preferred stock. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of PulsePoint nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information available to Morgan Stanley as of, the date of its opinion.

     The following is a brief summary of certain of the analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its opinion letter dated June 14, 1999. Certain of these summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.


Historical PulsePoint Stock Price and Premium Analysis

     Morgan Stanley reviewed the historical price performance of PulsePoint common stock during the twelve month period preceding the signing of the merger agreement. Morgan Stanley observed that over the period from June 10, 1998 to June 10, 1999, the closing price per share of PulsePoint common stock ranged from $2.00 per share to $8.38 per share and during the six month period preceding June 10, 1999, the closing price per share of PulsePoint common stock ranged from $2.94 per share to $6.56 per share. The following table presents the premium of the implied current value of the merger consideration, as of June 14, 1999, of $6.60 per share (the "Current Offer Value") to the PulsePoint share price as of June 14, 1999, the PulsePoint share price as of June 10, 1999, the PulsePoint average share price over the 30-day period preceding June 10, 1999 and the PulsePoint average share price over the 90-day period preceding June 10, 1999.


                                                    PulsePoint     Current Offer
                                                    Stock Price    Value Premium
                                                    -----------    -------------
             June 14, 1999....................       $  5.50           20.0%
             June 10, 1999....................       $  5.94           11.2%
             30 Days Ended June 10, 1999......       $  5.46           21.0%
             90 Days Ended June 10, 1999......       $  4.98           32.6%

     Morgan Stanley also noted that the Current Offer Value exceeded the closing share price for all days during the six month period preceding June 10, 1999.

PulsePoint Comparable Company Analysis

     Morgan Stanley analyzed certain publicly available information for the following telecommunications systems and software companies: Comverse Technology, Inc., Intervoice Inc., Glenayre Technologies, Inc., Centigram Communications Corporation and Syntellect, Inc.

     For this analysis Morgan Stanley calculated the revenue valuation multiples for these companies for calendar years 1999 and 2000 based on revenue estimates from securities research analysts. The following table presents, as of June 10, 1999, the revenue multiples for these companies as calculated by Morgan Stanley:


                                                Aggregate Value as a Multiple of Revenues
                                                -----------------------------------------
                                                    CY1999E                  CY2000E
                                                ---------------        ------------------
             Comverse Technology, Inc........         6.3x                   5.3x
             Intervoice, Inc.................         2.4                    2.0
             Glenayre Technologies...........         0.4                    0.3
             Centigram Communications
                  Corporation................         0.2                    0.2
             Syntellect, Inc.................         0.2                    0.2

             Mean............................         1.9x                   1.6x
             Median..........................         0.4                    0.3

     In analyzing the above range of revenue multiples, Morgan Stanley observed that Comverse Technologies was significantly larger than PulsePoint and operated with higher margins than PulsePoint. Morgan Stanley applied a range of multiples of 0.5x to 2.5x to projected 1999 revenues for PulsePoint, and applied a range of multiples of 0.4 to 1.7x to projected 2000 revenue for PulsePoint. The average of these two analyses implied a reference range of $1.90 to $6.20 per share of PulsePoint. Morgan Stanley noted that the Current Offer Value was higher than the implied reference range and that the transaction collar range of $5.40 to $6.60 per share of PulsePoint was within or above the implied reference range.

     No company utilized in the comparable company analysis is identical to PulsePoint. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of PulsePoint, such as the impact of competition on the business of PulsePoint and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of PulsePoint or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Precedent Transactions Analysis

          Morgan Stanley reviewed three transactions in the telecommunications systems and software industry:

               .    the acquisition of Brite Voice Systems, Inc. by Intervoice
                    Inc.

               . the acquisition of Boston Technology, Inc. by Comverse Technology Inc.

               . the acquisition of Octel Communications Corporation by Lucent Technologies, Inc.

     For each transaction, Morgan Stanley calculated a revenue valuation multiple based on the ratio of aggregate value to latest twelve months ("LTM") revenues. The mean LTM revenue multiple was 2.4x while the median was 2.8x.

     Morgan Stanley observed that the LTM revenue multiples for the precedent transactions ranged from 1.1x to 3.4x. Morgan Stanley applied a range of multiples of 1.5x to 3.0x to the LTM revenues for PulsePoint, which implied a reference range of $3.50 to $6.30 per share of PulsePoint. Morgan Stanley noted that the Current Offer Value was above the implied reference range and that the transaction collar of $5.40 to $6.60 per share of PulsePoint was within or above the implied reference range.

     Morgan Stanley also analyzed the premiums paid in the precedent transactions. The following table presents the mean and median for the above transactions of the premium paid to the share price one day prior and one month prior to the announcement of the transaction.

                                                     Price Premium Paid
                                           -----------------------------------
                                           1 Month Prior         1 Day Prior
                                           to Announcement     to Announcement
                                           ---------------     ---------------
               Comparable Transactions:
                  Mean                           40.5%                14.1%
                  Median                         49.8%                15.9%

     Morgan Stanley applied a range of premiums of 15% to 35% to the PulsePoint stock price on June 10, 1999 and a range of premiums of 10% to 50% to 30-day and 90-day average trading prices for PulsePoint. This analysis implied a reference range for PulsePoint of between $6.10 and $7.90 per share. Morgan Stanley noted that the Current Offer Value was within the implied reference range.

     No transaction utilized as a comparison in the precedent transactions analysis is identical to the merger. In evaluating the transactions listed above, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of PulsePoint and Unisys, such as the impact of competition on PulsePoint or Unisys and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of PulsePoint or Unisys or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data.

PulsePoint Discounted Equity Value Analysis

     Morgan Stanley performed an analysis of the implied present value per share of PulsePoint based on the implied future equity value of PulsePoint. Using a discount rate of 15.5% and a range of calendar year 2003 earnings per share multiples of 10x to 20x, Morgan Stanley calculated the net present value per share of PulsePoint. Morgan Stanley analyzed both conservative and aggressive management estimates of financial performance and also assumed an incremental interim investment of $20 million in equity financing. The following table presents the resulting range of net present values per share of PulsePoint based on the earnings per share multiple used:

                                            Net Present Value Per Share
                                           without Incremental Investment
                                       -------------------------------------
                                        Calendar Year 2003E Price/Earnings
                                       -------------------------------------
                                        10.0x           15.0x         20.0x
                                       -------         -------       -------
          Aggressive Case........      $  6.56         $  9.83       $ 13.11
          Conservative Case......      $  3.05         $  4.58       $  6.11


                                            Net Present Value Per Share
                                            with Incremental Investment
                                       -------------------------------------
                                         Calendar Year 2003E Price/Earnings
                                       -------------------------------------
                                        10.0x           15.0x         20.0x

          Aggressive Case........      $  5.26         $  7.89       $ 10.51
          Conservative Case......      $  2.45         $  3.67       $  4.90

Historical Unisys Stock Price Analysis and Exchange Ratio Analysis

     Morgan Stanley reviewed the recent price performance of Unisys common stock during the twelve month period preceding the signing of the merger agreement. Morgan Stanley observed that over the period from June 10, 1998 to June 10, 1999 the closing price per share of Unisys common stock ranged from $18.06 per share to $38.88 per share.

     Morgan Stanley analyzed the ratio of the closing share price of PulsePoint common stock to the closing share price of Unisys common stock during the twelve month period from June 10, 1998 to June 10, 1999. The following table presents the exchange ratio as of June 10, 1999, the average exchange ratio over the 30-day period preceding June 10, 1999 and the average exchange ratio over the 90-day period preceding June 10, 1999.

                 Period Ending June 10, 1999                   Exchange Ratio
                 ---------------------------------------       --------------

                 As of June 10, 1999.................             0.1552
                 Prior 30-day Average................             0.1557
                 Prior 90-day Average................             0.1445

         Morgan Stanley noted that the exchange ratio of 0.200 Unisys shares per PulsePoint share (the ratio that would be received if the Unisys average closing price pursuant to the merger agreement was between $27 and $33 per share) exceeded the exchange ratio for the periods analyzed. Morgan Stanley also noted that if the Unisys stock price stayed above $33 per share, PulsePoint would receive the maximum consideration of $6.60 per share.

Unisys Comparable Company Analysis

     Morgan Stanley compared certain financial information of Unisys with publicly available information for the following comparable high-end server companies: Compaq Computer Corporation, Data General Corporation, Hewlett-Packard Company, IBM Corporation, NCR Corporation, Sun Microsystems, Inc. Morgan Stanley also compared certain financial information of Unisys with publicly available information for the following comparable services companies:
American Management Systems, Inc., Computer Sciences Corporation and Electronic Data Systems Corporation.

     For this analysis Morgan Stanley calculated various valuation multiples based on a range of securities research analysis estimates. The following table presents, as of June 10, 1999, the mean and median of the ratio of price per share to earnings per share ("P/E Multiple") over the last twelve months and for earnings estimates for calendar years 1999 and 2000.


                                                Price/Earnings Multiple
                                     -----------------------------------------
                                     Last Twelve Months    CY1999E     CY2000E
                                     ------------------    -------     -------
High-End Server Companies
     Mean......................             32.8x            27.3x       21.8x
     Median....................             33.2             25.5        22.1

Services Companies
     Mean......................             31.9x            26.0x       21.9x
     Median....................             31.4             25.6        21.6

Unisys.........................             30.3x            25.5x       21.1x

     No company utilized in the comparable company analysis is identical to Unisys. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Unisys, such as the impact of competition on the business of Unisys and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Unisys or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Unisys Discounted Equity Value Analysis

     Morgan Stanley performed an analysis of the implied present value per share of Unisys based on the implied future equity value of Unisys. Morgan Stanley based its analysis on implied equity research analyst estimates of financial performance through calendar year 2002. Using a discount rate of 15.5%, Morgan Stanley calculated the net present value per share of Unisys based on a range of multiples of estimated calendar year 2001 earnings per share and estimated calendar year 2002 earnings per share. The following table presents the resulting implied net present value per share of Unisys:

                                Estimated     EPS           Implied Value
                                   EPS      Multiple       Per Unisys Share
                                ---------   --------       ----------------

          Calendar Year 2000     $2.14    18.0x - 24.0x     $33.27 - $44.35

          Calendar Year 2001     $2.52    18.0x - 24.0x     $33.97 - $45.30

Analyst Price Targets

          Morgan Stanley reviewed equity research analysts' twelve month price targets for Unisys stock and noted that those targets ranged from $30.00 to $49.00 per share.

          The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of PulsePoint or Unisys. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of PulsePoint or Unisys. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by the estimates.

          The analyses performed were prepared solely as part of Morgan Stanley's analysis of the fairness from a financial point of view of the consideration to be received pursuant to the merger agreement by the holders of shares of PulsePoint common stock who hold such shares of PulsePoint common stock immediately prior to the merger, and were conducted in connection with the delivery of Morgan Stanley's opinion. The analyses do not purport to be appraisals or to reflect the prices at which PulsePoint or Unisys might actually be sold.

          The consideration to be received pursuant to the merger agreement was determined through arm's-length negotiations between PulsePoint and Unisys and was approved by the PulsePoint board. Morgan Stanley provided advice to PulsePoint during those negotiations; however, Morgan Stanley did not recommend any specific form or amount of consideration to PulsePoint or that any specific form or amount of consideration constituted the only appropriate form or amount of consideration in connection with the merger.

          In addition, Morgan Stanley's opinion and presentation to the PulsePoint board was one of many factors taken into consideration by PulsePoint's board in making its decision to approve the merger. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of the PulsePoint board with respect to the merger or of whether the PulsePoint board would have been willing to agree to a transaction with a different form or amount of consideration.

          The PulsePoint board retained Morgan Stanley based upon Morgan Stanley's qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the past, Morgan Stanley and its affiliates have provided financing and advisory services for Unisys and have received fees for the rendering of these services. In the ordinary course of Morgan Stanley's trading and brokerage activities, Morgan Stanley or any of its affiliates may at any time hold long or short positions, may trade or otherwise effect transactions, for its own account or for the account of customers in the equity securities of PulsePoint, Unisys or any of the other parties to the transaction.

          Under the engagement letter, Morgan Stanley provided financial advisory services and a financial fairness opinion in connection with the merger, and PulsePoint agreed to pay Morgan Stanley a fee of $2.5 million. In addition, PulsePoint has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement.

                             THE MERGER AGREEMENT

GENERAL

     The following summary of the merger agreement is qualified by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Annex A to this document. We encourage you to read the merger agreement because it is the legal document that governs the merger.

STRUCTURE OF THE MERGER

     Under the merger agreement, Shellco Inc., a wholly owned subsidiary of Unisys, will merge into PulsePoint. As a consequence of the merger, PulsePoint will become a wholly owned subsidiary of Unisys.

CLOSING; EFFECTIVE TIME

     We will close the merger at 10:00 a.m., Eastern Time, on the second business day after the conditions set forth in the merger agreement have been satisfied or waived, unless:

     . the second business day after the satisfaction or waiver would be September 1, 1999, in which case we will use our reasonable best efforts to ensure that the closing takes place on August 31, 1999; or

     .    we agree to another date and time.

     On the date of the closing of the merger, we will file a certificate of merger and other appropriate documents with the Secretary of State of California in accordance with the relevant provisions of California law. The merger will become effective when the certificate of merger is filed with the Secretary of State of California, or at such later time as we specify in the certificate of merger.

CONSIDERATION TO BE RECEIVED IN THE MERGER

          PulsePoint common stock. At the time of the merger, each outstanding share of PulsePoint common stock will be automatically converted into the right to receive a fraction of a share of Unisys common stock. That fraction (called the "Exchange Ratio") is calculated based on the last reported sale price of Unisys common stock as reported on the NYSE Composite Transaction Tape over the 20 consecutive trading days ending on the fourth trading day prior to the shareholder meeting to vote on this proposal (the "Average Stock Price"). The Exchange Ratio is briefly summarized below:

------------------------------------------------------------- -----------------------------------------------------------

               If the Average Stock Price of
                  Unisys common stock is:                     The Exchange Ratio will be:
------------------------------------------------------------- -----------------------------------------------------------
          .    Greater than $33.00                            $6.60 divided by Average Stock Price of Unisys common stock
------------------------------------------------------------- -----------------------------------------------------------

          .    Between $33.00 and $27.00 (inclusive)          0.2
------------------------------------------------------------- -----------------------------------------------------------

          .    Less than $27.00                               $5.40 divided by Average Stock Price of Unisys common stock
------------------------------------------------------------- -----------------------------------------------------------

          PulsePoint preferred stock. Holders of a majority of the PulsePoint preferred stock have agreed to cause the conversion of all shares of PulsePoint preferred stock into shares of PulsePoint common stock immediately prior to the merger pursuant to the terms of the voting agreements. See "Material Terms of the Voting Agreements" on page 52. Accordingly, holders of PulsePoint preferred stock will be entitled to receive an amount of Unisys common stock equal to the Exchange Ratio multiplied by the number of PulsePoint common shares into which their PulsePoint preferred shares were converted.

CANCELLATION OF SHARES

     Any share of PulsePoint common stock owned by Unisys, held by PulsePoint as treasury stock or owned by their respective subsidiaries will be automatically canceled and retired in the merger and will cease to exist. We will not exchange those shares for any securities of Unisys or other consideration.

PROCEDURES FOR SURRENDER OF CERTIFICATES; FRACTIONAL SHARES

     As soon as reasonably practicable after the effective time of the merger, the exchange agent for the merger will send you a letter of transmittal. The letter of transmittal will contain instructions with respect to the surrender of your PulsePoint stock certificates. YOU SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     Commencing immediately after the effective time of the merger, upon surrender by you of your stock certificates representing PulsePoint shares in accordance with the instructions in the letter of transmittal, you will be entitled to receive stock certificates representing shares of Unisys common stock into which those PulsePoint shares have been converted, together with a cash payment in lieu of fractional shares, if any.

     After the merger, each certificate that previously represented shares of PulsePoint stock will represent only the right to receive the shares of Unisys common stock into which shares of PulsePoint stock were converted in the merger, and the right to receive cash in lieu of fractional shares of Unisys common stock as described below.

     You will not be paid any dividends or distributions on the Unisys common stock into which your PulsePoint shares have been converted with a record date after the merger, and will not be paid cash in lieu of fractional shares, until your PulsePoint certificates are surrendered to the exchange agent. When those certificates are surrendered, any unpaid dividends and any cash in lieu of fractional shares of Unisys common stock payable as described below will be paid without interest.

     We will close PulsePoint's transfer books at the effective time of the merger and no further transfers of shares will be recorded on the transfer books. If a transfer of ownership of PulsePoint stock that is not registered in the records of PulsePoint's transfer agent has occurred, then, so long as the PulsePoint stock certificates are accompanied by all documents required to evidence and effect the transfer, as set forth in the transmittal letter and accompanying instructions, and by evidence of payment of any applicable stock transfer taxes, a certificate representing the proper number of shares of Unisys common stock will be issued to a person other than the person in whose name the certificate so surrendered is registered, together with a cash payment in lieu of fractional shares, if any, and payment of dividends or distributions, if any.

     No fractional share of Unisys common stock will be issued upon surrender of certificates previously representing PulsePoint shares. Instead, the exchange agent will pay you an amount in cash determined by multiplying the fractional share interest to which you would otherwise be entitled by the closing price for a share of Unisys common stock on the NYSE Composite Transaction Reporting Tape on the trading day immediately preceding the closing date of the merger.

WARRANTS

     PulsePoint has issued a number of warrants to acquire shares of PulsePoint common stock to some of its lenders and customers. The merger agreement provides that Unisys must negotiate in good faith with each of the warrant holders a new form of warrant and a new warrant agreement between Unisys and each warrant holder. Each new warrant and warrant agreement is to be on substantially the same terms as the existing warrant and warrant agreement, but is to provide that upon exercise instead of receiving shares of PulsePoint common stock the holder will receive shares of Unisys common stock calculated as follows:

          . the number of shares of Unisys common stock to which the warrant holder is entitled will be:

               - the number of shares of PulsePoint common stock to which the holder was entitled immediately prior to the merger multiplied by

               - the Exchange Ratio (see "--Consideration to be Received in the Merger" on page 42); and

          . the exercise price per share of Unisys common stock acquired under the warrant will be:

               - the exercise price per share of PulsePoint common stock immediately prior to the merger divided by

               -    the Exchange Ratio.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains representations and warranties by PulsePoint relating to, among other things:

     .    corporate organization, qualification, standing and power;

     .    capitalization;

     . authorization, execution, delivery, performance and enforceability of, required consents, approvals, orders and authorizations of governmental authorities relating to, and non-contravention of agreements as a result of, the merger agreement;

     .    documents filed with the SEC;

     . absence of specified material changes or events since December 31, 1998;

     .    compliance with applicable laws and litigation;

     .    employee benefit and labor matters;

     .    environmental matters;

     .    tax matters;

     .    required shareholder votes in connection with the merger;

     .    intellectual property matters;

     .    material contracts and debt instruments;

     .    related party transactions;

     . treatment of the merger as a pooling of interests for accounting purposes;

     .    opinions of financial advisors; and

     .    "Year 2000" compliance.

     The merger agreement contains representations and warranties by Unisys, relating to, among other things:

     .    corporate organization, qualification, standing and power;

     .    capitalization;

     . authorization, execution, delivery, performance and enforceability of, required consents, approvals, orders and authorizations of governmental authorities relating to, and non-contravention of agreements as a result of, the merger agreement;

     .    documents filed with the SEC;

     . absence of specified material changes or events since December 31, 1998;

     .    compliance with applicable laws and litigation;

     . treatment of the merger as a pooling of interests for accounting purposes; and

     .    validity of Unisys shares to be issued in the merger.

The representations and warranties do not survive the closing of the merger or termination of the merger agreement.

COVENANTS

Conduct of Business

          Pursuant to the merger agreement, each party must comply with agreements relating to the conduct of its business, except as permitted or contemplated by the merger agreement or as consented to by the other party, during the period from the date of the merger agreement to the effective time of the merger.

     PulsePoint has agreed that it will:

     . conduct its business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations;

     .    use reasonable best efforts to preserve its business organization; and

     . use reasonable best efforts to maintain its existing relations and goodwill with customers, suppliers, regulators, distributors, creditors, lessors and others having business dealings with it.

     The merger agreement prohibits each of Unisys and PulsePoint from taking any action outside of the parameters specified in the merger agreement relating to the following matters:

     . repurchasing shares of its capital stock, except Unisys may repurchase shares of its series A convertible preferred stock;

     . declaring or paying dividends, other than regular quarterly dividends, or recapitalizing its capital stock;

     . taking any action which would prevent the merger from qualifying for pooling of interests accounting treatment;

     . taking any action which would prevent the merger from being a reorganization under the Internal Revenue Code; and

     . taking any action that would be reasonably likely to result in any of the conditions to the merger not being satisfied or that would impair its ability to complete the transactions contemplated by the merger agreement.

     In addition, the merger agreement prohibits PulsePoint from taking any action outside of the parameters specified in the merger agreement relating to the following matters:

     .    amending its organizational documents;

     . issuing, selling, encumbering, splitting, combining, subdividing or reclassifying any shares of capital stock or options to acquire any shares of capital stock;

     . selling, transferring or otherwise disposing of, or purchasing or otherwise acquiring, assets or properties or other business by merger, consolidation, transfer or acquisition of shares of capital stock or otherwise;

     . changing its accounting policies, practices or methods, except as may be required by generally accepted accounting principles or by the rules or regulations of the SEC;

     . taking any action to render inapplicable, or to exempt any third party from any provision of its articles of incorporation or releasing any third party from, or amending, modifying or waiving any confidentiality or standstill agreement;

     . taking any action to change employee rights and benefits, except for the issuance, in the ordinary course of business consistent with past practice, of a specified number of stock options;

     .    forgiving loans to employees;

     . taking any action to amend any options, warrants or stock option plans;

     .    incurring or guaranteeing additional debt;

     .    changing terms of its outstanding securities;

     .    taking any action to modify current tax elections;

     . paying, discharging or satisfying any claims, liabilities and obligations;

     . taking any action which would result in a change to the conversion price or exercise price of any warrant or preferred stock; and

     . taking any action to cause its shares of common stock to cease to be listed on the Nasdaq National Market.

No Solicitation

     The merger agreement provides that PulsePoint may not, and may not authorize or permit any of its subsidiaries to, and will use its reasonable best efforts to cause all of PulsePoint's and its subsidiaries' respective officers, directors, employees or representatives not to, directly or indirectly:

     . solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any Company Acquisition Proposal, which is defined below; or

     . participate in any discussions or negotiations regarding any Company Acquisition Proposal or accept any Company Acquisition Proposal.

     However, in response to an unsolicited written offer or proposal with respect to a potential or proposed superior proposal, as defined below, if the PulsePoint board determines, upon advice from outside legal counsel to PulsePoint, that the failure to engage in the negotiations or discussions would result in a breach of the fiduciary duties of the PulsePoint board, PulsePoint may:

     . furnish information to any person making a superior proposal pursuant to a customary confidentiality and standstill agreement; and

     . participate in discussions or negotiations regarding the superior proposal.

A "Company Acquisition Proposal" is any inquiry, proposal or offer from any person relating to any:

     . direct or indirect acquisition or purchase of a business that constitutes 25% or more of the consolidated net revenues, net income or assets of PulsePoint and its subsidiaries;

     . direct or indirect acquisition or purchase of 25% or more of any class of equity securities of PulsePoint or any of its subsidiaries whose business constitutes 25% or more of PulsePoint's consolidated net revenues, net income or assets;

     . tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of the capital stock of PulsePoint; or

     . merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving PulsePoint or any of its subsidiaries whose business constitutes 25% or more of PulsePoint's consolidated net revenues, net income or assets.

     In addition, PulsePoint must promptly advise Unisys orally and in writing of any Company Acquisition Proposal or any inquiry with respect to or that could reasonably lead to any Company Acquisition Proposal, the identity of the person making the proposal or inquiry and the material terms of the proposal.

     In the event the PulsePoint board has determined that a potential or proposed Company Acquisition Proposal constitutes a superior proposal, (i) PulsePoint shall promptly notify Unisys and (ii) for a period of five business days after delivery of that notice, PulsePoint, if requested by Unisys, shall negotiate in good faith with Unisys to make such adjustments to the terms and conditions of the merger agreement as would enable PulsePoint and Unisys to proceed with the merger on such adjusted terms. After that five business day period, the PulsePoint board may then (and only then) withdraw or modify its approval or recommendation of the merger and the merger agreement and recommend the superior proposal.

     Except as described above, neither the PulsePoint board nor any committee of the PulsePoint board may (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Unisys, its approval or recommendation of the merger agreement or the merger, or (ii) approve or recommend, or propose publicly to approve or recommend, any company acquisition proposal.

     A "superior proposal" is any bona fide written offer made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the shares of PulsePoint common stock then outstanding or all or substantially all the assets of PulsePoint (i) on terms that the PulsePoint board determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the offer deemed relevant by the PulsePoint board, including any break-up fees, expense reimbursement provisions, conditions to consummation, and the ability of the party making the proposal to obtain financing for the offer) are materially more favorable from a financial point of view to its shareholders than the merger; and (ii) that constitutes a transaction that, in the PulsePoint board's judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of the proposal.

ADDITIONAL AGREEMENTS

Stock Option Plans and Employee Stock Purchase Program

     All unexpired and unexercised options to purchase shares of PulsePoint common stock outstanding at the effective time of the merger that were granted under PulsePoint's 1983 Stock Option Plan or its Directors Stock Option Plan will be converted automatically into options to acquire Unisys common stock at the effective time of the merger. These options will become exercisable for a number of shares of Unisys common stock determined by multiplying the number of shares of PulsePoint common stock subject to the stock option by the Exchange Ratio, rounded to the nearest whole share. The exercise price per share of Unisys common stock will be the exercise price of the PulsePoint option divided by the Exchange Ratio and rounded to the nearest one one-hundredth of a cent except, in the case of a PulsePoint stock option that is an incentive stock option under Section 422 of the Internal Revenue Code, the conversion formula may be adjusted by Section 424(a) of the Internal Revenue Code.

     The PulsePoint board will select a date, not less than twenty days before the special shareholders meeting, on which any stock option granted pursuant to PulsePoint's Employee Stock Purchase Program that is outstanding but not yet exercisable will become immediately exercisable. On that date, PulsePoint will notify all affected option holders that they have a period of twenty days in which to exercise their options, and that their options will terminate upon the expiration of the twenty day period. At the time of the merger PulsePoint will cancel any options under this Program that have not been exercised, and holders will no longer be able to exercise these options.

Transfer of Employee Benefits

     Unisys will use its reasonable best efforts to permit PulsePoint's employees to participate in Unisys' employee benefit plans as soon as is reasonably practicable after the completion of the merger. Under each of Unisys' benefit plans in which PulsePoint employees become eligible to participate as a result of the merger, each employee will be given full credit for their service with PulsePoint for eligibility and vesting purposes, but not for benefit accrual or early retirement subsidies.

     Except where PulsePoint's employees are already subject to limitations or waiting periods under their existing PulsePoint welfare or fringe benefit plans, Unisys will waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements for Unisys' welfare and fringe benefit plans. If a PulsePoint employee becomes eligible to join a Unisys welfare plan, that employee will be credited with any co-payments or deductibles paid by him or her for the current plan year prior to the merger under corresponding welfare plans maintained PulsePoint.

     Nothing in the merger agreement limits the power of Unisys to amend or terminate any particular employee benefit plan, program, agreement or policy. Nor is Unisys required to offer to continue (other than as required by its terms) any written employment contract. However, without the employee's consent, no such amendment or termination may impair the rights of any person with respect to benefits or any other payments already accrued as of the time of the termination or amendment.

Insurance and Indemnification

     For six years after the merger, Unisys will maintain in effect PulsePoint's current directors' and officers' liability insurance (or policies containing substantially similar coverage) covering acts or omissions occurring prior to and as of the effective time of the merger. Unisys and its subsidiaries will not be required to pay, in total, an annual premium for the insurance described in this paragraph in excess of 175% of the current annual premium paid by PulsePoint for its existing coverage prior to the merger. However, if the annual premiums of that insurance coverage exceed that amount, Unisys will be obligated to obtain a policy with the best coverage available for a cost up to but not exceeding that amount.

     From and after the effective time of the merger, Unisys will cause the surviving corporation, to the fullest extent permitted under PulsePoint's articles of incorporation as in effect on June 14, 1999, to indemnify each person who is, or has been an officer, director or employee of PulsePoint or any of its subsidiaries against all losses and damages in connection with any lawsuit, claim or investigation arising out of or pertaining to matters existing or occurring at or prior to the effective time of the merger.

     The indemnified parties will, for a period of six years after the effective time of the merger, be entitled to the benefit of the provisions of PulsePoint's articles of incorporation and by-laws relating to indemnification, limitation of liability and advancement of expenses of officers and directors.

Fees and Expenses

     Whether or not the merger is completed, we will each pay our own costs and expenses incurred in connection with the merger and the merger agreement subject to the expense reimbursement provisions described in "--Termination, Amendment and Waiver." We will, however, split on a 50-50 basis the costs of (a) the filing fees in connection with Unisys Form S-4 registration statement and this proxy statement/prospectus, (b) the filing fees in connection with any filing, permits or approvals obtained under applicable state securities and "blue sky" laws, (c) the expenses in connection with printing and mailing of the Unisys Form S-4 registration statement and this proxy statement/prospectus, and (d) all other expenses not directly attributable to any one of the parties.

New York Stock Exchange Listing

     Unisys will promptly prepare and submit to the NYSE a listing application with respect to the maximum number of shares of Unisys common stock issuable to PulsePoint shareholders in the merger, and Unisys must use reasonable best efforts to obtain approval for the listing of Unisys common shares on the New York Stock Exchange.

Tax Treatment

     We must both use reasonable best efforts to ensure that the merger qualifies as a reorganization under Section 368(a) of the Internal Revenue Code.

Pooling of Interests

      We have each agreed that during the period between the date of the merger agreement and the effective time of the merger, we will use our reasonable best efforts to cause the merger to be accounted for as a pooling of interests and will not take any action that would cause that accounting treatment not to be obtained.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

     PulsePoint's and Unisys' obligations to complete the merger are subject to the satisfaction or waiver of various conditions on or before the date on which the merger is completed, which include, in addition to other customary closing conditions, the following:

     . approval by the PulsePoint shareholders of the merger agreement and the merger;

     . expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

     . governmental and regulatory authorities having issued all other approvals necessary to complete the transactions, unless the failure to obtain those approvals would not have a material adverse effect on PulsePoint or Unisys, as the case may be;

     .    no court having issued an order and no law having been enacted which:

               - materially restricts, prevents or prohibits the completion of the merger and the other transactions contemplated by the merger, or

               -    would make the consummation of the merger illegal, or

               - would impair the ability of Unisys to own the shares of PulsePoint or operate PulsePoint's businesses after the date of the merger;

     . the SEC having declared effective the Unisys Form S-4 registration statement, of which this proxy statement/prospectus forms a part, and Unisys having received all material approvals necessary under state securities or "blue sky" laws to the issuance of shares in the merger;

     . the shares of Unisys common stock issuable in the merger having been approved for listing on the NYSE;

     . Unisys and PulsePoint having received letters from their respective independent auditors, dated the date of the merger, regarding the appropriateness of pooling of interests accounting for the merger; and

     . the aggregate value of the cash to be paid to PulsePoint shareholders who exercise their dissenters rights under Chapter 13 of the California Corporations Code together with the cash to be paid to PulsePoint shareholders in lieu of fractional shares does not exceed 10% or more of the total value of the consideration to be paid by Unisys in the merger.

     In addition, each of our obligations to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

     . the representations and warranties made by the other in the merger agreement that are qualified by materiality being true and correct on the date of the merger and each of the representations and warranties that are not qualified by materiality being true and correct in all material respects on the date of the merger, in each case as if they were made on that date (unless they were by their express provisions made as of a specific date, in which case they need be true and correct only as of that specific date);

     . the other party to the merger agreement having performed in all material respects all agreements and covenants required to be performed by it under the merger agreement on or before the date of the merger; and

     . our having received from our legal counsel opinions to the effect that the merger will constitute a "reorganization" within the meaning of
          Section 368(a) of the Internal Revenue Code.

     The obligation of Unisys to complete the merger is further subject to the condition that each of the parties to the voting agreements has complied in all material respects with their obligations under the voting agreements.

TERMINATION, AMENDMENT AND WAIVER

     The merger agreement may be terminated:

     .    by mutual written consent of Unisys and PulsePoint;

     .    by either Unisys or PulsePoint:

               - if we do not complete the merger on or before December 31, 1999, except that a party may not terminate the agreement if its failure to fulfill its obligations is the cause of the merger not being completed by December 31, 1999;

               - if PulsePoint shareholders fail to approve the merger at PulsePoint's special shareholders meeting;

               - if a court issues a final non-appealable order, decree or injunction that makes the merger illegal or permanently prohibits the completion of the merger, unless the party seeking to terminate the merger agreement has not used reasonable best efforts to prevent the court order from being lifted or vacated;

               - if there has been a breach by the other of any of the other's representations, warranties, covenants or agreements contained in the merger agreement, which breach would result in the failure to satisfy one or more of the conditions to the merger, and that breach is incapable of being cured or, if capable of being cured, has not been cured within 30 days after written notice was received by the party alleged to be in breach;

     . by Unisys, if the PulsePoint board or any of its committees (a) withdraws or modifies in any manner adverse to Unisys its approval or recommendation of the merger; (b) fails to reaffirm its recommendation that the merger be approved within 15 days of Unisys' request; or (c) approves or recommends any Company Acquisition Proposal or acquisition transaction involving PulsePoint; or

     . by Unisys, if any of the parties to the voting agreements other than Unisys shall have violated any of the terms of the voting agreements in any material respect.

     PulsePoint has agreed that it will pay Unisys a $4 million termination fee and reimburse Unisys for expenses incurred in connection with the merger agreement if:

     . (a) a Company Acquisition Proposal is made to PulsePoint or its shareholders, and the merger agreement is terminated because the merger is not completed by December 31, 1999, or because the PulsePoint shareholders fail to approve the merger agreement, and (b) within 18 months after the termination of the merger agreement, PulsePoint enters into or completes a transaction relating to a Company Acquisition Proposal; or

     . Unisys terminates the merger agreement because the PulsePoint board or any of its committees (a) fails to reaffirm its recommendation that the merger be approved within 15 days of Unisys' request, (b) withdraws or modifies in any manner adverse to Unisys its approval or recommendation of the merger, or (c) approves or recommends any Company Acquisition Proposal involving PulsePoint.

     PulsePoint will reimburse Unisys for its expenses if a Company Acquisition Proposal is made to PulsePoint or its shareholders and:

     . the merger agreement is terminated because the merger is not completed by December 31, 1999 or because the PulsePoint shareholders fail to approve the merger agreement; or

     . Unisys terminates the merger agreement because the PulsePoint board or any of its committees (a) fails to reaffirm its recommendation that the merger be approved within 15 days of Unisys' request, (b) withdraws or modifies in any manner adverse to Unisys its approval or recommendation of the merger, or (c) approves or recommends any Company Acquisition Proposal or acquisition transaction involving PulsePoint.

AMENDMENTS

     We may amend the merger agreement at any time before or after shareholder approval of the merger agreement. After shareholder approval of the merger agreement, we may not make any amendment that, by law or in accordance with the rules of any stock exchange, requires further approval by PulsePoint shareholders or approval by Unisys shareholders without the approval of those shareholders.

                  MATERIAL TERMS OF THE STOCK OPTION AGREEMENT

GENERAL

     As an inducement and condition to entering into the merger agreement, PulsePoint granted to Unisys an option to purchase 1,109,937 shares of PulsePoint common stock, which would represent approximately 19.9% of its common stock outstanding on June 14, 1999, the date the stock option agreement was signed, without giving effect to the shares issued under the stock option agreement. We have attached the stock option agreement as Annex B to this document. We encourage you to read this agreement, which may contain terms important to you. In this section of the proxy statement/prospectus we describe the material provisions of the stock option agreement.

TERMS OF THE OPTION

Number of Shares and Exercise Price

     PulsePoint has granted to Unisys an option to purchase up to 1,109,937 shares of PulsePoint common stock at a price per share equal to $6.60. The number and type of securities subject to the option and their exercise price will be adjusted to preserve the economic benefit of the option if there is any change in or distribution in respect of PulsePoint's common stock by reason of a merger, recapitalization, stock dividend, split-up, combination, exchange of shares or any similar event.

Exercise Rights

     Unisys may exercise its option in the event that the merger agreement is terminated under circumstances which entitle Unisys to receive a termination fee, as described above in "The Merger Agreement" on page 42.

Expiration

     To the extent an option has not been exercised, it will expire upon the earlier of:

     .    completion of the merger, and

     . nine months after the occurrence of one of the events entitling Unisys to receive a termination fee as described in the previous paragraph.

SUBSTITUTE OPTION

     If PulsePoint enters into an agreement to:

     . consolidate with or merge into any person in a transaction in which it is not the surviving corporation or in which its common stock represents less than 50% of the voting securities of the surviving corporation; or

     .    sell all or substantially all of its assets,

     then the option will be converted into or exchanged for an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities, cash or property that Unisys would have received if Unisys had exercised the option immediately prior to the consolidation, merger or sale.

EXCHANGE AT THE OPTION OF UNISYS

     The stock option agreement provides that, if PulsePoint enters into any agreement (x) providing that all of its shares are to be purchased for, or converted into the right to receive, cash or (y) with respect to any merger, consolidation or sale of substantially all assets described in "--Substitute Option" above, PulsePoint is required to make a proper provision in the agreement to provide that, if the option has not yet been exercised, then upon the completion of any of these transactions, if the option is then exercisable, Unisys will have the right, at its election, to receive in exchange for the cancellation of the option an amount in cash equal to:

     .    the number of shares subject to the option, multiplied by

     . the difference between the exercise price for the options and the market value of those shares before the transaction is entered into or the market value of the shares before the transaction is completed, whichever is greater.

LIMITATION OF PROFIT

     Unisys' total profit under the stock option agreement may not exceed $4 million. The total profit under the stock option agreement is the sum of:

     .    any termination fees received by Unisys under the merger agreement;

     . any net cash proceeds from the exchange of the option pursuant to the stock option agreement as described in "--Exchange at the Option of Unisys" on page 51; and

     . any net cash proceeds from the sale of the option shares to a third party.

EFFECT OF STOCK OPTION AGREEMENT

     The stock option agreement is intended to increase the likelihood that the merger will be consummated in accordance with the terms of the merger agreement. The stock option agreement would have the effect of making an acquisition or other combination of PulsePoint with a third party more costly because of the need in any such transaction to acquire or otherwise provide for the shares of PulsePoint common stock purchased by Unisys pursuant to the option. Moreover, following consultation with each of their respective independent accountants, the management of Unisys and PulsePoint believe that if the option becomes exercisable another acquiror of PulsePoint may be precluded from accounting for the acquisition by using the pooling of interests accounting method. Accordingly, the stock option agreement may discourage a third party from proposing another transaction, including one that might be more favorable to PulsePoint shareholders than the merger.


                    MATERIAL TERMS OF THE VOTING AGREEMENTS

     As an inducement and condition to Unisys' willingness to enter into the merger agreement, holders of PulsePoint common and preferred stock listed below have entered into voting agreements with Unisys. The form of the voting agreements signed by these holders is set out as Exhibit B to the merger agreement and is available upon request.

     Shareholders who have signed voting agreements are:

          .    Frederick J. Warren and Robin G. Warren

          .    Citiventure 96 Partnership Fund, L.P.
               Chancellor Private Capital Offshore Partners II, L.P. Chancellor Private Capital Partners III, L.P.
               Chancellor Private Capital Offshore Partners I, C.V.

          .    Microsoft Corporation

          .    Oak Investment Partners III, L.P.
               Oak Investment Partners VII, L.P.
               Oak VII Affiliates Fund, L.P.
               Oak Investment Partners V, L.P.
               Oak V Affiliates Fund, L.P.
               Bandel L. Carano

          .    Moore Global Investments, Ltd.
               Remington Investment Strategies, L.P.

     As of the close of business on July 23, 1999, these shareholders own approximately 38% of the common stock and 89% of the preferred stock of PulsePoint. Under the voting agreements, each shareholder has:

          . agreed to vote all of the shares of PulsePoint common stock and preferred stock owned by them or over which they exercise voting control in favor of the merger agreement;

          . agreed to force the conversion of all preferred stock into common stock immediately after the approval of the merger at the special shareholders meeting;

          . granted to Unisys an irrevocable proxy such that if any of the Holders fail to appear at the special shareholders meeting or fail to vote in favor of the merger, then Unisys may do so on their behalf as their proxy;

          . agreed not to sell or dispose of any PulsePoint common stock, PulsePoint preferred stock or options to acquire PulsePoint common stock which are owned by them without first obtaining the written consent of Unisys, unless the purchaser agrees to be bound by the terms of the voting agreement; and

          . agreed not to solicit or encourage a Company Acquisition Proposal or engage in discussions with anyone who has made or to their knowledge is interested in making a Company Acquisition Proposal.

     The voting agreements expire when the merger has been approved or upon termination of the merger agreement, whichever comes first.


                       THE SPECIAL SHAREHOLDERS MEETING

DATE, TIME AND PLACE

     The special shareholders meeting will be held at 6307 Carpinteria Avenue, Carpinteria, California 93013 at 10:00 a.m., local time, on August 26, 1999.

MATTERS TO BE CONSIDERED AT THE SPECIAL SHAREHOLDERS MEETING

     At the special shareholders meeting, holders of PulsePoint common stock and preferred stock, voting as separate classes, are each being asked to approve the merger agreement. See "The Merger" and "The Merger Agreement" on pages 17 and 42 respectively.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

     Holders of record of PulsePoint common stock and preferred stock at the close of business on July 23, 1999, the record date for the special shareholders meeting, are entitled to receive notice of and to vote at the special shareholders meeting. At the close of business on the record date, approximately 8,043,384 shares of PulsePoint common stock were issued and outstanding and held by approximately 357 holders of record and approximately 2,222,271 shares of PulsePoint preferred stock were issued and outstanding and held by approximately 20 holders of record.

     A majority of the shares of each of PulsePoint common stock and preferred stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at the special shareholders meeting in order for a quorum of each class of stock to be present for purposes of transacting business at the meeting. In the event that a quorum of either common stock or preferred stock is not represented at the special shareholders meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of PulsePoint common stock and preferred stock on the record date are each entitled to one vote per share with respect to approval of the merger at PulsePoint's special shareholders meeting.

     PulsePoint does not expect any other matters to come before the special shareholders meeting. However, if any other matters are properly presented at the special meeting for consideration, the persons named in the enclosed form of proxy, and acting thereunder, will have discretion to vote or not vote on those matters in accordance with their best judgment, unless authorization to use that discretion is withheld. If a proposal to adjourn the special meeting is properly presented, however, the persons named in the enclosed form of proxy will not have discretion to vote in favor of the adjournment proposal any shares which have been voted against the proposal(s) to be presented at the special meeting. PulsePoint is not aware of any matters expected to be presented at the special meeting other than as described in the notice of special meeting.

VOTES REQUIRED

     The approval of the merger agreement requires the affirmative vote of both
(i) the holders of record of a majority of the shares of PulsePoint common stock outstanding on the record date and (ii) the holders of record of a majority of the shares of PulsePoint preferred stock outstanding on the record date, in each case voting separately as a class. Abstentions and broker non-votes will have the same effect as a vote against the proposal to approve the merger agreement.

     Principal holders of PulsePoint common and preferred stock have already entered binding agreements that they will vote all their shares in favor of the merger. See "Material Terms of the Voting Agreements" on page 52.

SHARE OWNERSHIP OF MANAGEMENT

     As of the close of business on July 23, 1999, the directors and executive officers of PulsePoint and their affiliates were entitled to vote approximately 1,798,869 shares of PulsePoint common stock and approximately 933,335 shares of PulsePoint preferred stock. These shares represent approximately 22.36% of the outstanding shares of PulsePoint common stock and approximately 42% of the outstanding shares of PulsePoint preferred stock. Of these directors and executive officers, Bandel Carano and Frederick Warren are parties to the voting agreements and accordingly have agreed to vote their shares of PulsePoint common stock and preferred stock in favor of the merger. These shares represent 1.83% of the votes of the PulsePoint common stock and 2.00% of the votes of the PulsePoint preferred stock on the record date.

     Affiliates of the directors and executive officers were entitled to vote approximately 1,629,947 shares of PulsePoint common stock and 1,333,334 shares of PulsePoint preferred stock at the close of business on July 23, 1999. These shares represent approximately 20.26% of the outstanding shares of PulsePoint common stock and approximately 60% of the outstanding shares of PulsePoint preferred stock. All of these shares are subject to the terms of the voting agreements and accordingly will be voted in favor of the merger. See "Material Terms of the Voting Agreements."

VOTING OF PROXIES

Submitting Proxies

     You may vote by attending the special shareholders meeting and voting your shares in person at the meeting, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage pre-paid envelope. If you sign a written proxy card and return it without instructions, your shares will be voted for each of the proposals presented at the special shareholders meeting.

     If your shares are held in "street name" (i.e., in the name of a broker, bank or other record holder), you must either direct the record holder of your shares as to how to vote your shares or obtain a proxy from the record holder to vote at the special shareholders meeting.

     Shareholders who submit proxy cards should not send in any stock certificates with their proxy cards. A transmittal form with instructions for the surrender of certificates representing shares of PulsePoint stock will be mailed by Unisys to former PulsePoint shareholders shortly after the merger is completed. See "The Merger Agreement--Procedures for Surrender of Certificates; Fractional Shares" on page 43

Revoking Proxies

     If you are a shareholder of record, you may revoke your proxy at any time prior to the time it is voted at the special shareholders meeting. Proxies may be revoked by written notice, including by telegram or telecopy, to the Corporate Secretary of PulsePoint, by a later-dated proxy signed and returned by mail or by attending the special shareholders meeting and voting in person. Attendance at PulsePoint's special shareholders meeting will not in and of itself constitute a revocation of a proxy. Any written notice of a revocation of a proxy must be sent so as to be delivered before the taking of the vote at the special shareholders meeting to:

                         PulsePoint Communications
                         6307 Carpinteria Avenue
                         Carpinteria, California  93013
                         Telecopy:  (805) 684-1005
                         Attention: Corporate Secretary

     If you require assistance in changing or revoking a proxy, you should contact MacKenzie Partners, Inc. at the address or phone number provided in this proxy statement/prospectus under the caption "Who Can Answer Your Questions."

General Information

     Brokers who hold shares in street names for customers who are the beneficial owners of those shares are prohibited from giving a proxy to vote on non-routine matters, such as the proposal to be voted on at the special shareholders meeting, unless they receive specific instructions from the customer. These so-called broker non-votes will have the same effect as a vote against the proposal to adopt the merger agreement.

     Abstentions may be specified on all proposals. If you submit a proxy with an abstention, you will be treated as present at the special shareholders meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. An abstention will have the same effect as a vote against the proposal to adopt the merger agreement.

SOLICITATION OF PROXIES; EXPENSES

     PulsePoint will pay the cost of solicitation of proxies. In addition to solicitation by mail, the directors, officers and employees of PulsePoint may also solicit proxies from shareholders by telephone, telecopy, telegram or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners; and PulsePoint will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses in so doing.

     PulsePoint has retained MacKenzie Partners, Inc. to aid in the solicitation of proxies and to verify records related to the solicitation. MacKenzie Partners, Inc. will receive a fee of $6,500 as compensation for its services and reimbursement for its related out-of-pocket expenses. PulsePoint has agreed to indemnify MacKenzie Partners, Inc. and its employees against liabilities arising out of or in connection with its engagement that are not the result of bad faith or willful misconduct on the part of MacKenzie Partners, Inc. or its employees.


                  INTERESTS OF CERTAIN PERSONS IN THE MERGER

          In considering the merger and the recommendation of the PulsePoint board with respect to the merger agreement, PulsePoint shareholders should be aware that certain members of management and directors have interests in the merger that are different from, or in addition to, their interests as PulsePoint shareholders generally.

Change In Control Agreements

          Each of Mark C. Ozur, B. Robert Suh, Pamela J. Thompson, and Benn L. Schreiber has an agreement with PulsePoint that provides for severance payments to the executive officer if his or her employment is terminated as a result of a change in control of PulsePoint or a loss of corporate officer status other than for cause. Under those agreements, if the executive's employment is terminated as a result of a change in control of PulsePoint, the executive will continue to receive his or her base salary and group health benefits for a period of one year, provided the executive does not then accept employment with any of a list of specified competitors. Mr. James C. Eby also has a similar agreement with PulsePoint, however, his agreement provides that in the event of a change of control in PulsePoint that results in the termination of Mr. Eby's employment, he will continue to receive his base salary and one-half his annual bonus for a period of one year.

          On September 26, 1997, the PulsePoint board adopted a severance policy which provides that PulsePoint will provide severance benefits of 6 months of compensation for officers of PulsePoint, unless the officer is subject to a written agreement with PulsePoint that provides otherwise. As Keith M. Beckwith does not have an employment agreement with PulsePoint, this severance policy would apply to Mr. Beckwith if his employment were to be terminated as a result of the merger.

          Mr. Ozur's, Mr. Suh's, Ms. Thompson's, Mr. Schreiber's, Mr. Beckwith's and Mr. Eby's annual salary is currently $286,193, $212,305, $211,095, $211,654,
$210,000, and $175,880 respectively. The merger will constitute a change in control of PulsePoint within the meaning of the foregoing agreements.

          Each of Messrs. Schreiber, Beckwith and Eby has entered into an employment agreement with Unisys that is conditioned upon, and will become effective following, the consummation of the merger. These employment agreements will supercede the executive's current employment agreement with PulsePoint and, as to Mr. Beckwith, PulsePoint's severance policy. Under the new agreements, the executive will receive an annual salary. The executive will also participate in Unisys' annual bonus program, with a target award set at a percentage of his base salary in effect on October 1 of each year. Unisys has guaranteed that the executive will receive a minimum bonus for the remainder of 1999, provided he is employed by Unisys on the payment date for such bonus, which will occur in March 2000. Under each employment agreement, the executive will participate in a two-year retention plan. Under this plan the executive will receive a retention bonus on each of the first and second anniversaries of the merger, provided he continues to be employed by Unisys on those dates. If Unisys terminates the executive's employment without cause at any time prior to the first anniversary of the merger, the executive will be entitled to continue to receive his salary for a period of twelve months following the termination of his employment. If the executive terminates his employment or is terminated by Unisys for cause at any time, however, he will not be entitled to any further payments, except for the amount of his base salary earned through his termination date. Upon commencement of his employment, each executive will be recommended for a stock option grant under the 1990 Unisys Long-Term Incentive Plan. The option price for this grant will be the fair market value of Unisys common stock on the effective date of the grant. This option will vest 25% per year starting with the first anniversary following the date of grant. The following table provides the terms of each executive's employment agreement as discussed above:

                                                                 Guaranteed                            Recommended
                                             Target Bonus       Bonus Minimum         Retention         Number of
   Executive             Annual Salary        Percentage           for 1999             Bonus            Options
-----------------        -------------       -----------        -------------         ----------       -----------
Keith Beckwith            $   210,000            40%             $   42,000           $   50,000          19,000
Benn Schreiber            $   211,656            35%             $   37,000           $   60,000          21,250
James Eby                 $   175,920            35%             $   30,000           $   50,000          13,600

          Mr. Ozur, Mr. Suh and Ms. Thompson are currently in the process of negotiating employment agreements with Unisys governing the period after the merger.

PulsePoint Stock Options

         As of the close of business on July 23, 1999, PulsePoint's executive officers held stock options to purchase an aggregate of 762,227 shares of PulsePoint common stock. 712,324 of these options were issued pursuant to the PulsePoint Communications 1983 Stock Option Plan as set out below:

                                          No. of Options Not
                          No. of Options       Currently      Weighted average
          Name                 Held            Exercisable    exercise price
          --------------- --------------  ------------------  ----------------

          Mark Ozur           229,868           195,494            6.60
          B. Robert Suh       107,248            77,561            6.05
          Keith Beckwith       94,623            65,874            6.32
          Benn Schreiber      106,250            85,939            6.04
          James Eby            68,085            56,781            6.21
          Pamela Thompson     106,250            85,939            6.04

     The PulsePoint Communications 1983 Stock Option Plan provides that in the event of a merger in which PulsePoint is not the surviving corporation, and the acquiring corporation assumes the options, each outstanding option, notwithstanding the terms and limitations on exercise of such option, will accelerate and become exercisable on a pro rata basis based on the ratio of (a) the number of months that have lapsed between the grant of the option and the consummation of the merger and (b) the number of months between the grant of the option and the date it would otherwise become exercisable in full. The remaining portion of each outstanding option that is not exercisable immediately following the merger will vest and become exercisable at the rate of one-third of the shares at six-month intervals following the consummation of the merger. The merger agreement provides that each unexpired and unexercised outstanding option to acquire PulsePoint common stock will be assumed by Unisys and converted automatically into an option or right to acquire Unisys common stock. Accordingly, the foregoing acceleration provisions of the 1983 Stock Option Plan will apply.

Directors' and Officers' Liability Insurance; Indemnification Agreements

     Under the merger agreement, Unisys has agreed to maintain in effect for a period of six years after the merger PulsePoint's current directors' and officers' insurance policies to the extent Unisys is not required to pay an annual premium in excess of one hundred and seventy-five percent (175%) of the current annual premium paid by PulsePoint for its existing coverage. Following the merger, Unisys will also cause the surviving corporation to indemnify each present and former director and officer of PulsePoint against liabilities or expenses incurred in connection with claims relating to matters occurring prior to the closing of the merger. See "The Merger Agreement--Additional Agreements- -Insurance and Indemnification" on page 48.


                       COMPARISON OF SHAREHOLDER RIGHTS

     As a result of the merger, holders of shares of PulsePoint stock will become holders of shares of Unisys common stock. The following chart summarizes the material differences between the rights of PulsePoint shareholders (left column), and the rights of shareholders of Unisys (right column). This summary is not intended to be complete and is qualified by reference to Delaware and California law as well as to PulsePoint's articles of incorporation and by-laws and Unisys' certificate of incorporation and by-laws, copies of which are on file with the SEC.

     Summary of Material Differences Between Current Rights of PulsePoint Shareholders and Rights Those Shareholders Will Have Following the Merger


                         PulsePoint                                                   Unisys
                         ----------                                                   ------
                                                Corporate Governance
The rights of PulsePoint shareholders are currently              The rights of Unisys shareholders are currently
governed by California law and the charter and by-laws           governed by Delaware law and the charter and by-

                         PulsePoint                                                   Unisys
                         ----------                                                   ------
of PulsePoint.  Upon completion of the merger, the rights             laws of Unisys.  Upon completion of the merger,
of PulsePoint shareholders who become Unisys shareholders in          the rights of Unisys shareholders will continue to
the merger will be governed by Delaware law, the Unisys               be governed by Delaware law, the Unisys charter and
charter and Unisys by-laws.                                           the Unisys by-laws.

                                                   Authorized Capital Stock

50,000,000 shares of common stock, no par value.                      720,000,000 shares of common stock, par value $.01
                                                                      per share.
15,000,000 shares of preferred stock, no par value.

  3,373,334 shares of this preferred stock is                         40,000,000 shares of preferred stock, par value $1
  designated Series B Convertible Preferred Stock.                    per share.

                                                                         1,500,000 shares of this preferred stock is
                                                                         designated Junior Participating Preferred Stock.

                                                                         30,000,000 shares of this preferred stock is
                                                                         designated Series A Cumulative Convertible
                                                                         Preferred Stock.

                                                     Voting Rights

Holders of common stock are generally entitled to                     Holders of common stock are entitled to one vote
one vote for each share held at all meetings of                       for each share held on all matters on which
shareholders.                                                         shareholders are generally entitled to vote.

Holders of preferred stock are entitled to that                       Holders of preferred stock are not entitled to vote
number of votes for each share which is equal to                      except under certain circumstances.
the number of shares of common stock into which a
share of preferred stock could then be converted.

Except as provided by law, the holders of common stock and holders of preferred stock vote together and not as separate classes.

The California Corporations Code requires voting by separate classes with respect to amendments to a corporation's articles of incorporation (in most circumstances), mergers, share exchanges, reorganizations and similar transactions.

                                                Size of the Board of Directors

PulsePoint's by-laws provide that the number of                       The Unisys certificate of incorporation and by-laws
directors shall be not less than five nor more                        provide that the number of directors may not be
than nine, with the exact number of directors to                      less than 10 nor more than 20.  The actual number
be fixed by approval of the board or the                              of directors is determined from time to time by
PulsePoint shareholders.  The PulsePoint board                        resolution of the board of directors adopted by a
has set the number of authorized directors at six.                    majority of the entire board.  The Unisys board
                                                                      currently consists of 10 directors.

                                    Election and Classification of the Board of Directors

The PulsePoint board of directors is not                              The Unisys board of directors is divided into three
classified and, accordingly, all members of the                       classes as nearly equal in number as possible.  One
board are elected at the annual meeting of shareholders.              class is elected each year for a three year term.

PulsePoint directors are elected on a cumulative                      Unisys does not have cumulative voting for the
voting basis if at least one shareholder has given

                  PulsePoint                                                   Unisys
                  ----------                                                   ------
notice of an intention to cumulate its                                election of directors.
votes.  In an election of directors under
cumulative voting, each share of stock normally
having one vote is entitled to a number of votes
equal to the number of directors to be elected.
A shareholder may then cast all his or her votes
for a single candidate or may allocate them among
as many candidates as the shareholder may choose.

Under cumulative voting the candidates who receive the highest number of votes of shares up to the number of directors to be elected by such shares will be elected.

                                           Removal of Directors; Filling Vacancies

Section 303(a) of the California Corporations Code               Unisys directors may be removed from office only
provides that any director or the entire board of                for cause and only by the affirmative vote of
directors may be removed, with or without cause,                 holders of 80% or more of the voting power of the
with the approval of a majority of the                           outstanding shares entitled to vote generally in
outstanding shares entitled to vote. No director,                the election of directors, voting as a single
however, may be removed (unless the entire board                 class.  A vacancy among the directors is filled for
is removed) if the number of shares voted against                the unexpired term only by the vote of a majority
the removal would be sufficient to elect the                     of the remaining directors in office.
director under cumulative voting.  A vacancy
among the directors is filled for the remaining
term by a majority of the remaining directors in
office unless the vacancy results from the
removal of a director by the shareholders in
which case, the vacancy may only be filled by the
approval of the shareholders.

If after the filling of a vacancy by the directors, the number of directors then in office who have been elected by the shareholders constitutes less than a majority of the directors then in office, any holder of 5% or more of the total number of shares outstanding that have the right to vote for such directors may call a special meeting of the shareholders to elect the entire board of directors.

                                        Special Meetings of Shareholders

A special meeting of the shareholders of                         The Unisys certificate of incorporation and by-laws
PulsePoint may be called by at least two members                 provide that special meetings of the Unisys
of the PulsePoint board, the President or the                    stockholders may be called only by resolution of
holders of shares entitled to cast not less than                 the board of directors adopted by a majority of the
10% of the votes at such meeting.                                entire board.

                                    Shareholder Action by Written Consent

The PulsePoint by-laws provide that any action                   The Unisys certificate of incorporation and by-laws
which may be taken at any annual or special                      provide that any action by its stockholders must be
meeting of shareholders may be taken by written                  taken at a duly held annual or special stockholder

                         PulsePoint                                              Unisys
                         ----------                                              ------
consent.                                                         meeting, and not by written consent of the
                                                                 stockholders.

                                                Advance Notice Provision

PulsePoint does not have advance notice provisions.              For a stockholder to properly nominate a person for
                                                                 election as a director, the corporate secretary
                                                                 must receive written notice of the stockholder's
                                                                 intent to do so, containing certain information
                                                                 about the nominee, not less than 90 days before the
                                                                 annual meeting of stockholders, or not more than 7
                                                                 days following the date of notice of a special
                                                                 meeting called to elect directors.

                                                                 For a stockholder to properly bring business other
                                                                 than director nominations before a stockholder
                                                                 meeting, the matter must be a proper matter for
                                                                 stockholder action under the Delaware General
                                                                 Corporation Law and the corporate secretary must
                                                                 receive written notice of the stockholder's intent
                                                                 to do so, containing certain information about the
                                                                 proposal, not less than 90 days before the first
                                                                 anniversary of the preceding year's annual meeting,
                                                                 or if the date of the annual meeting is more than
                                                                 30 days before or more than 60 days after such
                                                                 anniversary date, notice by the stockholder must be
                                                                 received by not earlier than 90 days prior to that
                                                                 annual meeting or later than 7 days following the
                                                                 day notice of the date of that meeting is first
                                                                 given.

                           Liability of Directors; Indemnification of Directors and Officers; Insurance

The PulsePoint by-laws provide that liability of                 The Unisys certificate of incorporation provides
the directors for monetary damages is indemnified                that a director shall not be personally liable to
to the fullest extent permissible under the                      Unisys or its stockholders for monetary damages for
California Corporations Code.                                    breach of fiduciary duty as a director except for
                                                                 liability:
The California Corporations Code provides that a
corporation (1) has the power to indemnify a                     .    for any breach of the director's duty of loyalty
director against expenses, judgments, fines and                       to Unisys or its stockholders,
settlements if that person acted in good faith
and in a manner the person reasonably believed to                .    for acts or omissions not in good faith or which
be in the best interest of the corporation and,                       involve intentional misconduct or a knowing
in the case of a criminal proceeding, had no                          violation of law,
reasonable cause to believe the conduct of the
person was unlawful, and (2) has the power to                    .    for paying a dividend or approving a stock
indemnify, with exceptions, any person who is a                       repurchase in violation of Section 174 of the
party to any action by or in the right of the                         Delaware General Corporation Law, or
corporation, against expenses actually and
reasonably incurred by the person in connection                  .    for any transaction from which the director
with the defense or settlement of the action if                       derived an improper personal benefit.
the person acted in good faith and in a manner
the person believed to be in the best interests                  The Unisys certificate of incorporation also
of the corporation and its shareholders.                         provides that Unisys shall indemnify its present
                                                                 and former directors and officers (and any person
                                                                 serving as an officer, director, employee or agent
                                                                 of another entity at the request of Unisys) to the fullest

               PulsePoint                                                      Unisys
               ----------                                                      ------
The PulsePoint by-laws further provide that                    extent authorized by the Delaware General
PulsePoint is to advance to such director or                   Corporation Law or, to the extent an amendment to
officer expenses incurred in defending any such                the Delaware General Corporation Law permits
proceeding to the maximum extent permissible                   broader indemnification rights, as it may be
under the California Corporations Code.                        amended.  Unisys must advance the expenses incurred
                                                               by a director or officer in defending any
                                                               proceeding; provided, that, if required by the
                                                               Delaware General Corporation Law, the person
                                                               seeking those advances provides an undertaking to
                                                               Unisys to repay all amounts so advanced if it is
                                                               ultimately determined that the person receiving
                                                               those advances is not entitled to be indemnified.

                                                               The Unisys certificate of incorporation provides
                                                               that Unisys may maintain insurance, at its expense,
                                                               to protect itself and any other person against any
                                                               liability, whether or not Unisys would have the
                                                               power to indemnify that person against that
                                                               liability under the Delaware General Corporation
                                                               Law.

                                             Amendment of By-laws

The PulsePoint by-laws may be amended by the                   Generally, the Unisys by-laws may be changed by the
affirmative vote or written consent of holders of              affirmative vote of the majority of shares present
a majority of the voting power of the outstanding              in person or by proxy at a duly held annual or
shares of PulsePoint common stock and preferred                special stockholder meeting, or by a vote of a
stock entitled to vote or by the PulsePoint                    majority of the board.  However, the affirmative
board.  However, a bylaw or an amendment to the                vote of holders of 80% or more of the voting power
articles of incorporation reducing the number of               of the shares of the outstanding Unisys voting
directors or reducing the minimum number                       stock, voting as a single class, is required to
directors to a number less than five cannot be                 change the by-laws relating to:
adopted if the votes cast against its adoption
are equal to more than 16 2/3% of the total                    . special meetings of the stockholders,
number of votes authorized to be cast.  Except
for by-laws specifying or changing a fixed number              . stockholder action by written consent,
of directors, changing the maximum or minimum
number of directors or changing whether the board              . the size, classification and removal of members
is fixed or variable, by-laws may be adopted by                  of the Unisys board, and
the PulsePoint board of directors.
                                                               . newly created directorships and vacancies, and
                                                                 the procedure for nominating candidates to the
                                                                 Unisys board.

                                         Amendment of Certificate of Incorporation

The PulsePoint articles of incorporation may be                Generally, the Unisys certificate of incorporation
amended by the holders of a majority of the                    may be changed by the affirmative vote of the
outstanding voting power of common stock and                   holders of a majority of the outstanding shares of
preferred stock, voting together, upon the                     common stock.  However, the affirmative vote of
approval of the PulsePoint board of directors.                 holders of 80% or more of the voting power of the
                                                               shares of the outstanding Unisys voting stock,
The PulsePoint articles of incorporation may not               voting as a single class, is required to change the
be amended, however, in any manner which would                 sections of the certificate of incorporation
materially and adversely alter or change the                   relating to:
powers, preferences or special rights of the
outstanding PulsePoint preferred stock, without
the affirmative vote of 67% of such shares voting              .  the vote required for certain business
on an

               PulsePoint                                                      Unisys
               ----------                                                      ------
as converted basis.                                            combinations,

                                                               .  the board of directors,

                                                               .  special meetings of stockholders,

                                                               .  stockholder action by written consent,

                                                               .  certain bylaw amendments, and

                                                               .  certain amendments to the certificate of
                                                                  incorporation.

                                             Business Combinations

The California Corporations Code requires that an              The Unisys certificate of incorporation provides
"Interested Party" (defined below) of PulsePoint               that any Business Combination with an Interested
provide PulsePoint's shareholders with copies of               Stockholder of Unisys requires, in addition to any
a fairness opinion if the Interested Party and                 vote required by law, the affirmative approval of
PulsePoint enter into various forms of                         at least 80% of the voting power of the outstanding
transactions, including a merger transaction.                  shares of voting stock, voting together as a single
                                                               class unless either:
An "Interested Party" for purposes of the
California Corporations Code means a person who                .  a majority of disinterested directors, as
is a party to the transaction and (1) directly or                 defined in the Unisys charter, have expressly
indirectly controls the corporation, (2) is, or                   approved the Business Combination, or
is directly or indirectly controlled by, an
officer or director of the corporation or (3) is               .  certain fair price criteria and disclosure
an entity in which a material financial interest                  obligations are satisfied.
is held by any director or executive officer of
the corporation.                                               "Business Combination" is defined in the Unisys
                                                               certificate of incorporation, and generally
The California Corporations Code also provides                 includes a merger, significant asset sales,
that contracts or transactions between a                       significant stock issuances, and certain other
corporation and (1) any of its directors or (2) a              significant transactions.  "Interested Stockholder"
company in which a director has a material                     is also defined in the Unisys certificate of
financial interest are not void or voidable if                 incorporation and generally means a 20% stockholder
the material facts as to the transaction and as                of Unisys.
to the director's interest are fully disclosed
and the disinterested directors or a majority of
the disinterested stockholders represented and
voting at a duly held meeting approve or ratify
the transaction in good faith, or the person
asserting the validity of the contract or
transaction sustains the burden of proving that
the contract or transaction was just and
reasonable as to the corporation at the time it
was authorized, approved or ratified.

               PulsePoint                                                      Unisys
               ----------                                                      ------
                                             State Law Takeover Legislation

The California Corporation Code does not provide               Unisys is subject to Section 203 of the Delaware
for any antitakeover provisions applicable to                  General Corporation Law.  It provides that, if a
PulsePoint.                                                    person acquires 15% or more of the stock of a
                                                               Delaware corporation without the approval of the
                                                               board of directors of that corporation, thereby
                                                               becoming an "interested stockholder", that person
                                                               may not engage in certain transactions with the
                                                               corporation for three years unless:

                                                               .  the board of directors approved the acquisition
                                                                  of stock or the transaction prior to the time that
                                                                  the person became an interested stockholder,

                                                               .  the person became an interested stockholder and
                                                                  85% owner of the voting stock of the corporation in
                                                                  the transaction, excluding voting stock owned by
                                                                  directors who are also officers and certain
                                                                  employee stock plans, or

                                                               .  the transaction is approved by the board of
                                                                  directors and by the affirmative vote of two-thirds
                                                                  of the outstanding voting stock which is not owned
                                                                  by the interested stockholder.

                                              Shareholder Rights Plan

PulsePoint does not have a shareholder rights plan.            Unisys has entered into a Rights Agreement, dated
                                                               as of March 7, 1986 and amended February 22, 1996,
                                                               pursuant to which it has issued rights to purchase
                                                               its Junior Participating Preferred Stock.  See the
                                                               "Description of Unisys Capital Stock--Preferred
                                                               Share Purchase Rights and Junior Participating
                                                               Preferred Stock" on page 64.

                      DESCRIPTION OF UNISYS CAPITAL STOCK

GENERAL

     The authorized capital stock of Unisys consists of 720,000,000 shares of common stock and 40,000,000 shares of preferred stock. As of June 30, 1999, there were approximately 283.0 million shares of common stock and approximately
13.4 million shares of Series A Cumulative Convertible Preferred Stock outstanding. All of the series A preferred stock has been called for redemption on August 2, 1999. The Unisys board has also authorized the issuance of 1.5 million shares of Junior Participating Preferred Stock, none of which is currently outstanding.

COMMON STOCK

     Subject to the rights of the holders of shares of preferred stock, holders of shares of Unisys common stock:

     . are entitled to receive dividends when and as declared by the Unisys board from legally available funds,

     . except as otherwise may be required by law, have the exclusive right to vote,

     . are entitled, upon any liquidation, dissolution or winding up of Unisys, to a pro rata distribution of the assets and funds available for distribution to shareholders,

     . are entitled to one vote per share on all matters on which shareholders generally are entitled to vote and

     . do not have preemptive rights to subscribe for additional shares of Unisys common stock or securities convertible into shares of Unisys common stock.

     The Unisys common stock is listed on the New York Stock Exchange under the symbol UIS. Harris Trust Company of New York is the transfer agent for the Unisys common stock.

DIVIDEND LIMITATIONS

     Unisys has not declared or paid any cash dividends on the common stock since 1990 and does not anticipate declaring or paying dividends on the common stock in the foreseeable future.

UNISYS PREFERRED STOCK

     Unisys has called all of the outstanding shares of series A convertible preferred stock for redemption on August 2, 1999. Holders of this preferred stock may elect to convert their shares of preferred stock into shares of Unisys common stock prior to the redemption date at a rate of approximately 1.67 shares of Unisys common stock for each preferred share converted.

     The Unisys board of directors may, from time to time, create one or more new series of Unisys preferred stock in addition to the junior preferred stock and the series A preferred stock. When, and if, any new series of Unisys preferred stock is issued, it could affect the dividend, voting and liquidation rights of the Unisys common stock.

PREFERRED SHARE PURCHASE RIGHTS AND JUNIOR PARTICIPATING PREFERRED STOCK

     Unisys has distributed to its shareholders one Preferred Share Purchase Right (the "Rights") for each outstanding share of common stock pursuant to a Rights Agreement dated as of March 7, 1986 and amended February 22, 1996. Each Right entitles its holder, until the earlier of March 17, 2001 or the redemption of the rights, to buy one three-hundredth of a share of the junior preferred stock at an exercise price of $75. The Rights are represented by the certificates for shares of common stock until the earlier of the tenth day after the announcement that a person or group has acquired beneficial ownership of 20% or more of the shares of common stock (a "20% holder") or the tenth day after a person commences, or announces an intention to commence, an offer, the consummation of which would result in a person beneficially owning 30% or more of the shares of common stock as of such date (the earlier of these dates being called the "Distribution Date"). The Rights could then begin trading separately from the shares of common stock.

     If Unisys is acquired in a merger or other business combination transaction, each Right will entitle its holder to purchase, at the exercise price of the right, that number of shares of common stock of the surviving company which, at the time of the transaction, would have a market value of two times the exercise price of the Right. Alternatively, if a 20% holder were to acquire Unisys by means of a reverse merger in which Unisys and its stock survive, or were to engage in certain "self-dealing" transactions, each Right not owned by the 20% holder would become exercisable for the number of shares of common stock which, at that time, would have a market value of two times the exercise price of the Right.

     The Rights are redeemable at $.01 2/3 per Right at any time prior to the time that a person or group becomes a 20% holder. The Rights will expire on March 17, 2001 (the "Final Expiration Date"), unless Unisys extends the Final Expiration Date or redeems the Rights earlier. At no time will the Rights have any voting rights.

     The shares of junior preferred stock purchasable upon exercise of the Rights will be nonredeemable. Each share of junior preferred stock will have a minimum preferential quarterly dividend of $15 per share, but will be entitled to a dividend of 300 times the aggregate dividend declared per share of common stock. In the event of liquidation, the holders of the shares of junior preferred stock will receive a preferred liquidation payment of $100 per share, but will be entitled to receive an aggregate liquidation payment per share equal to 300 times the payment made per share of common stock. Each shares of the junior preferred stock will have 300 votes, voting together with the shares of common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of the junior preferred stock will be entitled to receive 300 times the amount received per share of common stock. The junior preferred stock has customary antidilution provisions to protect the dividend, liquidation and voting rights described above.

     The purchase price payable, and the number of shares of junior preferred stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution in the event of certain dividends on, reclassification of, or distributions to the holders of, junior preferred stock. The percentage of a share of junior preferred stock for which a Right is exercisable and the number of Rights outstanding are also subject to adjustment in the event of dividends on the shares of common stock payable in shares of common stock or subdivisions, combinations or consolidations of the shares of common stock, occurring, in any case, before the Rights become exercisable or transferable apart from the shares of common stock.

     One Right is presently associated with each issued and outstanding share of common stock. Unisys will issue one Right with each share of common stock issued prior to the Final Expiration Date unless, prior to the issuance, the Rights are redeemed or become exercisable and transferable apart from the shares of common stock.

     The Rights have anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire Unisys on terms that the Unisys board determines are not in the best interests of Unisys shareholders. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Rights may be redeemed at $.01 2/3 per Right prior to the time that a person or group has acquired beneficial ownership of 20% or more of the shares of common stock.


                      WHERE YOU CAN FIND MORE INFORMATION

     Unisys has filed a registration statement on Form S-4 to register with the SEC Unisys common stock to be issued to PulsePoint shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Unisys in addition to being a proxy statement of PulsePoint for the meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     In addition, we file reports, proxy statements and other information with the SEC under the Exchange Act. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following locations of the SEC:

Public Reference Room    New York Regional Office   Chicago Regional Office
450 Fifth Street, N.W.   7 World Trade Center       Citicorp Center
Room 1024                Suite 1300                 500 West Madison Street
Washington, D.C. 20549   New York, New York 10048   Suite 1400
                                                    Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including Unisys and PulsePoint, who file electronically with the SEC. The address of that site is www.sec.gov. You can also inspect reports, proxy statements and other information about Unisys at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and about PulsePoint at the offices of the National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C. 2006.

     The SEC allows us to "incorporate by reference" information into this document. This means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

     This document incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about our companies and their financial condition. Some of these filings have been amended by later filings, which are also listed.

Unisys SEC Filings                                                                  Description or
(File No. 1-8729)                                                                  Period/As of date
-----------------------------------------------------            --------------------------------------------------------------
Annual Report on Form 10-K                                       Year ended December 31, 1998

Amendment No. 1 on Form 10-K/A, dated June 28, 1999              Year ended December 31, 1998

Amendment No. 2 on Form 10-K/A, dated July 14, 1999              Year ended December 31, 1998

Current Report on Form 8-K, dated April 1, 1999                  Discloses settlement of litigation

Current Report on Form 8-K, dated June 15, 1999                  Discloses the entering into of the merger agreement and
                                                                 related matters

Current Report on Form 8-K, dated July 15, 1999                  Selected Second Quarter Results

Quarterly Report on Form 10-Q                                    Quarter ended March 31, 1999

Registration Statement of Burroughs Corporation on               Description of Unisys common stock
Form 8-B, dated May 22, 1984, as amended on Form 8
dated May 7, 1991

Registration Statement of Burroughs on Form 8-A dated            Description of the Rights
March 11, 1986, as amended on Forms 8 dated April 16,
1986, July 8, 1987 and May 7, 1991 and on Form 8-A/A
dated February 26, 1996

Definitive Proxy Statement on Schedule 14A                       Definitive proxy statement relating to the 1999 annual
                                                                 meeting of Unisys shareholders on April 29, 1999

                                                                                    Description or
PulsePoint's SEC Filings (File No. 000-18280)                                      Period/As of date
-----------------------------------------------------            --------------------------------------------------------------
Annual Report on Form 10-K                                       Year ended December 31, 1998

Current Report on Form 8-K, dated June 14, 1999          Discloses the entering into of the merger agreement and
                                                         related matters

Current Report on Form 8-K/A, dated June 14, 1999        Amendment to disclosure concerning the merger agreement

Quarterly Reports on Forms 10-Q                          Quarters ended March 31, 1999 and June 30, 1999

Definitive Proxy Statement on Schedule 14A               Definitive proxy statement relating to the 1999 annual
                                                         meeting of PulsePoint shareholders on April 23, 1999

     We incorporate by reference additional documents that either company may file with the SEC between the date of this document and the date of the special shareholder meeting. These documents include periodic reports, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     You can obtain any of the documents incorporated by reference in this document through Unisys or PulsePoint, as the case may be, or from the SEC through the SEC's web site at the address provided above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

     Unisys Corporation                          PulsePoint Communications
     Unisys Way                                  6307 Carpinteria Avenue
     Blue Bell, Pennsylvania  19424              Carpinteria, California 93013
     Attention: Financial Communications         Attention: Office of Investor Relations
     Telephone No.: (215) 986-5777               Telephone No.: (805) 566-2000

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY AUGUST 19, 1999 TO RECEIVE THEM BEFORE THE SPECIAL SHAREHOLDERS MEETING. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

     We have not authorized anyone to give any information or make any representation about the merger of our companies that differs from, or adds to, the information in this document or in our documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

     If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers of exchange or buy, the securities offered by this proxy statement/prospectus or to ask for proxies, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this proxy statement/prospectus does not extend to you.

     The information contained in this proxy statement/prospectus speaks only as of its date unless the information specifically indicates that another date applies. Information in this document about Unisys has been supplied by Unisys, and information about PulsePoint has been supplied by PulsePoint.


                                    EXPERTS


     The consolidated financial statements of Unisys at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, incorporated by reference in this proxy statement/prospectus, which is made a part of Unisys' Form S-4 registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated by reference in Unisys' annual report on Form 10-K, as amended on Forms 10-K/A dated June 28, 1999 and July 14, 1999, which is incorporated by reference in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of PulsePoint at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, incorporated by reference in this proxy statement/prospectus, which is made a part of Unisys' Form S-4 registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included in PulsePoint's annual report on Form 10-K, which is incorporated by reference in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                                 LEGAL MATTERS


     Certain legal matters relating to the validity of the shares of Unisys common stock offered by this proxy statement prospectus will be passed upon for Unisys by Harold S. Barron, Senior Vice President, General Counsel and Secretary of Unisys. As of June 30, 1999, Mr. Barron owned 50,361 shares of Unisys common
stock and held options to acquire 314,000 shares of such stock.   Certain
federal income tax matters relating to the merger will be passed upon for Unisys by Fried, Frank, Harris, Shriver & Jacobson, a partnership including professional corporations, New York, New York. Certain federal income tax matters relating to the merger will be passed upon for PulsePoint by Latham & Watkins, San Diego, California.


                        INDEPENDENT PUBLIC ACCOUNTANTS


     Representatives of Ernst & Young LLP will be present at the special shareholders meeting. These representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                                                                         ANNEX A

                                 --------------

                          AGREEMENT AND PLAN OF MERGER

                                  DATED AS OF

                                 June 14, 1999

                                  BY AND AMONG

                              UNISYS CORPORATION,

                                 SHELLCO INC.,

                                      AND

                           PULSEPOINT COMMUNICATIONS

                                 --------------

                                                    TABLE OF CONTENTS

ARTICLE I  THE MERGER.............................................................................................2
         Section 1.1 The Merger...................................................................................2
         Section 1.2 The Closing; Effective Time..................................................................2
         Section 1.3 Subsequent Actions...........................................................................3
         Section 1.4 Articles of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation.......3
ARTICLE II  EFFECT OF THE MERGER..................................................................................4
         Section 2.1 Treatment of Capital Stock...................................................................4
         Section 2.2 Conversion of Company Common Stock...........................................................4
         Section 2.3 Conversion of Company Preferred Stock........................................................5
         Section 2.4 Cancellation of Excluded Shares..............................................................5
         Section 2.5 Conversion of Common Stock of Merger Sub.....................................................5
         Section 2.6 Exchange Agent; Exchange Procedures..........................................................5
         Section 2.7 Transfer Books...............................................................................6
         Section 2.8 No Fractional Share Certificates; Termination of Exchange Fund...............................7
         Section 2.9 Dissenting Shares............................................................................7
         Section 2.10 Dividends...................................................................................8
         Section 2.11 Certain Adjustments.........................................................................8
         Section 2.12 Withholding Rights..........................................................................8
         Section 2.13 Lost, Stolen or Destroyed Certificates......................................................9
         Section 2.14 Options to Purchase Company Shares..........................................................9
         Section 2.15 Warrants to Purchase Company Shares........................................................10
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................................................11
         Section 3.1 Organization and Qualification; Subsidiaries................................................11
         Section 3.2 Articles of Incorporation and Bylaws........................................................12
         Section 3.3 Capitalization..............................................................................12
         Section 3.4 Power and Authority; Authorization; Valid & Binding.........................................13
         Section 3.5 No Conflict; Required Filings and Consents..................................................14
         Section 3.6 SEC Reports; Financial Statements...........................................................15

         Section 3.7 Absence of Certain Changes..................................................................16
         Section 3.8 Litigation and Liabilities..................................................................17
         Section 3.9 No Violation of Law; Permits................................................................17
         Section 3.10 Benefit Plans..............................................................................18
         Section 3.11 Labor Matters..............................................................................19
         Section 3.12 Environmental Matters......................................................................20
         Section 3.13 Vote Required; Options.....................................................................22
         Section 3.14 Opinion of Financial Advisor...............................................................22
         Section 3.15 Brokers....................................................................................22
         Section 3.16 Tax Matters................................................................................23
         Section 3.17 Intellectual Property......................................................................24
         Section 3.18 Title to Property..........................................................................25
         Section 3.19 Contracts and Commitments..................................................................25
         Section 3.20 Proxy Statement/Prospectus; Registration Statement.........................................26
         Section 3.21 Pooling of Interests; Reorganization.......................................................26
         Section 3.22 Restrictions on Business Activities........................................................26
         Section 3.23 Related Party Transactions.................................................................27
         Section 3.24 Insurance..................................................................................27
         Section 3.25 Year 2000..................................................................................27
         Section 3.26 Foreign Corrupt Practices, etc.............................................................28
ARTICLE IV  REPRESENTATIONS & WARRANTIES OF PARENT AND MERGER SUB................................................28
         Section 4.1 Organization and Qualification; Subsidiaries................................................28
         Section 4.2 Certificate of Incorporation and Bylaws.....................................................29
         Section 4.3 Capitalization..............................................................................29
         Section 4.4 Power and Authority; Authorization; Valid & Binding.........................................30
         Section 4.5 No Conflict; Required Filings and Consents..................................................30
         Section 4.6 SEC Reports; Financial Statements...........................................................31
         Section 4.7 Absence of Certain Changes..................................................................32
         Section 4.8 Litigation and Liabilities..................................................................32
         Section 4.9 No Violation of Law; Permits................................................................33

         Section 4.10 Proxy Statement/Prospectus; Registration Statement.........................................33
         Section 4.11 Pooling of Interests; Reorganization.......................................................33
         Section 4.12 Merger Sub.................................................................................34
         Section 4.13 Valid Issuance.............................................................................34
         Section 4.14 Brokers....................................................................................34
ARTICLE V  COVENANTS RELATING TO CONDUCT OF BUSINESS.............................................................34
         Section 5.1 Interim Operations of the Company...........................................................34
         Section 5.2 Interim Operations of Parent................................................................37
         Section 5.3 No Solicitation.............................................................................38
ARTICLE VI  ADDITIONAL COVENANTS.................................................................................41
         Section 6.1 Meeting of Shareholders; Record Date........................................................41
         Section 6.2 Filings; Other Actions......................................................................41
         Section 6.3 Publicity...................................................................................42
         Section 6.4 Registration Statement......................................................................42
         Section 6.5 Listing Application.........................................................................42
         Section 6.6 Further Action..............................................................................43
         Section 6.7 Expenses....................................................................................43
         Section 6.8 Notification of Certain Matters.............................................................43
         Section 6.9 Access to Information.......................................................................44
         Section 6.10 Review of Information......................................................................44
         Section 6.11 Insurance; Indemnity.......................................................................45
         Section 6.12 Employee Benefits..........................................................................46
         Section 6.13 Options....................................................................................46
         Section 6.14 Affiliates.................................................................................47
         Section 6.15 Takeover Statutes..........................................................................47
         Section 6.16 Pooling of Interests.......................................................................47
         Section 6.17 Tax-Free Reorganization....................................................................48
         Section 6.18 Accountant's Comfort Letters...............................................................48
         Section 6.19 Accountant's Pooling Letters...............................................................48
         Section 6.20 Warrants...................................................................................48
ARTICLE VII  CONDITIONS TO MERGER................................................................................49

         Section 7.1 Conditions to Obligations of the Parties to Consummate the Merger...........................49
         Section 7.2 Additional Conditions to Obligations of Parent and Merger Sub...............................50
         Section 7.3 Additional Conditions to Obligations of the Company.........................................51
ARTICLE VIII  TERMINATION AND AMENDMENT..........................................................................52
         Section 8.1 Termination.................................................................................52
         Section 8.2 Effect of Termination.......................................................................53
         Section 8.3 Amendment...................................................................................54
ARTICLE IX  GENERAL PROVISIONS...................................................................................54
         Section 9.1 Non-Survival of Representations, Warranties and Agreements..................................54
         Section 9.2 Notices 55
         Section 9.3 Certain Definitions; Interpretation.........................................................56
         Section 9.4 Headings....................................................................................60
         Section 9.5 Severability................................................................................60
         Section 9.6 Entire Agreement; No Third-Party Beneficiaries..............................................60
         Section 9.7 Assignment..................................................................................60
         Section 9.8 Governing Law; Jurisdiction.................................................................60
         Section 9.9 Trial by Jury...............................................................................61
         Section 9.10 Enforcement................................................................................61
         Section 9.11 Obligations of Subsidiaries................................................................61
         Section 9.12 Counterparts...............................................................................61



     Exhibits

     Exhibit A -- List of Persons Executing Voting Agreements
     Exhibit B -- Form of Voting Agreements
     Exhibit C -- Articles of Incorporation of Surviving Corporation Exhibit D -- Form of Affiliate Letter

                            INDEX OF DEFINED TERMS


DEFINED TERM                                                            Page No.

Action........................................................................45
affiliate.....................................................................56
Agreement......................................................................1
Agreement of Merger............................................................2
Average Stock Price............................................................4
Benefit Agreement.............................................................18
Benefit Plan..................................................................56
Cap Amount....................................................................45
CGCL...........................................................................2
Closing........................................................................2
Closing Date...................................................................2
Code...........................................................................1
Company........................................................................1
Company Acquisition Proposal..................................................39
Company Acquisition Transaction...............................................40
Company Capital Stock Disclosure Date.........................................12
Company Common Shares..........................................................1
Company Common Stock...........................................................1
Company Disclosure Letter.....................................................56
Company Equity Rights.........................................................56
Company Financial Advisor.....................................................22
Company Material Adverse Effect...............................................56
Company Options................................................................9
Company Preferred Stock or Company Preferred Shares...........................57
Company SEC Reports...........................................................15
Company Shareholder Meeting...................................................41
Company Shares................................................................57
Company Stock Option Plans.....................................................9
Confidentiality Agreement.....................................................57
Consents......................................................................50
Contracts.....................................................................25
control.......................................................................57
Daily Per Share Price..........................................................4
Debt Instrument...............................................................26
December 1998 Company Balance Sheet...........................................57
December 1998 Parent Balance Sheet............................................57
E&Y...........................................................................48
Effective Time.................................................................3

Employee......................................................................57
Environmental Claim...........................................................21
Environmental Laws............................................................21
Environmental Permits.........................................................20
ERISA.........................................................................57
ERISA Affiliate...............................................................57
ERISA Benefit Plan............................................................57
ESPP..........................................................................47
ESPP Option...................................................................47
Exchange Act..................................................................10
Exchange Agent.................................................................5
Exchange Fund..................................................................5
Exchange Ratio.................................................................4
Excluded Shares...............................................................57
Filings.......................................................................50
Form S-4......................................................................42
GAAP...........................................................................1
Governmental Entity...........................................................15
Hazardous Materials...........................................................21
HSR Act.......................................................................15
Imperial Bank Warrants........................................................58
Indebtedness..................................................................26
Indemnified Party.............................................................45
Intellectual Property Rights..................................................58
Joint Proxy Statement/Prospectus..............................................42
Junior Preferred Stock........................................................58
Knowledge.....................................................................58
Merger.........................................................................1
Merger Sub.....................................................................1
Nasdaq........................................................................58
NEXTLINK Warrants.............................................................58
Nondisclosure Agreement.......................................................58
NYSE..........................................................................58
Other Warrants................................................................58
Parent.........................................................................1
Parent Common Stock............................................................4
Parent Disclosure Letter......................................................58
Parent Equity Rights..........................................................58
Parent Material Adverse Effect................................................59
Parent Rights Agreement.......................................................59
Parent SEC Reports............................................................31
Parent Shares..................................................................4

Parties........................................................................1
Party..........................................................................1
PCBs..........................................................................21
Person........................................................................59
Preferred Holders..............................................................1
Related Party.................................................................27
Release.......................................................................22
Representative................................................................38
Requisite Conversion..........................................................53
SEC............................................................................1
Securities Act................................................................15
Series A Preferred Stock......................................................29
Shareholder Meeting Date......................................................59
Stock Option Agreement.........................................................1
Subsidiary....................................................................59
Substitute Option..............................................................9
Superior Proposal.............................................................40
Surviving Corporation..........................................................2
Tax...........................................................................59
Tax Return....................................................................59
Termination Date..............................................................52
Termination Fee...............................................................54
Third Party...................................................................38
Total Merger Consideration....................................................50
Trigger Date..................................................................53
Voting Agreements..............................................................1
Warrants......................................................................60
Year 2000 Compliant...........................................................27

                          AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER, dated as of June 14, 1999 (this "Agreement"), by and among UNISYS CORPORATION ("Parent"), a Delaware corporation, SHELLCO INC. ("Merger Sub"), a California corporation and a wholly-owned subsidiary of Parent, and PULSEPOINT COMMUNICATIONS (the "Company"), a California corporation. Parent, Merger Sub and the Company are sometimes referred to herein, individually, as a "Party," and, together, as the "Parties." Certain capitalized terms used herein are defined in Section 9.3.

                              W I T N E S S E T H:

          WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each determined that the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement is advisable, fair to and in the best interests of their respective corporations and shareholders and have approved the Merger;

          WHEREAS, it is intended that, for federal income tax purposes, the Merger will qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder (the "Code");

          WHEREAS, it is intended that, for accounting purposes, the Merger will be accounted for as a pooling-of-interests under United States generally accepted accounting principles ("GAAP") and applicable rules and regulations of the Securities and Exchange Commission (the "SEC");

          WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's willingness to enter into this Agreement, Parent and the Company have executed and delivered a Stock Option Agreement, dated as of the date hereof (the "Stock Option Agreement"), pursuant to which the Company is granting to Parent an option to purchase, under certain circumstances, up to a number of shares of common stock, no par value, of the Company (the "Company Common Stock" or "Company Common Shares") equal to 19.9% of the outstanding shares of Company Common Stock with an exercise price per share equal to $6.60; and

          WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's willingness to enter into this Agreement, certain persons listed on Exhibit A (the "Preferred Holders") have entered into Voting Agreements with Parent dated as of the date of this Agreement in the form attached hereto as Exhibit B (the "Voting Agreements"), pursuant to which such persons have agreed, among other things, to vote all voting securities of the Company beneficially owned by such persons in favor of approval and adoption of this Agreement and the Merger.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I


                                  THE MERGER

     Section 1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with the California General Corporation Law (the "CGCL"), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall cease. The Company shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation") in the Merger and as of the Effective Time shall be a wholly-owned subsidiary of Parent. The Merger shall have the effects specified in the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all properties, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and obligations of Merger Sub and the Company shall become the debts, liabilities and obligations of the Surviving Corporation.

     Section 1.2 The Closing; Effective Time. (a) The closing of the Merger (the "Closing") shall take place (i) at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York, 10004, at 10:00 A.M. local time, on the second business day following the date on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, where permitted, waiver of those conditions) shall be satisfied or waived in accordance with this Agreement unless that second business day would be September 1, 1999 in which case the Parties shall use reasonable best efforts to ensure that the closing shall take place on August 31, 1999 or (ii) at such other place, time and/or date as Parent and the Company shall agree (the date of the Closing, the "Closing Date").

          (b) On the Closing Date, Parent, the Company and Merger Sub shall cause a merger agreement in such form as is required by Sections 1101, 1102 and 1103 of the CGCL (the "Agreement of Merger") to be properly executed and acknowledged, and filed with the Secretary of State of the State of California as provided in the CGCL. The Merger shall become effective at such time at which such Agreement of Merger shall be duly filed with the Secretary of State of the State of California or at the time specified in the Agreement of Merger, if any (the time that the Merger becomes effective, the "Effective Time").

     Section 1.3 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation's right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either of the constituent corporations of the Merger, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

     Section 1.4 Articles of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation. Unless otherwise agreed by Parent and the Company prior to the Closing, at the Effective Time:

          (a) the Articles of Incorporation of the Company shall be amended to read in their entirety as set forth on Exhibit C hereto, and as so amended shall constitute (until amended as provided by applicable law and such Articles of Incorporation, as applicable) the articles of incorporation of the Surviving Corporation;

          (b) the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be at and after the Effective Time (until amended as provided by law, its Articles of Incorporation and its Bylaws, as applicable) the Bylaws of the Surviving Corporation;

          (c) the officers of Merger Sub immediately prior to the Effective Time shall continue to serve in their respective offices of the Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal; and

          (d) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal.

                                   ARTICLE II


                              EFFECT OF THE MERGER

     Section 2.1 Treatment of Capital Stock. The manner and basis of converting the Company Shares and the shares of common stock of Merger Sub, by virtue of the Merger and without any action on the part of any holder thereof, shall be as set forth in this Article II.

     Section 2.2 Conversion of Company Common Stock. (a) Subject to Section 2.8, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares), and all rights in respect thereof, shall at the Effective Time, without any action on the part of any holder thereof, forthwith cease to exist and be converted into the right to receive an amount of validly issued, fully paid and nonassessable shares of Parent's Common Stock, $.01 par value per share (the "Parent Common Stock" or "Parent Shares"), which is equal to the Exchange Ratio and including corresponding rights to purchase shares of Junior Preferred Stock pursuant to the Parent Rights Agreement. Prior to the Distribution Date (as defined in the Parent Rights Agreement), all references in this Agreement to Parent Common Stock or Parent Shares to be received in accordance with the Merger shall be deemed to include such associated rights under the Parent Rights Agreement.

          (b) The "Exchange Ratio" means a fraction (expressed as a decimal and rounded to the nearest one-thousandth), such fraction to be in the ratio provided below. If the Average Stock Price (as defined below) is:

          (i) greater than $33.00, the Common Stock Exchange Ratio shall be equal to $6.60 divided by the Average Stock Price;

          (ii) equal to or greater than $27.00 and less than or equal to $33.00, the Common Stock Exchange Ratio shall be fixed at 0.20; and

          (iii) less than $27.00, the Common Stock Exchange Ratio shall be equal to $5.40 divided by the Average Stock Price.

"Average Stock Price" means the average of the Daily Per Share Prices for the twenty consecutive trading days ending on the fourth trading day prior to the Company Shareholder Meeting. The "Daily Per Share Price" for any trading day means the last reported sale price per share of Parent Common Stock as reported on the NYSE Composite Transaction Tape for that day.

          (c) Except as otherwise provided herein, commencing immediately after the Effective Time, each certificate which, immediately prior to the Effective Time, represented issued and outstanding shares of Company Common Stock shall evidence the right to receive shares of Parent Common Stock on the basis set forth in Section 2.2(a) above (and cash in lieu of any fractional shares pursuant to Section 2.8.)

     Section 2.3  Conversion of Company Preferred Stock.

          (a) Subject to Section 2.8, each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares), and all rights in respect thereof, shall at the Effective Time, without any action on the part of any holder thereof, forthwith cease to exist and be converted into the right to receive an amount of validly issued, fully paid and nonassessable shares of Parent Common Stock, which is equal to the product of (i) the Exchange Ratio and (ii) the number of shares of Company Common Stock issuable upon conversion of a share of Company Preferred Stock immediately prior to the Effective Time.

          (b) Except as otherwise provided herein, commencing immediately after the Effective Time, each certificate which, immediately prior to the Effective Time, represented issued and outstanding shares of Company Preferred Stock shall evidence the right to receive shares of Parent Common Stock on the basis set forth in Section 2.3(a) above (and cash in lieu of any fractional shares pursuant to Section 2.8).

     Section 2.4 Cancellation of Excluded Shares. At the Effective Time, each Excluded Share, by virtue of the Merger and without any action on the part of the holder thereof, shall forthwith cease to be outstanding, shall be canceled and retired, and no shares of stock or other securities of Parent or the Surviving Corporation shall be issuable, and no payment or other consideration shall be made or paid, in respect thereof.

     Section 2.5 Conversion of Common Stock of Merger Sub. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall, without any action on the part of Parent, forthwith cease to exist and be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     Section 2.6 Exchange Agent; Exchange Procedures. (a) Subject to the terms and conditions of this Agreement, at or prior to the Effective Time, Parent shall appoint a bank or trust company selected by Parent and reasonably acceptable to the Company (the "Exchange Agent"), to effect the exchange of Company Shares for shares of Parent Common Stock in accordance with the provisions of this Article II. From time to time following the Effective Time upon the requisition by the Exchange Agent, Parent shall deposit, or cause to be deposited, with the Exchange Agent certificates representing the shares of Parent Common Stock to be issued in the Merger, any cash payable in respect of fractional shares in accordance with Section 2.8 and the amount of any dividends or distributions in accordance with Section 2.6(b) (the "Exchange Fund").

          (b) As soon as reasonably practicable after the Effective Time, Parent shall instruct the Exchange Agent to mail to each record holder of a certificate or certificates which immediately prior to the Effective Time represented Company Shares (other than the Excluded Shares) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificates shall pass, only upon delivery to the Exchange Agent and shall be in such form and have such other provisions as Parent shall reasonably specify) and (ii) instructions for use in effecting the surrender of certificates which immediately prior to the Effective Time represented Company Shares for certificates representing shares of Parent Common Stock and cash in lieu of fractional shares, if any. Commencing immediately after the Effective Time, upon the surrender to the Exchange Agent of such certificate or certificates, together with a duly executed and completed letter of transmittal and all other documents and other materials required by the Exchange Agent to be delivered in connection therewith, the holder thereof shall be entitled to receive a certificate or certificates representing the number of whole shares of Parent Common Stock into which the Company Shares which immediately prior to the Effective Time were represented by the certificate or certificates so surrendered shall have been converted in accordance with the provisions of
Section 2.2 or Section 2.3 as appropriate, together with a cash payment (net of any applicable tax withholdings) in lieu of fractional shares, if any. Unless and until any certificate or certificates which immediately prior to the Effective Time represented Company Shares are so surrendered, no dividend or other distribution, if any, payable to the holders of record of shares of Parent Common Stock as of any date subsequent to the Effective Time shall be paid to the holder of such certificate or certificates in respect thereof. Except as otherwise provided herein, upon the surrender of any certificate or certificates which immediately prior to the Effective Time represented Company Shares, the record holder of the certificate or certificates representing shares of Parent Common Stock issued in exchange therefore shall be entitled to receive (i) at the time of surrender, the amount of any dividends or other distributions (net of any applicable tax withholdings) having a record date after the Effective Time and a payment date prior to the surrender date, payable in respect of such shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions (net of any applicable tax withholdings) having a record date after the Effective Time and a payment date subsequent to the date of such surrender, payable in respect of such shares of Parent Common Stock. No interest shall be payable in respect of the payment of dividends or distributions pursuant to the immediately preceding sentence.

     Section 2.7 Transfer Books. The stock transfer books of the Company shall be closed at the Effective Time and no transfer of any Company Shares will thereafter be recorded on any of such stock transfer books. In the event of a transfer of ownership of any Company Shares that is not registered in the stock transfer records of the Company at the Effective Time, a certificate or certificates representing the number of full shares of Parent Common Stock into which such Company Shares shall have been converted in the Merger shall be issued to the transferee together with a cash payment (net of any applicable tax withholdings) in lieu of fractional shares, if any, in accordance with Section 2.8, and a cash payment in accordance with Section 2.6(b) of dividends or distributions, if any, only if the certificate or certificates which immediately prior to the Effective Time represented such Company Shares are surrendered as provided in Section 2.6, accompanied by all documents required to evidence and effect such transfer and by evidence of payment of any applicable stock transfer taxes.

     Section 2.8 No Fractional Share Certificates; Termination of Exchange Fund. (a) No scrip or fractional share certificate for Parent Common Stock will be issued upon the surrender for exchange of a certificate or certificates which immediately prior to the Effective Time represented Company Shares, and no outstanding fractional share interest will entitle the holder thereof to vote or receive dividends or distributions or any other rights of a shareholder of Parent with respect to such fractional share interest. Each holder entitled to receive a fractional share of Parent Common Stock but for this Section 2.8(a) shall be entitled to receive an amount of cash (net of applicable tax withholdings) equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled (after taking into account all Company Shares held immediately prior to the Effective Time by such holder) by (ii) the closing price for a share of Parent Common Stock on the NYSE Composite Transaction Tape on the trading day immediately prior to the Closing Date. No interest shall be payable in respect of any cash payment for fractional share interests.

          (b) Any portion of the Exchange Fund which remains undistributed one year after the Effective Time shall be delivered to Parent upon demand, and each holder of Company Shares who had not theretofore surrendered certificates or certificates which immediately prior to the Effective Time represented Company Shares in accordance with the provisions of this Article II shall thereafter look only to Parent for satisfaction of such holder's claims for shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions payable in accordance with Section 2.6(b). Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Company Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     Section 2.9 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Company Shares which are "dissenting shares" (as defined in Section 1300(b) of the CGCL), if any, shall not be converted into or represent a right to receive any shares of Parent Common Stock, but the holders thereof shall be entitled only to such rights as are granted by the CGCL. Each holder of dissenting shares who becomes entitled to payment therefor pursuant to the CGCL shall receive payment from the Surviving Corporation in accordance with the CGCL; provided, however, that (i) if any such holder of dissenting shares shall have failed to establish his entitlement to appraisal rights as provided in the CGCL, (ii) if any such holder of dissenting shares shall have effectively withdrawn his demand for appraisal thereof or lost his right to appraisal and payment therefor under the CGCL or (iii) if, as to the Company Common Shares, neither any holder of dissenting shares which are shares of Company Common Stock nor the Surviving Corporation shall have filed a petition demanding a determination of the fair value of all dissenting shares of Company Common Stock within the time provided in the CGCL, such holder or holders (as the case may be) of Company Common Stock shall forfeit the right to appraisal of such shares of Company Common Stock, and if, as to the Company Preferred Shares, neither any holder of dissenting shares which are shares of Company Preferred Stock nor the Surviving Corporation shall have filed a petition demanding a determination of the fair value of all dissenting shares of Company Preferred Stock within the time period provided by the CGCL, such holder or holders (as the case may be) of Company Preferred Stock shall forfeit the right to appraisal of such shares of Company Preferred Stock and, in either case, such shares shall thereupon be deemed to have been converted, as of the Effective Time, into and represent shares of Parent Common Stock, without interest thereon, as provided in Section 2.1(a).

     Section 2.10 Dividends. Parent and the Company shall coordinate with each other the declaration of, and the setting of record dates and payment dates for, dividends (if any) in respect of their respective common stock so that, in respect of any fiscal quarter, holders thereof (i) do not receive dividends in respect of both (x) Company Shares and (y) shares of Parent Common Stock received pursuant to the Merger in respect thereof or (ii) fail to receive a dividend in respect of both (x) Company Shares and (y) the shares of Parent Common Stock received pursuant to the Merger in respect thereof.

     Section 2.11 Certain Adjustments. If between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock shall be changed into a different number of shares by reason of any stock split or combination of shares, or any dividend payable in stock shall be declared thereon with a record date within such period, the Exchange Ratio shall be appropriately adjusted to provide the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such event.

     Section 2.12 Withholding Rights. Each of Parent and the Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of certificates which prior to the Effective Time represented Company Shares such amounts as Parent or the Company is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign Tax law. To the extent that amounts are so withheld by Parent or the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares in respect of which such deduction and withholding was made by Parent or the Company, as the case may be.

     Section 2.13 Lost, Stolen or Destroyed Certificates. In the event any certificates representing Company Shares shall have been lost, stolen or destroyed, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, shares of Parent Common Stock and cash in lieu of fractional shares thereof as may be required pursuant to Sections 2.2, 2.3 and 2.8; provided, however, that Parent may in its discretion, and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.


     Section 2.14 Options to Purchase Company Shares. (a) Effective at the Effective Time, each unexpired and unexercised outstanding option or stock purchase right, whether or not then vested or exercisable in accordance with its terms, to purchase shares of Company Common Stock (the "Company Options") previously granted by the Company or any of its Subsidiaries under the Company's 1983 Stock Option Plan, as amended, or its Directors Stock Option Plan, as amended (such plans, as amended, are collectively referred to herein as the "Company Stock Option Plans"), shall be converted automatically into an option or right to acquire the number of shares of Parent Common Stock (a "Substitute Option"), rounded to the nearest whole share, determined by multiplying (i) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time by (ii) the Exchange Ratio. The exercise price per share of Parent Common Stock subject to each Substitute Option shall be equal to the exercise price per share of Company Common Stock subject to the relevant Company Option divided by the Exchange Ratio and then rounded to the nearest one one-hundredth of a cent; provided, however, that, in the case of any Company Option which is qualified as an incentive stock option under Section 422 of the Code, the conversion formula (both as to number of shares to be subject to the related Substitute Option and the exercise price of the related Substitute Option) shall be adjusted, if necessary, to comply with Section 424(a) of the Code. After the Effective Time, each Substitute Option shall be exercisable upon the same terms and conditions as were applicable to the related Company Option immediately prior to the Effective Time (including those terms which may have caused such Company Option/Substitute Option to become exercisable in full in connection with the consummation of the transactions contemplated by this Agreement). As soon as practicable after the Effective Time, Parent shall deliver to the holders of the Substitute Options appropriate notice setting forth such holders' rights pursuant thereto. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery under the Company Stock Option Plans, which shall be assumed in accordance with this Section 2.14.

          (b) As soon as is reasonably practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (if available and required) (or any successor or other appropriate forms) with respect to the shares of Parent Common Stock subject to such options and rights and shall use its reasonable best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. The Company (or, if appropriate, any committee administering the Company Stock Option Plans) shall use its reasonable best efforts, prior to or as of the Effective Time, to take all necessary actions, pursuant to and in accordance with the terms of the Company Stock Option Plans and the instruments evidencing the Company Options, to provide for the conversion of the Company Options into options and rights to acquire Parent Common Stock in accordance with this Section 2.14. The Board of Directors of the Company shall, prior to or as of the Effective Time, take appropriate action to approve the cancellation of the Company Options for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Parent shall, prior to or as of the Effective Time, take appropriate action to approve the acquisition of options and rights to purchase Parent Common Stock under the Company Options (as converted pursuant to Section 2.14(a)) for purposes of Section 16(b) of the Exchange Act.

     Section 2.15  Warrants to Purchase Company Shares.

          (a) Prior to the Effective Time, the Company and Parent together shall use reasonable best efforts to take all action necessary with respect to the Warrants such that as of and after the Effective Time each Warrant shall entitle the holder thereof to purchase such number of shares of Parent Common Stock as is equal to the product of (x) the number of shares of Company Common Stock subject to such Warrant immediately prior to the Effective Time and (y) the Exchange Ratio; and the exercise price per share of Parent Common Stock subject to such Warrant shall be equal to (A) the exercise price per share of Company Common Stock immediately prior to the Effective Time divided by (B) the Exchange Ratio. The Company shall take no action to cause any Warrant which pursuant to its terms as in effect as of the date hereof would not become exercisable by reason of the transactions contemplated by this Agreement to become exercisable in connection herewith, and nothing contained in this Agreement shall be interpreted as causing any such Warrant to become exercisable, except as provided currently under the terms of the Warrants (subject to the adjustments required by this Section 2.15 after giving effect to the Merger).

          (b) Notwithstanding the foregoing, the number of shares of Parent Common Stock deliverable upon exercise of each Warrant at and after the Effective Time as contemplated by paragraph (a) above shall be rounded, if necessary, to the nearest whole share, and the exercise price with respect thereto shall be rounded, if necessary, to the nearest one one-hundredth of a cent. Other than as provided in Section 2.15(a) and in the prior sentence of this Section 2.15(b), as of and after the

Effective Time, each Warrant shall be subject to substantially the same terms and conditions as in effect immediately prior to the Effective Time, but giving effect to the Merger.

                                  ARTICLE III


                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as set forth in the Company Disclosure Letter or the Company SEC Reports filed with the SEC prior to the date hereof, the Company hereby represents and warrants to Parent and Merger Sub as follows:

     Section 3.1 Organization and Qualification; Subsidiaries. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted. Each of the Subsidiaries of the Company is a corporation or other business entity duly organized and validly existing under the laws of its jurisdiction of incorporation or organization. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) each of the Subsidiaries of the Company has the requisite corporate or other organizational power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, is in good standing under the laws of its jurisdiction of incorporation or organization; and (ii) each of the Company and its Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary.

          (b) Section 3.1(b) of the Company Disclosure Letter contains a list of all Subsidiaries of the Company together with the jurisdiction of incorporation or organization of each such Subsidiary and the number of shares and percentage of each class of each Subsidiary's capital stock or other equity securities owned directly or indirectly by the Company. All of the outstanding shares of capital stock and other equity securities of the Subsidiaries of the Company have been validly issued and are fully paid and nonassessable and all of such shares and securities owned, directly or indirectly, by the Company are owned free and clear of all liens, pledges, security interests or other encumbrances. Except as set forth in Section 3.1(b) of the Company Disclosure Letter, there are no subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) entitling any Person to purchase or otherwise acquire from the Company or any of its Subsidiaries at any time, or upon the happening of any stated event, any shares of capital stock or other equity securities of any of the Subsidiaries of the Company. There are no outstanding obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem of otherwise acquire any shares of capital stock or other equity securities, or any securities convertible, exchangeable or exercisable for or into shares of capital stock or other equity securities, of any Subsidiary of the Company. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the Company does not directly or indirectly own any interest (debt, equity or otherwise) in any corporation, partnership, limited partnership, joint venture, limited liability company or other business association or entity that is not a Subsidiary of the Company, or have any obligation, commitment or undertaking to acquire any such interest or invest in any such corporation, partnership, joint venture, limited liability company or other business association or entity.

          (c) Except for interests in its Subsidiaries, neither the Company nor any of its Subsidiaries owns directly or indirectly any material equity interest in any Person or has any obligation or has made any commitment to acquire any such interest or make any such investment.

     Section 3.2 Articles of Incorporation and Bylaws. The Company has furnished to Parent a complete and correct copy of the Articles of Incorporation and Bylaws, as amended to the date of this Agreement, of the Company. Such Articles of Incorporation and Bylaws and all similar organizational documents of the Subsidiaries of the Company are in full force and effect. The Company is not in violation of any of the provisions of its Articles of Incorporation or Bylaws and, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, none of the Subsidiaries of the Company is in violation of any similar organizational documents of Subsidiaries of the Company.

     Section 3.3 Capitalization. (a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 15,000,000 shares of preferred stock, of which 3,373,334 are designated as Series B Convertible Preferred Stock. No classes or series of preferred stock have been designated other than such Series B Convertible Preferred Stock. At the close of business on May 25, 1999 (the "Company Capital Stock Disclosure Date"), (i) 5,577,572 shares of Company Common Stock and 3,208,534 shares of Company Preferred Stock were issued and outstanding, and (ii) no shares of Company Common Stock and no shares of Company Preferred Stock were held by the Company in its treasury. Section 3.3(a) of the Company Disclosure Letter lists the number of shares of Company Common Stock and Company Preferred Stock reserved for issuance as of the Company Capital Stock Disclosure Date under each of the Benefit Plans or otherwise (including shares of Company Common Stock reserved for future grants of options or rights under the Company Stock Option Plans as of the date hereof and securities issuable upon exercise of the Warrants). Since the Company Capital Stock Disclosure Date, no shares of Company Common Stock or Company Preferred Stock have been issued or reserved for issuance, except for
(i) shares of Company Common Stock issued in respect of the exercise, conversion or exchange of Company Equity Rights outstanding as of the Company Capital Stock Disclosure Date

(ii) shares of Company Common Stock issued or reserved for issuance in connection with the Stock Option Agreement or (iii) shares of Company Common Stock reserved for issuance in connection with options granted in accordance with Section 5.1(viii). Section 3.3(a) of the Company Disclosure Letter sets forth the number and type of Company Equity Rights (including the number and class of the Company Shares for or into which such Company Equity Rights are exercisable, convertible or exchangeable and any Benefit Plan pursuant to which such Company Equity Rights were granted or issued) outstanding as of the Company Capital Stock Disclosure Date. As of the date hereof, the conversion price per share of the Company Preferred Stock is $3.00 per share of Company Common Stock, entitling the holder thereof to acquire 2.5 shares of Company Common Stock upon conversion of one Company Preferred Share.

          (b) There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Shares or any Company Equity Rights (except in connection with the exercise, conversion or exchange of outstanding Company Equity Rights). There are no bonds, debentures, notes or other indebtedness issued and outstanding having the right to vote together with the Company's shareholders on any matter in respect of which the Company's shareholders are entitled to vote. Except for the Voting Agreements, no shareholders of the Company are party to any voting agreement, voting trust or similar arrangement with respect to Company Shares to which the Company or any Subsidiary of the Company is a Party. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock are validly issued, fully paid, nonassessable and free of preemptive rights. The Company has not repurchased Company Shares since December 31, 1995.

          (c) Section 3.3(c) of the Company Disclosure Letter sets forth the following information for each of the Warrants: (i) the exercise price in effect as of the date hereof, (ii) the identity of the holder(s), (iii) the number of shares of Company Common Stock into which such Warrants are exercisable, and (iv) a list of all amendments to the terms of such Warrants and a list of any agreements entered into in connection therewith. The Company has provided Parent with true and correct copies of the Warrants and such agreements as may have been amended.

     Section 3.4 Power and Authority; Authorization; Valid & Binding. (a) The Board of Directors of the Company, at a meeting duly called, duly adopted resolutions approving this Agreement and the Merger, determining that this Agreement is advisable and that the Merger is fair to, and in the best interests of, the Company's shareholders, and recommending that the Company's shareholders adopt this Agreement. The Company has the necessary corporate power and authority to enter into and deliver this Agreement and the Stock Option Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby, except that the Merger is subject to the adoption and approval of this Agreement and the Merger by the holders of Company Common Stock and Company Preferred Stock as required by the CGCL.

The execution and delivery of this Agreement and the Stock Option Agreement by the Company, the performance by it of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Company (other than with respect to the Merger, the adoption and approval of this Agreement and the Merger by the holders of Company Common Stock and Company Preferred Stock as required by the CGCL and the Articles of Incorporation of the Company). Each of this Agreement and the Stock Option Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by Parent and Merger Sub of the Agreement, and by Parent of the Stock Option Agreement, each of the Agreement and the Stock Option Agreement constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with the terms hereof or thereof, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     Section 3.5 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement and the Stock Option Agreement by the Company does not, and the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby will not, (i) violate or conflict with the Articles of Incorporation or Bylaws of the Company, (ii) subject to obtaining or making the notices, reports, filings, waivers, consents, approvals or authorizations referred to in Section 3.5(b), conflict with or violate any law, regulation, court order, judgment or decree applicable to the Company or any of its Subsidiaries or by which any of their respective property is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, cancellation, vesting, modification, alteration or acceleration of any obligation under, result in the creation of a lien, claim or encumbrance on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, result in the loss of any material benefit under (including an increase in the price paid by, or cost to, the Company or any of its Subsidiaries), require the consent of any other party to, or result in any obligation on the part of the Company or any of its Subsidiaries to repurchase (with respect to a bond or a note), any agreement, contract, instrument, bond, note, indenture, permit, license or franchise to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective property is bound or affected, except, in the case of clauses (ii) and (iii) above, as would not, individually or in the aggregate, have a Company Material Adverse Effect, or materially impair the ability of Parent to own all of the equity of the Surviving Corporation, or operate its or any of its Subsidiaries' businesses (including the businesses of the Surviving Corporation and its Subsidiaries), following the Effective Time.

          (b) Except for applicable requirements under the premerger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the filing of the Agreement of Merger pursuant to the CGCL, filings with the SEC under the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act and any filings required pursuant to any state securities or "blue sky" laws, neither the Company nor any of its Subsidiaries is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery, performance or consummation of this Agreement, the Stock Option Agreement or the Merger except for such notices, reports or filings that, if not made, would not, individually or in the aggregate, have a Company Material Adverse Effect, or materially impair the ability of Parent to own all of the equity of the Surviving Corporation, or operate its or any of its Subsidiaries' businesses (including the businesses of the Surviving Corporation and its Subsidiaries), following the Effective Time. Except as set forth in the immediately preceding sentence, no waiver, consent, approval or authorization of any governmental or regulatory authority, court, agency, commission or other governmental entity or any securities exchange or other self-regulatory body, domestic or foreign ("Governmental Entity"), is required to be obtained by the Company or any of its Subsidiaries in connection with its execution, delivery, performance or consummation of this Agreement, the Stock Option Agreement or the transactions contemplated hereby except for such waivers, consents, approvals or authorizations that, if not obtained or made, would not, individually or in the aggregate, have a Company Material Adverse Effect, or materially impair the ability of Parent to own all of the equity of the Surviving Corporation, or operate its or any of its Subsidiaries' businesses (including the businesses of the Surviving Corporation and its Subsidiaries), following the Effective Time.

     Section 3.6 SEC Reports; Financial Statements. (a) The Company has timely filed all forms, reports and documents (including all Exhibits, Schedules and Annexes thereto) required to be filed by it with the SEC since January 1, 1996, including any amendments or supplements thereto (collectively, including any such forms, reports and documents filed after the date hereof, the "Company SEC Reports"), and, with respect to the Company SEC Reports filed by the Company after the date hereof and prior to the Closing Date, will promptly deliver or make available, to Parent all of its Company SEC Reports in the form filed with the SEC. The Company SEC Reports (i) complied (and any Company SEC Reports filed after the date hereof will comply) in all material respects in accordance with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) as of their respective filing dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), did not (and any Company SEC Reports filed after the date hereof will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) The financial statements, including all related notes and schedules, contained in the Company SEC Reports (or incorporated therein by reference) fairly present in all material respects (or, with respect to financial statements contained in the Company SEC Reports filed after the date hereof, will fairly present in all material respects) the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations, retained earnings and cash flows of the Company and its consolidated Subsidiaries for the respective periods indicated, in each case in accordance with GAAP applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes thereto) and the rules and regulations of the SEC, except that interim financial statements are subject to normal and recurring year-end adjustments which are not and are not expected to be, individually or in the aggregate, material in amount and do not include certain notes which may be required by GAAP but which are not required by Form 10-Q of the SEC. The financial statements included (or which will be included after the date of this Agreement) in the Company SEC Reports are (or will be) in all material respects in accordance with the books and records of the Company and its Subsidiaries.

          (c) Notwithstanding the foregoing, no representation or warranty is being made in this Section 3.6 with respect to information or statements (including financial information and statements) that are provided by Parent and set forth in any Company SEC Report filed after the date hereof or with respect to any Parent SEC Reports incorporated therein by reference.

     Section 3.7 Absence of Certain Changes. Except pursuant to the terms of this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby, since December 31, 1998, (a) the Company and each of its Subsidiaries has conducted its business in all material respects in the ordinary and usual course of its business consistent with past practice and there has not been any change in the business, assets, liabilities, results of operation or condition (financial or otherwise) of the Company and its Subsidiaries, or any development or combination of developments that, individually or in the aggregate, has had or would have a Company Material Adverse Effect and (b) there has not been (i) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company; (ii) any change by the Company to its accounting policies, practices or methods (except for immaterial changes required by a change in GAAP); (iii) any (x) incurrences of indebtedness for borrowed money by the Company and its Subsidiaries except for indebtedness incurred after the date hereof as permitted by Section 5.1(xi);
(y) transfers, sales or other dispositions of, or encumbrances placed on, assets or properties by the Company and its Subsidiaries outside of the ordinary course of business consistent with past practice; or (z) damage, destruction or other casualty loss of assets or properties of the Company and its Subsidiaries, whether or not covered by insurance which has had, or would have, a Company Material Adverse Effect; (iv) any change or amendment to the terms of any outstanding securities or material indebtedness of the Company or any of its Subsidiaries; (v) any redemption, repurchase or re-pricing or amendment to the exercise or conversion price of any Company Equity Rights and, except as required by applicable law or pursuant to a contractual obligation in effect as of the relevant date, (A) any execution, adoption or amendment of any agreement or arrangement relating to severance or any employee benefit plan or employment or consulting agreement (including Benefit Plans) or (B) any grant of any stock options or other equity related award except for stock option grants after the date hereof as permitted by Section 5.1(iv); (vi) any amendments to the Company's Articles of Incorporation or Bylaws or similar organizational documents, (vii) any acquisition of any business or assets, other than transactions that were in the ordinary course of business consistent with past practice; (viii) any capital expenditures in excess of $2,000,000 in the aggregate; (ix) any settlement of any threatened or pending material litigation, suit, action, proceeding or investigation; (x) any material tax election made or changed, any material audit settled or any material amended Tax Returns filed; or (xi) any agreement or commitment entered into with respect to any of the foregoing.

     Section 3.8 Litigation and Liabilities. (a) Except as disclosed in the Company SEC Reports filed prior to the date hereof, there are no civil, criminal or administrative actions, suits or claims, proceedings (including condemnation proceedings) or, to the Knowledge of the Company, hearings or investigations pending or, to the Knowledge of the Company, threatened against or otherwise adversely affecting the Company or any of its Subsidiaries or any of their respective properties and assets, except for any of the foregoing which would not, individually or in the aggregate, have a Company Material Adverse Effect.

             (b) Neither the Company nor any of its Subsidiaries has or is subject to any liabilities (absolute, accrued, contingent or otherwise) other than liabilities (a) adequately reflected on the December 1998 Company Balance Sheet (including any related notes thereto) or (b) which would not, individually or in the aggregate, have a Company Material Adverse Effect or (c) permitted to be incurred pursuant to Section 5.1.

     Section 3.9 No Violation of Law; Permits. The business of the Company and each of its Subsidiaries is being conducted in accordance with all applicable law, ordinances, regulations, judgments, orders or decrees of any Governmental Entity, and not in violation of any permits, franchises, licenses, authorizations or consents granted by any Governmental Entity, and the Company and each of its Subsidiaries has obtained all permits, franchises, licenses, authorizations or consents necessary for the conduct of its business, except, in each case, as would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is (i) subject to any cease and desist or other order, judgment, injunction or decree issued by any Governmental Entity, or (ii) is a party to any written agreement, consent agreement or memorandum of understanding with any Governmental Entity, or (iii) is a party to any commitment letter or similar undertaking to any Governmental Entity, or (iv) to the Knowledge of the Company, is subject to any order or directive by any Governmental Entity, or (v) has adopted any board resolutions at the request of any Governmental Entity that in the case of any of the foregoing clauses (i) through (v) materially restricts the conduct of its business (whether the type of business, the location thereof or otherwise) and which, individually or in the aggregate, would have a Company Material Adverse Effect, nor to the Knowledge of the Company, has the Company been advised in writing that any Governmental Entity has proposed issuing or requesting any of the foregoing.

     Section 3.10 Benefit Plans. (a) Section 3.10(a) of the Company Disclosure Letter contains a list of all Benefit Plans and employment, consulting, severance or termination agreements between the Company or any of its Subsidiaries and any Employee (a "Benefit Agreement"). Neither the Company nor any of its Subsidiaries has adopted or amended in any material respect any Benefit Plan since the date of the most recent audited financial statements included in the Company SEC Reports filed prior to the date hereof.

          (b) With respect to each Benefit Plan and Benefit Agreement, the Company has made available to Parent true, complete and correct copies, where applicable and to the extent that they exist as of the date of this Agreement, of (i) the current plan document or agreement, (ii) the two most recent annual reports on Form 5500 filed with the Internal Revenue Service, (iii) the two most recent actuarial reports, (iv) the most recent summary plan description, (v) the most recent determination letter issued by the Internal Revenue Service, and
(vi) the two most recent audited financial reports concerning such Benefit Plans or Agreements, and any trusts related thereto.

          (c) None of the Company, any of its Subsidiaries, any officer of the Company or any of its Subsidiaries or any of the ERISA Benefit Plans or Benefit Agreements has on or before the date of this Agreement engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any ERISA Benefit Plan or Benefit Agreement that could reasonably be expected to subject the Company, any of its Subsidiaries or any officer of the Company or any of its Subsidiaries to any tax on prohibited transactions imposed by Section 4975 of the Code or to any liability under ERISA. None of the Company, its Subsidiaries or any ERISA Affiliate has at any time during the five-year period preceding the date hereof contributed to any ERISA Benefit Plan that is a "multiemployer plan" (as defined in Section 3(37) of ERISA) or maintained any ERISA Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code.

          (d) As of the date of this Agreement there is no pending dispute, arbitration, claim, suit or grievance involving a Benefit Plan or Benefit Agreement (other than routine claims for benefits payable under any such Benefit Plan) that would have a Company Material Adverse Effect.

          (e) Each Benefit Plan and Benefit Agreement has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including without limiting the foregoing, the timely filing of all required reports, documents and notices.

          (f) Neither the Company, any of its Subsidiaries nor any ERISA Affiliate (i) maintains or contributes to any Benefit Plan which provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any Employee upon or after his retirement or termination of employment, except as may be required by Section 4980B of the Code or Title I, subtitle B, part 6 of ERISA; or (ii) has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical, severance or other employee welfare benefits upon or after their retirement or termination of employment, except to the extent required by Section 4980B of the Code or Title I, subtitle B, part 6 of ERISA.

          (g) The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Benefit Plan, Benefit Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company or Parent to amend or terminate any Benefit Plan and Benefit Agreement. No payment or benefit agreed to by the Company or any of its Subsidiaries which will or may be made by the Company, any of its Subsidiaries, Parent or any of their respective affiliates with respect to any Employee may or will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

          (h) The Company and each of its Subsidiaries (i) has withheld all material amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (ii) is not liable for any material arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees.

     Section 3.11 Labor Matters. (a) Except for those matters that would not, individually or in the aggregate, have a Company Material Adverse Effect, no work stoppage, slowdown, lockout or labor strike against the Company or any Subsidiary of the

Company by Employees (or any union that represents them) (i) is pending or, to the Knowledge of the Company, threatened or (ii) has occurred since December 31, 1996.

          (b) Except as, individually or in the aggregate, would not have a Company Material Adverse Effect, as of the date of this Agreement, neither the Company nor any Subsidiary of the Company is involved in or, to the Knowledge of the Company, threatened with any labor dispute, grievance, or arbitration or union organizing activity (by it or any of its Employees) involving any Employees.

     Section 3.12 Environmental Matters. (a) Except as would not have a Company Material Adverse Effect:

               (i) the Company and each of its Subsidiaries has at all times been operated, and is, in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written communication from any Person or Governmental Entity that alleges that the Company or any of its Subsidiaries is not in compliance with applicable Environmental Laws;

               (ii) the Company and each of its Subsidiaries has obtained or has applied for all applicable environmental, health and safety permits, licenses, variances, approvals and authorizations required under Environmental Laws (collectively, the "Environmental Permits") necessary for the construction of its facilities or the conduct of its operations, and such Environmental Permits are in effect or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company and its Subsidiaries are in compliance with all terms and conditions of such Environmental Permits;

               (iii) there is no Environmental Claim pending or threatened (i) against the Company or any of its Subsidiaries, (ii) against any Person whose liability for any Environmental Claim has been retained or assumed contractually by the Company or any of its Subsidiaries, or (iii) against any real or personal property or operations which the Company or any of its Subsidiaries owns, leases or operates, in whole or in part;

               (iv) there have been no Releases of any Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim against the Company, any of its Subsidiaries or any predecessor thereof, or against any Person whose liability for any Environmental Claim has been retained or assumed contractually by the Company or any of its Subsidiaries;

               (v) there are, and have been, no underground or aboveground storage tanks, incinerators or surface impoundments, at, on, under or within any real property currently or formerly owned, leased or operated by the Company, its Subsidiaries or any predecessor thereof, that would be reasonably likely to form the basis of any Environmental Claim against the Company, its Subsidiaries or any predecessor thereof, or against any Person whose liability for any Environmental Claim has been retained or assumed contractually by the Company or any of its subsidiaries; and

               (vi) none of the properties currently or formerly owned, leased or operated by the Company, its Subsidiaries or any predecessor thereof, are now, or were in the past, listed on the National Priorities List of Superfund Sites or any analogous state list.

          (b)  For purposes of this Agreement:

               (i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, information requests, directives, claims, liens, investigations, proceedings or notices of noncompliance, violation or status as a potentially responsible person or otherwise liable party (written or oral) by any person (including any federal, state, local or foreign governmental authority) relating to or alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not currently or formerly owned, operated, leased or managed by the Company, any of its Subsidiaries or any predecessor thereof; or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

               (ii) "Environmental Laws" means all applicable foreign, federal, state and local laws, rules, requirements, regulations and judicial or administrative opinions relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human or employee health or safety including, without limitation, laws and regulations relating to Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or relating to management of Hazardous Materials in buildings.

               (iii) "Hazardous Materials" means (A) any petroleum or any by-products or fractions thereof, asbestos or asbestos-containing materials, urea formaldehyde foam insulation, any form of natural gas, explosives, polychlorinated biphenyls ("PCBs"), radioactive materials, ionizing radiation, electromagnetic field radiation or microwave transmissions; (B) any chemicals, materials or substances, whether waste materials, raw materials or finished products, which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous substances," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutants," "contaminants," or words of similar import under any Environmental Law; and (C) any other chemical, material or substance, whether waste materials, raw materials or finished products, regulated or forming the basis of liability under any Environmental Law.

               (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including without limitation ambient air, atmosphere, soil, surface water, groundwater or property).

     Section 3.13 Vote Required; Options. (a) No state takeover or similar statute or regulation of any state in which the Company or any of its subsidiaries is organized, incorporated or qualified to do business applies to the Merger, this Agreement, the Stock Option Agreement (including the purchase of shares of Company Common Stock thereunder), the Voting Agreements or any of the transactions contemplated hereby or thereby.

          (b) The Board of Directors of the Company has duly adopted (and not withdrawn) a resolution rescinding any authorization previously granted permitting the Company to repurchase Company Shares.

          (c) The affirmative votes at the Company Shareholder Meeting of (i) the holders of a majority of the outstanding shares of Company Common Stock and
(ii) the holders of a majority of the outstanding shares of Company Preferred Stock, in each case voting as a separate class, are the only votes of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement, the Merger and the transactions contemplated hereby.

     Section 3.14 Opinion of Financial Advisor. The Company or its Board of Directors has received the written opinion of Morgan Stanley & Co. Incorporated (the "Company Financial Advisor"), dated as of the date hereof, to the effect that, as of the date hereof, the consideration to be received in the Merger by the holders of Company Common Shares who hold such Company Common Shares immediately prior to the Effective Time is fair to the holders of Company Common Shares from a financial point of view. The Company has been authorized by the Company Financial Advisor to permit, subject to prior review and consent by such Company Financial Advisor, the inclusion of such opinion (and appropriate references thereto) in the Joint Proxy Statement/Prospectus.

     Section 3.15 Brokers. The Company and its Subsidiaries have not engaged any broker, finder, investment banker or other Person (other than the Company Financial Advisor) entitled to any brokerage, finder's, investment banking or other similar fee or commission in connection with the transactions contemplated by this Agreement. The expected amounts of such fees and commissions have been disclosed in writing to Parent based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has previously provided to Parent copies of any agreements giving rise to any such fee or commission.

     Section 3.16  Tax Matters.

          (a) All material Tax Returns required to be filed by the Company and each of its Subsidiaries either on a separate or combined or consolidated basis have been or will be prepared in good faith and timely filed with the appropriate Governmental Entity on or prior to the Effective Time or by the due date thereof including extensions granted by a Government Entity;

          (b) all such Tax Returns are complete and accurate in all material respects;

          (c) all Taxes owed by any of the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid;

          (d) no deficiencies for any Taxes have been either (A) asserted in writing, proposed in writing or assessed in writing against the Company or any of its Subsidiaries or (B) as to which the Company has Knowledge based upon personal contact with any agent of a taxing authority;

          (e) none of the Company and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency and no written requests for waivers of the time to assess any Taxes of the Company or its Subsidiaries are pending;

          (f) none of the Company and its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return;

          (g) the Company has delivered or made available to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by any of the Company and its Subsidiaries since December 31, 1994;

          (h) the unpaid Taxes of the Company and its Subsidiaries (A) did not, as of the month ended April 30, 1999, exceed by any material amount the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth on the face of the balance sheet as of and for the months ended April 30, 1999 (rather than in any notes thereto) and (B) will not exceed by any material amount that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past customs and practice of the Company and its Subsidiaries in filing their income Tax Returns;

          (i) the Company has not distributed the stock of a "controlled corporation" (within the meaning of that term as used in section 355(a) of the Code) in a transaction subject to section 355 of the Code within the past two years;

          (j) no written claim, and to the Knowledge of the Company, no claim, has ever been made by an authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

          (k) none of the Company and its Subsidiaries has any unrecognized gains relating to deferred intercompany transactions;

          (l) there are no excess loss accounts, as defined in Reg. (S) 1.1502-19, between or among any members of the affiliated group of corporations of which Company is the common parent; and

          (m) Section 3.16 of the Company Disclosure Letter lists all federal, state, local and foreign Tax Returns filed with respect to any of the Company and its Subsidiaries for taxable periods ending on or after March 31, 1996, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are subject of an audit.

     Section 3.17 Intellectual Property. Neither the Company nor any of its Subsidiaries currently utilizes, or to the Knowledge of the Company, including the general counsel and members of the legal department of the Company involved in intellectual property and the Company's chief technology officer, has in the past utilized, any existing or pending Intellectual Property Rights, except for those which are owned, possessed or lawfully used by the Company or its Subsidiaries in their business operations, and neither the Company nor any of its Subsidiaries infringes upon or unlawfully uses any Intellectual Property Right owned or validly claimed by another Person except, in each case, as would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its Subsidiaries own free and clear of all liens and encumbrances, have a valid license to use or have the right validly to use all existing and pending Intellectual Property Rights necessary to carry on their respective business substantially as currently conducted except the failure of which to own, validly license or have the right validly to use, individually or in the aggregate, would not have a Company Material Adverse Effect. To the Knowledge of the Company after due inquiry, no person is infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right in a manner that would result in a Company Material Adverse Effect.

     Section 3.18 Title to Property. (a) The Company and each of its Subsidiaries have good title to all of their real properties and other material assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially interfere with the marketability or the present use of the property affected thereby or which would not, individually or in the aggregate, have a Company Material Adverse Effect, and except for liens which secure indebtedness reflected in the December 1998 Company Balance Sheet; and, to the Company's Knowledge, all leases pursuant to which the Company or any of its Subsidiaries lease from others material real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the Knowledge of the Company, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not, individually or in the aggregate, have a Company Material Adverse Effect.

          (b) Section 3.18(b) of the Company Disclosure Letter identifies all real property owned by the Company and its Subsidiaries and all material real property leased or operated by the Company and its Subsidiaries.

     Section 3.19 Contracts and Commitments. (a) Section 3.19(a) of the Company Disclosure Letter contains a complete and accurate list of all material contracts (written or oral), leases, plans, undertakings, commitments or agreements which involve (or are reasonably likely to involve) payments or receipts by the Company or any of its Subsidiaries in excess of $750,000 for a period of two years from the date of this Agreement ("Contracts") to which the Company or any of its Subsidiaries is a party or by which any of them is bound as of the date of this Agreement. As of the date of this Agreement, (i) each of such Contracts is valid and binding upon the Company or the applicable Subsidiary (and, to the Company's Knowledge, on all other parties thereto) in accordance with its terms and is in full force and effect, (ii) neither the Company nor any of its Subsidiaries is in breach or violation of or in default in any material respect, or in breach or violation of or in default under, in any material respect, any Debt Instrument to which it or any of its Subsidiaries is a party (in each case whether or not such breach, violation or default has been waived), (iii) to the Knowledge of the Company, no counter-party is in breach or violation of or in default under, in any material respect, any Contract to which the Company or any of its Subsidiaries is a party, and (iv) no event has occurred with respect to the Company or any of its Subsidiaries which, with notice or lapse of time or both, would constitute a material breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a lien, prepayment or acceleration under any of such Contracts or Debt Instruments.

          (b) Section 3.19(b) of the Company Disclosure Letter sets forth a list of each loan or credit agreement, note, bond, mortgage, indenture and any other agreement and instrument pursuant to which any Indebtedness in excess of $750,000 of the Company or any of its Subsidiaries (other than such Indebtedness payable to the Company or any of its Subsidiaries) is outstanding or may be incurred (any of the foregoing, a "Debt Instrument"). "Indebtedness" shall mean
(i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional sale or other title retention agreements relating to property purchased by such person, (iii) capitalized lease obligations, (iv) obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof), and (v) guarantees of any such indebtedness of any other person.

     Section 3.20 Proxy Statement/Prospectus; Registration Statement. None of the information to be supplied by the Company or its Subsidiaries for inclusion or incorporation by reference from the Company SEC Reports in the Joint Proxy Statement/Prospectus to be sent to the shareholders of the Company in connection with the Company Shareholder Meeting or any amendment thereof or supplement thereto, will, on the date it becomes effective with the SEC, at the time of the mailing of the Joint Proxy Statement/Prospectus or any amendment or supplement, at the time of the Company Shareholder Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information to be supplied by the Company or its Subsidiaries for inclusion or incorporation by reference from the Company SEC Reports in the Form S-4 pursuant to which shares of Parent Common Stock issued in the Merger will be registered under the Act, of which the Joint Proxy Statement/Prospectus will form a part, will, at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Section 3.21 Pooling of Interests; Reorganization. The Company intends that the Merger be accounted for under the "pooling of interests" method under the requirements of Opinion 16 of the Accounting Principles Board of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the rules and regulations of the SEC. Neither the Company nor any of its affiliates has taken or agreed to take any action, nor does the Company have any Knowledge of any fact or circumstance with respect to the Company, which would prevent the business combination to be effected pursuant to the Merger from being accounted for as a "pooling of interests" under GAAP or the rules and regulations of the SEC or prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368 of the Code.

     Section 3.22 Restrictions on Business Activities. Except for this Agreement, there is no judgment, injunction, order or decree or material agreement (including, without limitation, agreements containing provisions restricting the Company or any of its

Subsidiaries from entering or engaging in any line of business, agreements containing geographic restrictions on the Company's or any of its Subsidiaries' ability to operate their respective businesses and agreements containing rights of first refusal, rights of first offer, exclusivity, "requirements" or similar provisions) binding upon the Company or any of its Subsidiaries which has or would have the effect of materially prohibiting or impairing the conduct of the businesses of the Company or any of its Subsidiaries or, after the Effective Time, Parent or any of its Subsidiaries.

     Section 3.23 Related Party Transactions. Neither the Company nor any of its Subsidiaries is party to a Contract involving consideration of more than $100,000 for any individual Contract or series of related Contracts with any Related Party which are currently in effect or which, to the Knowledge of the Company, were in effect or were consummated at any time on or after December 31, 1998. For the purpose of this Agreement, "Related Party" means (i) any officer, director or greater than 5% shareholder of the Company or any of its Subsidiaries, (ii) any spouse, former spouse, child, parent, parent of a spouse, sibling or grandchild of any of the persons listed in clause (i), and (iii) any affiliate of any of the persons listed in clauses (i) and (ii) other than the Company or any of its Subsidiaries.

     Section 3.24 Insurance. All current material insurance policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid or will be paid prior to the Closing, and no notice of cancellation or termination has been received with respect to any such policy. Such policies (i) are sufficient for compliance with all requirements of law and of all Contracts to which the Company or any of its Subsidiaries is a party, (ii) provide insurance coverage for the assets and operations of the Company and each of its Subsidiaries consistent with the coverage customarily maintained by similarly situated companies, and (iii) will not in any material way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. To the Knowledge of the Company, during the last three years neither the Company nor any of its Subsidiaries has been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

     Section 3.25 Year 2000. (a) All products and services currently provided by the Company or its Subsidiaries and all products currently supported by the Company or its Subsidiaries are (i) able to receive, record, store, process, calculate, manipulate and output dates from and after January 1, 2000, time periods that include January 1, 2000 and information that is dependent on or relates to such dates or time periods, in the same manner and with the same accuracy, functionality, data integrity and performance as when dates or time periods prior to January 1, 2000 are involved and (ii) able to store and output date information in a manner that is unambiguous as to century ("Year 2000 Compliant") or can be freely modified by the Company to be made Year 2000 Compliant

(without breaching any third party license agreements or otherwise infringing any Intellectual Property Rights of any third party), except where such failure to be Year 2000 Compliant would not have a Company Material Adverse Effect. The Company has the capacity to provide Year 2000 Compliant substitute products to its and its Subsidiaries' customers for any products which cannot be so freely modified to be made Year 2000 Compliant (without breaching any third party license agreements or otherwise infringing any Intellectual Property Rights of any third party), except where such failure to have such capacity would not have a Material Adverse Effect. Except as disclosed in Section 3.25 of the Company Disclosure Letter, all agreements by the Company and its Subsidiaries with clients that represent that the Company's (or its Subsidiaries') products and/or services are Year 2000 Complaint contain provisions excluding consequential, incidental and similar damages.

          (b) All systems owned by, licensed to or operated or used by the Company or any of its Subsidiaries are Year 2000 Compliant or can freely be modified to be made Year 2000 Compliant without breaching any third party license agreements or otherwise infringing any intellectual property rights of any third party, except where such failure to be Year 2000 Compliant would not have a Company Material Adverse Effect.

          (c) The Company has the capacity to effect any of the modifications referred to in this Section 3.25 and the remaining costs of such modifications in the aggregate will not have a Company Material Adverse Effect.

     Section 3.26 Foreign Corrupt Practices, etc. None of the Company, any of its Subsidiaries nor any directors, officers, agents or employees of the Company or any of its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity,
(ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

                                   ARTICLE IV


             REPRESENTATIONS & WARRANTIES OF PARENT AND MERGER SUB

          Except as set forth in the Parent Disclosure Letter or the Parent SEC Reports filed with the SEC prior to the date hereof, Parent and Merger Sub hereby represent and warrant to the Company as follows:

     Section 4.1 Organization and Qualification; Subsidiaries. (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each of Parent and Merger Sub has the requisite corporate or other organizational power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, in each case except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

          (b) All of the outstanding shares of capital stock of Merger Sub have been validly issued and are fully paid and nonassessable. All of the outstanding shares of capital stock of Merger Sub are owned by Parent free and clear of all liens, pledges, security interests or other encumbrances. There are no subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) entitling any Person to purchase or otherwise acquire from Parent or Merger Sub at any time, or upon the happening of any stated event, any shares of capital stock or other equity securities of Merger Sub.

     Section 4.2 Certificate of Incorporation and Bylaws. Parent has furnished, or otherwise made available, to the Company a complete and correct copy of the Certificate of Incorporation and Bylaws, as amended to the date of this Agreement, of each of Parent and Merger Sub. Such Certificate of Incorporation and Bylaws of each of Parent and Merger Sub are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its respective Certificate of Incorporation or Bylaws.

     Section 4.3 Capitalization. (a) The authorized capital stock of Parent consists of 720,000,000 shares of Parent Common Stock and 40,000,000 shares of Preferred Stock, par value $1.00 per share, of which 1,500,000 are designated as Junior Participating Preferred Stock and 30,000,000 are designated as Series A Cumulative Convertible Preferred Stock ("Series A Preferred Stock "). At the close of business on April 30, 1999, (i) 271,478,652 shares of Parent Common Stock, no shares of Junior Preferred Stock and 19,741,630 shares of Series A Preferred Stock were issued and outstanding and (ii) 1,848,901 shares of Parent Common Stock, and no shares of Junior Preferred Stock and no shares of Series A Preferred Stock, were held by Parent in its treasury. As of April 30, 1999, 28,212,136 shares of Parent Common Stock were reserved for issuance upon exercise of Parent Equity Rights (other than the Series A Preferred Stock) and 38,364,212 shares of Parent Common Stock were reserved for issuance upon conversion of the Series A Preferred Stock.

          (b) There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any Parent Equity Rights (except in connection with the exercise, conversion or exchange of outstanding Parent Equity Rights and except for redemptions or repurchases of shares of Series A Preferred Stock). All of the issued and outstanding shares of Parent Common Stock are validly issued, fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness issued and outstanding having the right to vote together with Parent's shareholders on any matter in respect of which the Parent's shareholders are entitled to vote. Except as disclosed in the Parent SEC Reports, no shareholders of Parent are party to any voting agreement, voting trust or similar arrangement with respect to Parent Shares to which Parent or any Subsidiary of Parent is a party.

     Section 4.4 Power and Authority; Authorization; Valid & Binding. Each of Parent and Merger Sub has the necessary corporate power and authority to deliver this Agreement and to perform its obligations hereunder, as applicable, and to consummate the transactions contemplated hereby, as applicable. The execution and delivery by each of Parent and Merger Sub of this Agreement and, in the case of Parent, the Voting Agreements and the Stock Option Agreement, the performance by it of its obligations hereunder and thereunder, as applicable, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, as applicable, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. No vote of the shareholders of Parent is required to approve the Merger, this Agreement or the transactions contemplated hereby. Each of this Agreement, the Voting Agreements and the Stock Option Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against such parties in accordance with the terms hereof or thereof, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     Section 4.5 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by each of Parent and/or Merger Sub and the Voting Agreements and Stock Option Agreement by Parent does not, and the performance by each of Parent and Merger Sub of its obligations hereunder and thereunder and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby and thereby will not, (i) violate or conflict with the Certificate of Incorporation or Bylaws of Parent or Merger Sub, (ii) subject to obtaining or making the notices, reports, filings, waivers, consents, approvals or authorizations referred to in paragraph (b) below, conflict with or violate any law, regulation, court order, judgment or decree applicable to Parent or any of its Subsidiaries (including Merger Sub) or by which any of their respective property is bound or affected, (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, cancellation, vesting, modification, alteration or acceleration of any obligation under, result in the creation of a lien, claim or encumbrance on any of the properties or assets of Parent or any of its Subsidiaries

(including Merger Sub) pursuant to, result in the loss of any material benefit under (including an increase in the price paid by, or cost to, Parent or any of its Subsidiaries (including Merger Sub), require the consent of any other party to, or result in any obligation on the part of Parent or any of its Subsidiaries (including Merger Sub) to repurchase (with respect to a bond or a note), any agreement, contract, instrument, bond, note, indenture, permit, license or franchise to which Parent or any of its Subsidiaries (including Merger Sub) is a party or by which Parent or any of its Subsidiaries (including Merger Sub) or any of their respective property is bound or affected, except, in the case of clauses (ii) and (iii) above, as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

          (b) Except for applicable requirements under the premerger notification requirements of the HSR Act, the filing of the Agreement of Merger pursuant to the CGCL, filings with the SEC under the Securities Act and the Exchange Act, and any filings required pursuant to any state securities or "blue sky" laws, neither Parent nor any of its Subsidiaries (including Merger Sub) is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery, performance or consummation of this Agreement, the Voting Agreements, the Stock Option Agreement or the Merger except for such notices, reports or filings, that, if not made, would not, individually or in the aggregate, have a Parent Material Adverse Effect. Except as set forth in the immediately preceding sentence, no waiver, consent, approval or authorization of any Governmental Entity is required to be obtained by Parent or any of its Subsidiaries (including Merger Sub) in connection with its execution, delivery, performance or consummation of this Agreement, the Voting Agreements, the Stock Option Agreement or the transactions contemplated hereby and thereby except for such waivers, consents, approvals or authorizations that, if not obtained or made, would not, individually or in the aggregate, have a Parent Material Adverse Effect.

     Section 4.6 SEC Reports; Financial Statements. (a) Parent has timely filed all forms, reports and documents (including all Exhibits, Schedules and Annexes thereto) required to be filed by it with the SEC since January 1, 1996, including any amendments or supplements thereto (collectively, including any such forms, reports and documents filed after the date hereof, the "Parent SEC Reports"), and, with respect to the Parent SEC Reports filed by Parent after the date hereof and prior to the Closing Date, will deliver or make available, to the Company all of its Parent SEC Reports in the form filed with the SEC. The Parent SEC Reports (i) complied (and any Parent SEC Reports filed after the date hereof will comply) in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) as of their respective filing dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), did not (and any Parent SEC Reports filed after the date hereof will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) The financial statements, including all related notes and schedules, contained in the Parent SEC Reports (or incorporated therein by reference) fairly present in all material respects (or, with respect to financial statements contained in the Parent SEC Reports filed after the date hereof, will fairly present in all material respects) the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of operations, retained earnings and cash flows of Parent and its consolidated Subsidiaries for the respective periods indicated, in each case in accordance with GAAP applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes thereto) and the rules and regulations of the SEC, except that interim financial statements are subject to normal and recurring year-end adjustments which are not and are not expected to be, individually or in the aggregate, material in amount and do not include certain notes which may be required by GAAP but which are not required by Form 10-Q of the SEC. The financial statements included (or which will be included after the date of this Agreement) in the Parent SEC Reports are (or will be) in all material respects in accordance with the books and records of Parent and its Subsidiaries.

          (c) Notwithstanding the foregoing, no representation or warranty is being made in this Section 4.6 with respect to information or statements (including financial information and statements) that are provided by the Company and set forth in any Parent SEC Report filed after the date hereof or with respect to any Company SEC Reports incorporated therein by reference.

     Section 4.7 Absence of Certain Changes. Except pursuant to the terms of this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby (a) since December 31, 1998, there has not been any change in the business, assets, liabilites, results of operations or condition (financial or otherwise) of Parent or any development or combination of developments that, individually or in the aggregate, has had or would have a Parent Material Adverse Effect and (b) since December 31, 1998 until the date hereof, there has not been (i) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Parent, other than cash dividends on the Series A Preferred Stock consistent with past practice and payment of the redemption price of shares of Series A Preferred Stock and other amounts paid to induce conversion of Series A Preferred Stock, (ii) any split, combination or reclassification of any of its capital stock, or (iii) any change by Parent to its accounting policies, practices or methods materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP.

     Section 4.8 Litigation and Liabilities. There are no civil, criminal or administrative actions, suits or claims, proceedings (including condemnation proceedings) or, to the Knowledge of Parent, hearings or investigations pending or, to the Knowledge of Parent, threatened against, or otherwise adversely affecting Parent or any of its Subsidiaries or any of their respective properties and assets, except for any of the foregoing which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

     Section 4.9 No Violation of Law; Permits. The business of Parent is being conducted in accordance with all applicable law, ordinances, regulations, judgments, orders or decrees of any Governmental Entity, and not in violation of any permits, franchises, licenses, authorizations or consents granted by any Governmental Entity, and Parent has obtained all permits, franchises, licenses, authorizations or consents necessary for the conduct of its business, except, in each case, as would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent (i) is not subject to any cease and desist or other order, judgment, injunction or decree issued by any Governmental Entity,
(ii) is not a party to any written agreement, consent agreement or memorandum of understanding with any Governmental Entity, (iii) is not a party to any commitment letter or similar undertaking to any Governmental Entity, (iv) is not subject to any order or directive by any Governmental Entity, (v) has not adopted any board resolutions at the request of any Governmental Entity, that in the case of any of clauses (i) - (v) materially restricts the conduct of its business (whether the type of business, the location thereof or otherwise) and which, individually or in the aggregate, would have a Parent Material Adverse Effect, nor to the Knowledge of Parent, has Parent been advised in writing that any Governmental Entity has proposed issuing or requesting any of the foregoing.

     Section 4.10 Proxy Statement/Prospectus; Registration Statement. None of the information to be supplied by Parent or its Subsidiaries for inclusion or incorporation by reference from the Parent SEC Reports in the Joint Proxy Statement/Prospectus or any amendment thereof or supplement thereto, will, on the date it becomes effective with the SEC, at the time of the mailing of the Joint Proxy Statement/Prospectus or any amendment or supplement, at the time of the Company Shareholder Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information to be supplied by Parent or its Subsidiaries for inclusion or incorporation by reference from the Parent SEC Reports in the Form S-4, of which the Joint Proxy Statement/Prospectus will form a part, will, at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Section 4.11 Pooling of Interests; Reorganization. Parent intends that the Merger be accounted for under the "pooling of interests" method under the requirements of Opinion 16 of the Accounting Principles Board of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board and the rules and regulations of the SEC. Neither Parent nor any of its affiliates has taken or agreed to take any action, nor does Parent have any Knowledge of any fact or circumstance with respect to Parent or Merger Sub, which would prevent the business combination to be effected pursuant to the Merger from being accounted for as a "pooling of interests" under GAAP or the rules and regulations of the SEC or prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368 of the Code.

     Section 4.12 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     Section 4.13 Valid Issuance. The Parent Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement will be validly issued, fully paid and nonassessable.

     Section 4.14 Brokers. Parent has not engaged any broker, finder or investment banker or other Person entitled to any brokerage, finder's, investment banking or other similar fee or commission in connection with the transactions contemplated by this Agreement.


                                   ARTICLE V


                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     Section 5.1 Interim Operations of the Company. Between the date of this Agreement and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to (unless Parent shall otherwise provide its prior written consent or except as otherwise contemplated by this Agreement):

          (i) conduct its business in all material respects in the ordinary course consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to (x) preserve intact its business organization, and (y) maintain its existing relations and goodwill with customers, suppliers, regulators, distributors, creditors, lessors, and others having business dealings with it;

          (ii) not (A) amend the Articles of Incorporation or Bylaws of the Company or enter into any agreement with any of its shareholders or other holders of equity interests in their capacity as such; (B) split, combine, subdivide or reclassify its outstanding shares of capital stock or other equity securities; (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any of its shares of capital stock or other equity securities, or securities convertible, exercisable or exchangeable for, any of its shares of capital stock or other equity securities, other than dividends and distributions by wholly owned Subsidiaries of the Company; or (D) repurchase, redeem or otherwise acquire or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock or other equity securities, or securities convertible, exercisable or exchangeable for, any of its shares of capital stock or other equity securities (it being understood that this clause (D) shall not prohibit the exercise, or conversion at the election of the holder thereof of Company Equity Rights outstanding on the date of this Agreement);

          (iii) not take any action that would prevent the business combination to be effected pursuant to the Merger from qualifying for "pooling of interests" accounting treatment under GAAP and the rules and regulations of the SEC and not take any action that would prevent the business combination to be effected pursuant to the Merger from qualifying as a "reorganization" within the meaning of Section 368 of the Code;

          (iv) except as required by applicable law or pursuant to contractual obligations in effect as of the date of this Agreement, not (A) execute, establish, adopt or amend, or accelerate rights or benefits under, any Benefit Agreement, any Benefit Plan, or any collective bargaining agreement, (B) grant any severance or termination pay to any Employee, (C) grant any stock options or other equity related compensation awards or (D) increase the salary or wages payable or to become payable to its Employees (other than salary or wage increases in the ordinary course of business consistent with past practice); provided, that in the ordinary course of business consistent with past practice and after giving prior or concurrent notice thereof to Parent, the Company may grant stock options to employees of the Company (other than those persons identified on Section 5.1 of the Company Disclosure Letter) in connection with
(x) newly hired employees (up to 30,000 Company Common Shares), (y) retaining existing employees (up to 20,000 Company Common Shares) and (z) to employees on certain anniversaries of their employment with the Company (up to 10,000 Company Common Shares) except if the Effective Time has not occurred prior to September 1, 1999, the Company may thereafter grant options to purchase up to 40,000 additional Company Common Shares pursuant to this proviso, such shares to be allocated among such three categories in the Company's discretion and provided further that the exercise price of any such options granted pursuant to this proviso may not be less than the fair market value of the Company Common Stock as of the date of grant;

          (v) not forgive any loans to Employees, except as required by the terms thereof as of the date hereof;

          (vi) not make any material capital expenditures or acquisitions of any business (whether by merger, purchase of stock or assets or otherwise) or other acquisition outside of the ordinary course of business consistent with past practice, except as contemplated by the Company's capital budget set forth in Section 5.1 of the Company Disclosure Letter;

          (vii) other than with respect to inventory and services in the ordinary course of business consistent with past practice, not transfer, lease, license, sell, mortgage, pledge, encumber or otherwise dispose of any of its material property or assets;

          (viii) not issue, pledge or sell, or authorize or propose the issuance, pledge or sale of any shares of capital stock of any class (other than (A) upon exercise of the Company Options upon payment of the exercise price thereof, (B) upon conversion of shares of Company Series B Preferred Stock in accordance with the terms of such Company Series B Preferred Stock or (C) pursuant to and in accordance with the terms of the instruments creating the Imperial Bank Warrants, the NEXTLINK Warrants and the Other Warrants), or (D) as permitted by Section 5.1(iv);

          (ix) not accelerate, amend, waive or otherwise modify any of the terms of any option, warrant or stock option plan of the Company or any of its Subsidiaries, including, without limitation, the Company Options or the Company Stock Option Plans, or authorize cash payments as a result of or in connection with the execution, delivery or performance of this Agreement or the transactions contemplated hereby or in exchange for any options or rights granted under any such plans except as required by the terms of such plans or any related agreements (including severance agreements) in effect as of the date of this Agreement;

          (x) not change its accounting policies, practices or methods except as required by GAAP or by the rules and regulations of the SEC;

          (xi) other than borrowings in the ordinary course of business consistent with past practice under lines of credit existing as of the date of this Agreement (including extensions thereof), not incur, assume or guarantee any additional indebtedness for borrowed money in excess of $2,000,000 greater than the amount of current borrowing capacity;

          (xii) not release any third party from, or amend, modify or waive any provisions or terms of, or grant any exemption under, any confidentiality or standstill agreement except as provided in Section 5.3(e);

          (xiii) not change or amend the terms of any of its outstanding securities;

          (xiv) not make, change or revoke any Tax election under federal, state, local or foreign tax law;

          (xv) not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in the December 1998 Company

Balance Sheet or incurred in the ordinary course of business and consistent with past practice since December 31, 1998 and in accordance with the terms hereof;

          (xvi) not (x) take any action (other than pursuant to this Agreement) to cause the Company Shares to cease to be listed on the Nasdaq Stock Market, (y) take any action to render inapplicable, or to exempt any third party from, any provision of the Articles of Incorporation of the Company or any statute referred to in Section 6.15 or (z) take any action which would result in an adjustment to the conversion price or exercise price of any Warrant or of the Company Preferred Stock;

          (xvii) not take any action that would be reasonably likely to result in any of the conditions to the Merger set forth in Article VII of this Agreement not being satisfied or that would impair the ability of the Company to consummate the Merger in accordance with the terms hereof or delay such consummation; and

          (xviii) not enter into any commitments or agreements to do any of the foregoing.

     Section 5.2 Interim Operations of Parent. Between the date of this Agreement and the Effective Time, Parent shall (unless the Company shall otherwise provide its prior written consent or except as otherwise expressly contemplated by this Agreement):

          (i) not take any action that would be reasonably likely to result in any of the conditions set forth in Article VII hereof not being satisfied or that would impair the ability of Parent or Merger Sub to consummate the Merger in accordance with the terms hereof or delay such consummation;

          (ii) not (A) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any of its capital stock, other than cash dividends on the Series A Preferred Stock in amounts consistent with past practice or dividends payable in stock of Parent or any of its Subsidiaries and payment of the redemption price of shares of Series A Preferred Stock and other amounts paid to induce conversion of Series A Preferred Stock; or (B) repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity securities other than repurchases of shares of its capital stock or other equity securities in the ordinary course of business and redemptions or repurchases of shares of the Series A Preferred Stock (it being understood that this provision shall not prohibit the exercise, exchange or conversion of outstanding Parent Equity Rights);

          (iii) not take any action that would prevent the business combination to be effected pursuant to the Merger from qualifying for "pooling of interests" accounting treatment under GAAP and the rules and regulations of the SEC and not take any action that would prevent the business combination to be effected pursuant to the Merger from qualifying as a "reorganization" within the meaning of
Section 368 of the Code;

          (iv) not take any action to cause the shares of Parent Common Stock to cease to be listed on the NYSE; and

          (v) not enter into any commitments or agreements to do any of the foregoing.

     Section 5.3 No Solicitation. (a) The Company shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Persons conducted heretofore by the Company, its Subsidiaries or any of their respective Representatives with respect to any proposed, potential or contemplated Company Acquisition Proposal.

          (b) From and after the date hereof, without the prior written consent of Parent, the Company will not, will not authorize or permit any of its Subsidiaries to, and shall use its reasonable best efforts to cause all of its and their respective officers, directors, employees, financial advisors, agents or representatives (each a "Representative") not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to a Company Acquisition Proposal from any Person (a "Third Party"), or engage in any discussion or negotiations relating thereto or accept any Company Acquisition Proposal.

          (c) Notwithstanding the provisions of paragraph (b) above, (i) the Company may, in response to an unsolicited written offer or proposal with respect to a potential or proposed Company Acquisition Proposal engage in negotiations or discussions with, or provide information or data to, any Third Party relating to any Company Acquisition Proposal if (i) the Company Acquisition Proposal is a Superior Proposal and (ii) the Company's Board of Directors determines, upon advice from outside legal counsel to the Company, that the failure to engage in the negotiations or discussions or provide the information would result in a breach of the fiduciary duties of the Board of Directors of the Company under applicable law. Any information furnished to any Third Party in connection with any Company Acquisition Proposal shall be provided pursuant to a confidentiality and standstill agreement on customary terms (including without limitation prohibitions on unsolicited tender offers, acquisitions of equity interests in the Company, proposals to acquire stock or assets, formation of Section 13(d) groups, public request for release from the standstill, actions that would require the Company to make a public announcement, engaging in proxy contests, etc.). Subject to all of the foregoing requirements, the Company will immediately notify Parent orally and in writing if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested by any Third Party with respect to any Company

Acquisition Proposal or which could lead to a Company Acquisition Proposal and immediately notify Parent of all material terms of any Company Acquisition Proposal, including the identity of the Third Party making the Company Acquisition Proposal or the request for information, if known, and thereafter shall inform Parent on a timely, ongoing basis of the status and content of any discussions or negotiations with a Third Party, including immediately reporting any changes to the terms and conditions of the Company Acquisition Proposal.

          (d) In the event the Board of Directors of the Company has determined that a potential or proposed Company Acquisition Proposal constitutes a Superior Proposal, (i) the Company shall promptly notify the Parent thereof and (ii) for a period of five business days after delivery of such notice, the Company and its Representatives, if requested by Parent, shall negotiate in good faith with Parent to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the Merger on such adjusted terms. After such five business day period, the Board of Directors of the Company may then (and only then) withdraw or modify its approval or recommendation of the Merger and this Agreement and recommend such Superior Proposal.

          (e) The Company agrees not to release any Third Party from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another Person who has made, or who may reasonably be considered likely to make, a Company Acquisition Proposal, or who the Company or any of its Representatives have had discussions with regarding a proposed, potential or contemplated Company Acquisition Transaction unless the Company's Board of Directors shall conclude, in good faith, that such action will lead to a Superior Proposal and after considering applicable provisions of state law, and upon advice from outside legal counsel to the Company, with respect to whether such action is required for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law.

          (f) For purposes of this Agreement:

              (i) "Company Acquisition Proposal" shall mean, with respect to the Company, any inquiry, proposal or offer from any Third Party relating to any (A) direct or indirect acquisition or purchase of a business of the Company or any of its Subsidiaries, that constitutes 25% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, (B) direct or indirect acquisition or purchase of 25% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 25% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, (C) tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of the capital stock of the Company, or (D) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose business constitutes 25% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries.

              (ii) Each of the transactions referred to in clauses (A)-(D) of the definition of Company Acquisition Proposal, other than any such transaction to which Parent or any of its Subsidiaries is a party, is referred to herein as a "Company Acquisition Transaction."

              (iii) "Superior Proposal" means any bona fide written offer made by a Third Party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the shares of Common Stock then outstanding or all or substantially all the assets of the Company (i) on terms that the Board of Directors of the Company determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the offer deemed relevant by such Board of Directors, including any break-up fees, expense reimbursement provisions, conditions to consummation, and the ability of the party making such proposal to obtain financing for such offer) are materially more favorable from a financial point of view to its stockholders than the Merger; and (ii) that constitutes a transaction that, in such Board of Directors' judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal.

          (g) Except as expressly permitted by Section 5.3(d), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors of this Agreement or the Merger, or (ii) approve or recommend, or propose publicly to approve or recommend, any Company Acquisition Proposal or Company Acquisition Transaction. Nothing contained in this Section 5.3 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act.

                                   ARTICLE VI


                              ADDITIONAL COVENANTS

     Section 6.1 Meeting of Shareholders; Record Date. (a) The Company will take all action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to, and will, convene a meeting of its shareholders as promptly as practicable to consider and vote upon the approval of this Agreement and the Merger (such meeting, the "Company Shareholder Meeting"). Subject only to Section 5.3(d), the Company shall, through its Board of Directors, recommend that its shareholders vote in favor of such approval and such recommendation shall be included in the Joint Proxy Statement/ Prospectus. The Company shall take all lawful action necessary or advisable to solicit such approval including, without limitation, timely mailing the Joint Proxy Statement/ Prospectus.

          (b) In the event that the Registration Statement of Form S-4 has not been declared effective by the SEC as of the close of business on July 30, 1999, the Company shall select a record date for determining the holders of Company Shares entitled to vote at the Company Shareholders Meeting which is not more than seven calendar days before (i) the date agreed upon by Parent and the Company as the likely date upon which the Registration Statement on Form S-4 will be declared effective by the SEC, or (ii) after the date on which the Registration Statement on Form S-4 is declared effective by the SEC, in each case, unless otherwise agreed by the Company and Parent.

     Section 6.2 Filings; Other Actions. Subject to the terms and conditions herein provided, the Company and Parent shall:

          (i) within 20 business days from the date hereof, make their respective filings under the HSR Act with respect to the Merger and thereafter shall promptly make any other required submissions under the HSR Act;

          (ii) use their reasonable best efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby; (B) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (C) as promptly as practicable responding to any request for information from such Governmental Entities; and

          (iii) furnish the other party with such necessary information and reasonable assistance as such other Party and its affiliates may reasonably request in connection with their preparation of necessary filings, registrations, or submissions of information to any Governmental Entities with respect to the Merger, including without limitation, any filings necessary or appropriate under the provisions of the HSR Act.

     Section 6.3 Publicity. The Parties agree that the initial press release with respect to the Merger shall be a joint press release. Thereafter, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), the Parties shall consult with each other, and use reasonable best efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the Merger and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

     Section 6.4 Registration Statement. The Parties shall cooperate and promptly prepare and Parent shall file with the SEC as soon as practicable a Registration Statement on Form S-4 (the "Form S-4 -") under the Securities Act with respect to the Parent Common Stock issuable in the Merger, a portion of which Registration Statement shall also serve as the joint proxy statement with respect to the meeting of the shareholders of the Company to approve the transactions contemplated hereby (the "Joint Proxy Statement/Prospectus"). The Parties will use their respective reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be filed no later than July 6, 1999. The Parties will cause the Joint Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Parent shall use its reasonable best efforts to, and the Company will cooperate with Parent to, have the Form S-4 declared effective by the SEC as promptly as practicable (taking into account the circumstances described in the Parent Disclosure Letter). Parent shall use its reasonable best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "blue sky" permits or approvals required to carry out the Merger (provided that Parent shall not be required to qualify to do business in any jurisdiction in which it is not now so qualified). Each of the Parties agree that the information provided by it for inclusion in the Joint Proxy Statement/Prospectus and each amendment or supplement thereto, at the time it is filed or becomes effective at the time of mailing thereof, and at the Shareholder Meeting Date, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 6.5 Listing Application. Parent shall as soon as practicable prepare and submit to the NYSE and all other securities exchanges on which the shares of Parent Common Stock are listed a listing application with respect to the shares of Parent Common Stock issuable in the Merger, and shall use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock on such exchange, subject to official notice of issuance.

     Section 6.6 Further Action. Each of the Parties shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, use its reasonable best efforts to perform such further acts and execute such documents as may be reasonably required to effect the transactions contemplated hereby. Each of the Parties will comply in all material respects with all applicable laws and with all applicable rules and regulations of any Governmental Entity in connection with the execution, delivery and performance of this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby. Each of the Parties agrees to use its reasonable best efforts to obtain in a timely manner all necessary waivers, consents, approvals and opinions and to effect all necessary registrations and filings, and to use its reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger.

     Section 6.7 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated thereby, including the Merger shall be paid by the Party hereto incurring such expenses except as expressly provided elsewhere herein (including
Section 8.2) and except that (a) the filing fees in connection with the filing of the Form S-4 and the Joint Proxy Statement/Prospectus with the SEC, (b) all filing fees in connection with any filings, permits or approvals required under applicable state securities or "blue sky" laws, and (c) the expenses incurred in connection with printing and mailing of the Form S-4 and the Joint Proxy Statement/Prospectus shall be shared by Parent and the Company equally.

     Section 6.8 Notification of Certain Matters. Each Party shall give prompt notice to the other Party of the following:

          (a) the occurrence of or failure to occur of any event the occurrence or failure to occur of which would be likely to result in (i) any representation or warranty of such Party being untrue or inaccurate in any material respect at the date of this Agreement and at the Effective Time (or with respect to any representation or warranty made as of a specific date such representation or warranty being untrue or inaccurate in any material respect as of such specific date), (ii) any condition set forth in Article VII being incapable of being satisfied or (iii) a Company Material Adverse Effect or a Parent Material Adverse Effect;

          (b) any failure of such Party to comply in any material respect with any of its covenants or agreements hereunder;

          (c) the status of matters relating to completion of the Merger, including promptly furnishing the other with copies of any notice or other communication received by any Party or any of its respective Subsidiaries from any Governmental Entity or other third party with respect to this Agreement or the transactions contemplated hereby, including the Merger; and

          (d) any facts relating to that Party which would make it necessary or advisable to amend the Joint Proxy Statement/Prospectus or the Form S-4 in order to make the statements therein not misleading or to comply with applicable law; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

     Section 6.9 Access to Information. (a) From this date to the Effective Time, each of the Parties shall, and shall cause its officers, directors, employees, auditors, counsel and agents to afford the officers, employees, auditors, counsel and agents of the other Party reasonable access at reasonable times upon reasonable notice to each of the Party's officers, employees, auditors, counsel, agents, properties, offices and other facilities and to all of their respective books and records, and shall furnish the other Party with all financial, operating and other data and information as such other Party may reasonably request, in each case only to the extent, in the judgment of counsel to such Party, permitted by law, including antitrust law, and provided no Party shall be obligated to make any disclosure which would cause forfeiture of attorney-client privilege or would violate confidentiality agreements (so long as such Party shall have used commercially reasonable efforts to obtain a release or waiver from the applicable confidentiality agreement in respect of such disclosure).

          (b) Each of Parent and the Company agrees that all information so received from the other party shall be deemed received pursuant to the Confidentiality Agreement, and that party shall, and shall cause its affiliates and each of its and their Representatives to, comply with the provisions of the applicable Confidentiality Agreement with respect to such information.

          (c) From this date to the Effective Time, Parent and its representatives (including without limitation any environmental consultant engaged by Parent) shall have the right at reasonable times and upon reasonable notice to the Company to (i) inspect all data and information relating to environmental matters in the possession of the Company or any of its subsidiaries and (ii) conduct such environmental assessments and investigations (including without limitation any soil or groundwater sampling relating thereto) of the Company or any of its Subsidiaries as Parent or its representatives shall deem appropriate.

     Section 6.10 Review of Information. Subject to applicable laws relating to the exchange of information, each Party shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to it, or any of its respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the

Merger. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable.

     Section 6.11 Insurance; Indemnity. (a) Parent shall, or shall cause the Surviving Corporation to maintain in effect for a period of six years after the Effective Time the Company's current directors' and officers' insurance policies (or policies containing substantially similar coverage) with respect to acts or failures to act prior to or as of the Effective Time (other than to the extent the available limit of any such insurance policy may be reduced or exhausted by reason of the payment of claims thereunder); provided, however, that in order to maintain or procure such coverage, neither Parent nor the Surviving Corporation shall be required to pay an annual premium in excess of 175% of the current annual premium paid by the Company for its existing coverage (the "Cap Amount"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap Amount, Parent and the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap Amount. From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless to the full extent permitted under the Articles of Incorporation of the Company as in effect on the date hereof, each person who is a current or former officer or director of the Company, or its Subsidiaries (each, an "Indemnified Party") against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under the Articles of Incorporation of the Company as in effect on the date hereof provided the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification). In the event of any such claim, action, suit, proceeding or investigation (an "Action"), the indemnifying party shall control the defense of such Action with counsel selected by it; provided, however, that the Indemnified Party shall be permitted to participate in the defense of such Action through counsel selected by it at the Indemnified Party's expense.

          (b) Parent and the Surviving Corporation agree that the provisions of the Company's Articles of Incorporation and Bylaws in effect as of the date of this Agreement affecting the Indemnified Parties' rights to indemnification and limitation of liability existing in favor of the Indemnified Parties as provided in the Company's Articles of Incorporation and Bylaws as in effect as of the date of this Agreement shall survive the Merger and shall continue in full force and effect, without any amendment thereto (unless required by the CGCL or federal law), for a period of six years from the Effective Time.

          (c) In the event that Parent or any of its successors or assigns consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 6.11.

     Section 6.12 Employee Benefits. (a) Parent shall take all necessary action so that, for eligibility and vesting purposes under each Benefit Plan (but not benefit accrual or early retirement subsidies) maintained by Parent or any of its Subsidiaries in which Employees of the Company and its Subsidiaries become eligible to participate upon or after the Effective Time, each such person shall be given credit for all service with the Company and its Subsidiaries (or all service credited by the Company or its Subsidiaries) to the same extent as if rendered to Parent or any of its Subsidiaries. Parent shall use reasonable best efforts to permit participation by the Employees in Parent's employee benefit plans as soon as is reasonably practicable after the Effective Time.

          (b) Except as otherwise provided in this Section or in Section 6.13, nothing in this Agreement shall be interpreted as limiting the power of Parent or Surviving Corporation to amend or terminate any particular Benefit Plan, Benefit Agreement or any other particular employee benefit plan, program, agreement or policy or as requiring the Parent or the Surviving Corporation to offer to continue (other than as required by its terms) any written employment contract; provided, however, that no such termination or amendment may impair the rights of any person with respect to benefits or any other payments already accrued as of the time of such termination or amendment without the consent of such person.

          (c) Parent shall, or shall cause the Company and the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Employees of the Company and its Subsidiaries under any welfare or fringe benefit plan in which such Employees may be eligible to participate after the Effective Time, other than limitations or waiting periods that are in effect with respect to such Employees and that have not been satisfied under the corresponding welfare or fringe benefit plan maintained by the Company for the Employees prior to the Effective Time, and (ii) provide each Employee with credit under any welfare plans in which such Employee becomes eligible to participate after the Effective Time for any co-payments and deductibles paid by such Employee for the then current plan year under the corresponding welfare plans maintained by the Company prior to the Effective Time.

     Section 6.13 Options. (a) Prior to the Effective Time, the Board of Directors of the Company or the committee of the Board of Directors administering the Company Stock Option Plans and the ESPP shall adopt such resolutions or shall take such other actions as are required to approve the transactions contemplated by this Section 6.13 and Section 2.14. The Company shall use reasonable best efforts to obtain any necessary consents of the holders of Company Options issued pursuant to the Company Stock Option Plans and the ESPP to effect this Section 6.13 and
Section 2.14.

          (b) The Company shall cause each Company stock option granted pursuant to the Employee Stock Purchase Program (such program, the "ESPP" and any such option, the "ESPP Option") which is outstanding but not yet exercisable to become immediately exercisable for a period of twenty (20) days preceding the Company Shareholder Meeting. The Company shall notify all participants twenty
(20) days prior to the anticipated Company Shareholder Meeting that the option shall be fully exercisable for a period of twenty (20) days from the date of such notice, and the option will terminate upon the expiration of such period. At the Effective Time, the Company shall cause any ESPP Option (to the extent that such ESPP Stock Option has not yet been exercised) to be terminated and cancelled, and shall ensure that no ESPP Option shall be exercisable for Company Common Stock following the Effective Time.

     Section 6.14 Affiliates. Not less than 45 days prior to the Closing Date, the Company (i) shall have delivered to Parent a letter identifying all Persons who may be, as of the Shareholder Meeting Date, the Company's "affiliates" for purposes of Rule 145 under the Securities Act, and (ii) shall use its reasonable best efforts to cause each Person who is identified as an "affiliate" of the Company in such letter to deliver, as promptly as practicable but in no event later than 35 days prior to the Closing (or after such later date as the parties may agree), a signed agreement to the Company and Parent substantially in the form attached as Exhibit D hereto. The Company shall notify Parent from time to time after the delivery of the letter described in the prior sentence of any Person not identified on such letter who then is, or may be, an "affiliate" of the Company and use reasonable best efforts to cause each additional Person who is identified as an "affiliate" to execute a signed agreement as set forth in this Section 6.14.

     Section 6.15 Takeover Statutes. If any "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation is or may become applicable to the transactions contemplated hereby, each of the parties hereto and its board of directors shall grant such approvals and take all such actions as are legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

     Section 6.16 Pooling of Interests. Each of the Parties will use its reasonable best efforts to cause the Merger to be accounted for as a pooling of interests in accordance with GAAP and the rules and regulations of the SEC.

     Section 6.17 Tax-Free Reorganization. Each of the Parties will use its reasonable best efforts to cause the Merger to qualify as a tax-free "reorganization" under Section 368 of the Code.

     Section 6.18 Accountant's Comfort Letters. Each Party shall use its reasonable best efforts to cause to be delivered to the other Party two letters from its independent public accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated the Closing Date, in form and substance reasonably satisfactory to the recipient and customary in scope and substance for comfort letters delivered by independent accountants in connection with registration statements similar to the Form S-4.

     Section 6.19 Accountant's Pooling Letters. (a) The Company shall use its reasonable best efforts to cause Ernst & Young LLP ("E&Y") to issue a letter dated as of the Effective Time addressed to the Company (and shall provide Parent with a copy of such letter) in which E&Y concurs with the Company's management's conclusion that no conditions exist related to the Company that would preclude Parent from accounting for the Merger as a "pooling of interests" in accordance with GAAP and the applicable rules and regulations of the SEC.

          (b) Parent shall use its reasonable best efforts to cause E&Y to issue a letter dated as of the Effective Time addressed to Parent (and shall provide the Company with a copy of such letter) in which E&Y concurs with Parent's management's conclusion that the Merger will qualify as a "pooling of interests" in accordance with GAAP and the applicable rules and regulations of the SEC.

     Section 6.20  Warrants

          (a) Prior to the Effective Time, Parent shall negotiate in good faith with each of the holders of the Warrants new forms of Warrants and warrant agreements providing for substantially similar terms as provided for by the terms of such Warrants and warrant agreements as in effect on the date hereof. Each of the new forms of Warrants and new warrant agreements will provide that the holder(s) of the Warrants will be entitled, upon exercise of such Warrants, to receive Parent Common Shares as provided by Section 2.15 hereof.

          (b) Company shall use its reasonable best efforts to facilitate the negotiations contemplated by the foregoing clause (a) and shall cooperate with Parent in accomplishing the foregoing.

                                  ARTICLE VII


                              CONDITIONS TO MERGER

     Section 7.1 Conditions to Obligations of the Parties to Consummate the Merger. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction or waiver of each of the following conditions:

          (a) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the holders of the Company Common Shares and the holders of the Company Preferred Shares in accordance with the CGCL and the Articles of Incorporation and Bylaws of the Company.

          (b) Legality. No statute, rule, regulation or other law shall have been enacted, issued or promulgated and no order, decree or injunction shall have been entered or issued by any Governmental Entity of competent jurisdiction which (i) has the effect of making the consummation of the transactions contemplated hereby illegal, (ii) materially restricts, prevents or prohibits consummation of any of the transactions contemplated hereby or (iii) would impair the ability of Parent to own the outstanding shares of the Surviving Corporation, or operate its or any of its Subsidiaries' businesses (including the businesses of the Surviving Corporation or any of its Subsidiaries), following the Effective Time. Each Party agrees that, in the event that any such order, decree or injunction shall be entered or issued, it shall use all reasonable best efforts to cause such order, decree or injunction to be lifted or vacated.

          (c) HSR Act. The waiting period (or extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated.

          (d) Registration Statement Effective. The Form S-4 shall have become effective prior to the mailing by the Company of the Joint Proxy Statement/Prospectus to its shareholders and no stop order suspending the effectiveness of the Form S-4 shall then be in effect and no proceedings for that purpose shall have been initiated or, to the Knowledge of Parent or the Company, threatened by the SEC. All necessary state securities authorizations relating to the issuance of the Parent Common Stock shall have been received.

          (e) Stock Exchange Listing. The shares of Parent Common Stock to be issued pursuant to the Merger shall have been duly approved for listing on the NYSE, subject to official notice of issuance.

          (f) Dissenting Shareholders. Effective demands for payment under Chapter 13 of the CGCL shall not have been received with respect to Company Shares such that cash would be payable with respect to such Company Shares and payable in respect of fractional shares in an aggregate amount equal to 10% or more of the value of the Total Merger Consideration. "Total Merger Consideration" means the aggregate value as of the Effective Time of the Parent Common Stock to be issued in the Merger together with any cash to be paid in respect of such dissenters' demands and cash to be paid in lieu of fractional shares to be issued in the Merger.

     Section 7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger shall also be subject to the satisfaction or waiver of each of the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall be true and correct at and as of the Effective Time as if made at and as of the Effective Time and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Effective Time as if made as of the Effective Time, in each case, except (i) as contemplated or permitted by this Agreement and (ii) to the extent that such representations or warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or before the Effective Time.

          (c) Certificates. Parent shall have received a certificate of the Company executed on its behalf by the Chief Executive Officer and the Chief Financial Officer of the Company, certifying that the conditions set forth in paragraphs (a) and (b) above have been satisfied.

          (d) Consents. The Company shall have obtained all consents, approvals, releases or authorizations ("Consents") from, and the Company shall have made all filings and registrations ("Filings") to or with, any Person, including without limitation any Governmental Entity, necessary to be obtained or made in order for Parent and Merger Sub to consummate the Merger or issue shares of Parent Common Stock pursuant thereto, as applicable, unless the failure to obtain such Consents or make such Filings would not, individually or in the aggregate, have a Company Material Adverse Effect.

          (e) Tax Opinion. Parent shall have received an opinion of Fried, Frank, Harris, Shriver & Jacobson, dated as of the Closing Date, in form and substance reasonably satisfactory to it, substantially to the effect that, on the basis of the facts and assumptions described in the opinion, the Merger constitutes a reorganization within the meaning of Section 368 of the Code. In rendering such opinion, counsel may require and rely upon representations and covenants including those contained in this Agreement or in certificates of officers of the Parties and others.

          (f) Accountants Letters. Parent shall have received each of the accountants' letters contemplated by Sections 6.18 and 6.19 to be received by it.

          (g) Voting Agreements. Each of the parties to the Voting Agreements other than Parent shall have complied in all material respects with all agreements and covenants under the Voting Agreements required to be performed by it on or before the Effective Time.

     Section 7.3 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger shall also be subject to the satisfaction or waiver of each of the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement that is qualified by materiality shall be true and correct at and as of the Effective Time as if made at and as of the Effective Time and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Effective Time as if made as of the Effective Time, in each case, except (i) as contemplated or permitted by this Agreement and (ii) to the extent that such representations or warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

          (b) Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or before the Effective Time.

          (c) Certificates. The Company shall have received a certificate of Parent executed on its behalf by two officers of Parent at the level of senior vice president or above, certifying that the conditions set forth in paragraphs
(a) and (b) above have been satisfied.

          (d) Consents. Parent shall have obtained all Consents from, and Parent shall have made all Filings to or with, any Person, including without limitation any Governmental Entity, necessary to be obtained or made in order for the Company to consummate the Merger, unless the failure to obtain such Consents or make such Filings would not, individually or in the aggregate, have a Parent Material Adverse Effect.

          (e) Tax Opinion. The Company shall have received an opinion of Latham & Watkins (or other counsel reasonably satisfactory to it), dated as of the Closing Date, in form and substance reasonably satisfactory to it, substantially to the effect that, on the basis of the facts and assumptions described in the opinion, the Merger constitutes a reorganization within the meaning of Section 368 of the Code. In rendering such opinion, counsel may require and rely upon representations and covenants including those contained in this Agreement or in certificates of officers of the Parties and others.

          (f) Accountants Letters. The Company shall have received each of the accountants' letters contemplated by Sections 6.18 and 6.19 hereof to be received by it.

                                  ARTICLE VIII


                           TERMINATION AND AMENDMENT

     Section 8.1 Termination. This Agreement may be terminated at any time before the Effective Time (except as otherwise provided) as follows:

          (a) by mutual written consent of each of Parent and the Company;

          (b) by either Parent or the Company, if the Effective Time shall not have occurred on or before December 31, 1999 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

          (c) by either Parent or the Company, if a Governmental Entity shall have issued an order, decree or injunction having the effect of making the Merger illegal or permanently prohibiting the consummation of the Merger, and such order, decree or injunction shall have become final and nonappealable (but only if such Party shall have used its reasonable best efforts to cause such order, decree or injunction to be lifted or vacated);

          (d) by either Parent or the Company, if (x) there shall have been a breach by the other (or Merger Sub if the Company is the terminating party) of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.2(a) or (b) (in the case of a breach by the Company) or Section 7.3(a) or (b) (in the case of a breach by Parent or Merger Sub), and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the Party alleged to be in breach;

          (e) by Parent, if the Board of Directors of the Company or any committee of the Board of Directors of the Company (w) shall withdraw or modify in any manner adverse to Parent, its approval or recommendation of this Agreement or the Merger, (x) shall fail to reaffirm such approval or recommendation within 15 days of Parent's request, (y) shall approve or recommend any Company Acquisition Proposal or

Company Acquisition Transaction or (z) shall resolve to take any of the actions specified in clauses (w), (x) or (y) above;

          (f) by either Parent or the Company, if the required approval and adoption of this Agreement and the Merger by the shareholders of the Company shall not have been obtained at a duly held shareholders meeting called for the purpose of obtaining such approval, including any adjournments or postponements thereof;

          (g) by Parent if any of the parties to the Voting Agreements other than Parent shall have violated any of the terms of the Voting Agreements in any material respect; or

          (h) by Parent, if (x) as of the close of business on July 30, 1999, the Registration Statement on Form S-4 has not been declared effective by the SEC and (y) as of August 13, 1999, the Requisite Conversion has not occurred; provided that the termination right under this clause (h) may only be exercised by Parent prior to August 20, 1999.

          The term "Requisite Conversion" means the conversion (or the written agreement to convert on or before the Trigger Date) by one or more Preferred Holders of such number of shares of Company Preferred Stock into shares of Company Common Stock so that, as of the Trigger Date, at least 37.9% of the shares of the Company Common Stock are committed to vote in favor of the Merger at the Company Shareholder Meeting pursuant to the Voting Agreements.

          The term "Trigger Date" means the record date established by the Company for determining the holders of Company Shares entitled to vote at the Company Shareholder Meeting.

     Section 8.2  Effect of Termination.  (a)  In the event that

          (x) (1) any person shall have made a Company Acquisition Proposal to the Company or to its shareholders and thereafter this Agreement is terminated (i) by either party pursuant to Section 8.1(b) or Section 8.1(h) or (ii) by either party pursuant to Section 8.1(f) and (2) within 18 months after the termination of this Agreement any Company Acquisition Transaction shall have been consummated or any written agreement with respect to a Company Acquisition Transaction entered into, or

          (y) this Agreement is terminated by Parent pursuant to Section 8.1(e),

then, in any such case, the Company shall in no event later than (A) the date of consummation of such Company Acquisition Transaction, in the case of a termination described in clause (x), or (B) two days after such termination, in the case of a termination described in clause (y), pay Parent a fee of $4,000,000 (a "Termination Fee"), which amount shall be payable by wire transfer of same day funds to a bank account designated by Parent.

          (b) In the event that (x) any person shall have made a Company Acquisition Proposal to the Company or its shareholders and thereafter this Agreement is terminated (i) by either party pursuant to Section 8.1(b), or (y) this Agreement is terminated by Parent pursuant to Section 8.1(e), or by either party pursuant to Section 8.1(f), after any such termination, the Company shall reimburse Parent, promptly after being requested to do so by Parent, for all out-of-pocket costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of accountants, attorneys, financial advisors, commercial banks, experts and consultants and fees and expenses otherwise allocated to the Parent pursuant to Section 6.7.

          (c) The Company acknowledges that the agreements contained in this
Section 8.2 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.2, and in order to obtain such payment Parent commences a suit which results in a judgment against the Company for the fees and expenses set forth in this Section 8.2, the Company shall pay to Parent its costs and expenses (including attorneys' fees) in connection with such suit.

          (d) In the event of termination of this Agreement pursuant to this
Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability under the terms of the Agreement (other than as set forth in this Section 8.2) on the part of any party hereto; provided, however, no such termination shall relieve any party hereto from any liability for breach of this Agreement.

     Section 8.3 Amendment. This Agreement may be amended at any time before the Effective Time, whether before or after this Agreement and the Merger shall have been approved and adopted by the shareholders of the Company, but only pursuant to a writing executed and delivered by Parent and the Company.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     Section 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that (a) the agreements set forth in Sections 1.3, 6.11 and 6.12 shall survive the Effective Time, and (b) the agreements set forth in Sections 6.7 and
8.2 shall survive termination indefinitely.

     Section 9.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy, to the applicable party at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

          (a)  if to the Company:

               PulsePoint Communications
               6307 Carpinteria Avenue
               Carpinteria, California 93013
               Attention: Corporate Counsel
               Telecopy No.: (805) 566-2000

               With a copy to:

               Latham & Watkins
               633 West Fifth Street, Suite 4000
               Los Angeles, California 90071-2007
               Attention: Paul D. Tosetti
               Telecopy No.: (213) 891-8763

                      and

               Latham & Watkins
               650 Town Center Drive, Suite 2000
               Costa Mesa, CA 92626
               Attention: Cary K. Hyden
               Telecopy No.: (714) 755-8290

          (b)  if to Parent or Merger Sub:

               Unisys Corporation
               Unisys Way
               Blue Bell, Pennsylvania 19424
               Attention: General Counsel
               Telecopy No.: (215) 986-0624

               With a copy to:

               Fried, Frank, Harris, Shriver & Jacobson
               One New York Plaza
               New York, New York 10004
               Attention: Arthur Fleischer, Jr.
                          Charles M. Nathan
               Telecopy No.: (212) 859-4000

     Section 9.3 Certain Definitions; Interpretation. (a) For purposes of this Agreement, the following terms shall have the following meanings (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

          "affiliate" of a Person means a Person that directly or indirectly, through one or more intermediaries, Controls, is controlled by, or is under common control with, the first mentioned Person.

          "Benefit Plan" means any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, employee stock purchase, stock appreciation, restricted stock or other employee benefit plan, policy, arrangement or understanding (whether in writing or not) providing benefits to any Employees.

          "Company Disclosure Letter" means the disclosure letter delivered by the Company to Parent dated as of the date hereof.

          "Company Equity Rights" means subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from the Company or any of its Subsidiaries at any time, or upon the happening of any stated event, any shares of the capital stock of the Company.

          "Company Material Adverse Effect" means any change in or effect (x) that is or would be likely to be materially adverse to the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, or (y) that will or would be likely to prevent or materially impair or materially delay the Company's ability to consummate the transactions contemplated by this Agreement; provided, that in determining whether a Company Material Adverse Effect has occurred, changes or effects relating to United States economic conditions or financial markets in general or to the telecommunications or information technology industries in general, shall not be considered.

          "Company Preferred Stock" or "Company Preferred Shares" means the Series B Convertible Preferred Stock, no par value, of the Company.

          "Company Shares" means Company Common Shares together with Company Preferred Shares.

          "Confidentiality Agreement" means the Mutual Non-Disclosure Agreement between Parent and Company as of the date hereof.

          "Control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

          "December 1998 Company Balance Sheet" means the audited consolidated balance sheet of the Company as of December 31, 1998 included in the Company's Form 10-K for the fiscal year ended December 31, 1998.

          "December 1998 Parent Balance Sheet" means the audited consolidated balance sheet of Parent as of December 31, 1998 included in Parent's Form 10-K for the fiscal year ended December 31, 1998.

          "Employee" means each current, former, or retired employee, officer or director of the Company or any of its Subsidiaries as of the Effective Time (including each such person who is on vacation, layoff, approved leave of absence, sick leave, or short term or long term disability).

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder.

          "ERISA Affiliate" means each business or entity which is a member of a "controlled group of corporations," under "common control" or an "affiliated service group" with the Company within the meaning of Sections 414(b), (c) or
(m) of the Code, or required to be aggregated with the Company under Section 414(o) of the Code, or is under "common control" with the Company, within the meaning of Section 4001(a)(14) of ERISA.

          "ERISA Benefit Plan" means a Benefit Plan maintained as of the date of this Agreement which is also an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) or which is also an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA).

          "Excluded Shares" means (i) those shares of Company Common Stock and Company Preferred Stock held in the treasury of the Company, by any of its

Subsidiaries or by Parent or any of its Subsidiaries immediately prior to the Effective Time and (ii) those Company Shares as to which dissenters' rights are perfected.

          "Imperial Bank Warrants" shall mean the warrants to acquire shares of the Company Common Stock issued pursuant to that certain Warrant Purchase Agreement dated October 30, 1997 by and between the Company and Imperial Bank.

          "Intellectual Property Rights" means all intellectual property rights worldwide, including patents, trademarks, service marks, copyrights, and registrations and applications therefor, trade names, know-how, trade secrets, computer software programs and proprietary information, firmware and mask works, whether owned, used or licensed for use.

          "Junior Preferred Stock" means the junior participating preferred stock issuable pursuant to the Parent Rights Agreement.

          "Knowledge" means to the knowledge of a Party, without a duty of investigation.

          "Nasdaq" means the National Association of Securities Dealers Automated Quotation System.

          "NEXTLINK Warrants" means the warrants issued and to be issued to NEXTLINK Communications Inc. pursuant to that certain Warrant Agreement dated June 5, 1998 by and between the Company and NEXTLINK Communications Inc.

          "Nondisclosure Agreement" means the Nondisclosure Agreement between Parent and Company dated as of October 12, 1998.

          "NYSE" means the New York Stock Exchange.

          "Other Warrants" means the warrants issued and to be issued to TBCC Funding Trust II, Priority Capital Resources and Leap Wireless International, Inc. pursuant to those certain agreements by and between the Company and those Persons dated November 10, 1998, November 10, 1998 and January 21, 1999, respectively.

          "Parent Disclosure Letter" means the disclosure letter delivered by the Parent to the Company dated as of the date hereof.

          "Parent Equity Rights" means subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from Parent at any time, or upon the happening of any stated event, any shares of any capital stock of Parent; provided that Parent Equity Rights does not include the Rights (as defined in the Parent Rights Agreement).

          "Parent Material Adverse Effect" means any change in or effect (x) that is or would be likely to be materially adverse to the business, assets, liabilities, results of operations or condition (financial or otherwise) of Parent and its Subsidiaries taken as a whole, or (y) that will or would be likely to prevent or materially impair or materially delay Parent's ability to consummate the transactions contemplated by this Agreement; provided, that in determining whether a Parent Material Adverse Effect has occurred, changes or effects relating to United States economic conditions or financial markets in general or to the telecommunications or information technology industries in general, shall not be considered.

          "Parent Rights Agreement" means the Rights Agreement dated as of March 7, 1986 between Burroughs Corporation and Harris Trust Company of New York, as Rights Agent, as amended.

          "Person" or "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

          "Shareholder Meeting Date" means the date of the Shareholder
Meeting.

          "Subsidiary" of a Person means any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which at least 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries).

          "Tax" means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, profits, environmental (including Taxes under section 59A of the Code), capital stock, severance, stamp, unemployment, disability, transfer, occupation, social security (or similar) registration, payroll, withholding, alternative or add-on minimum or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity.

          "Tax Return" means any return, report or similar statement required to be filed with respect to any tax including, without limitation, any schedule or attachment thereto, any information return, claim for refund, amended return or declaration of estimated tax.

               "Warrants" means collectively the Imperial Bank Warrants, the Other Warrants and the NEXTLINK Warrants.

          (b) When a reference is made in this Agreement to Articles, Sections, or Exhibits, such reference is to an Article or a Section of, or an Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be understood to be followed by the words "without limitation."

     Section 9.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 9.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

     Section 9.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Stock Option Agreement, the Voting Agreements, the Nondisclosure Agreement and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and, except for Section 6.11, does not, and is not intended to, confer upon any Person other than the parties hereto any rights or remedies hereunder.

     Section 9.7 Assignment. This Agreement shall not be assigned by any party hereto by operation of law or otherwise without the express written consent of each of the other parties.

     Section 9.8 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with, the laws of the State of New York without regard, to the fullest extent permitted by law, to the conflicts of laws provisions thereof which might result in the application of the laws of any other jurisdiction. (The laws of the State of California pertaining to the fiduciary obligations of directors of a California corporation shall apply to such directors.) Each of the parties hereto submits to the non-exclusive jurisdiction of the state and federal courts of the United States located in the

City of New York, County of New York, with respect to any claim or cause of action arising out of this Agreement or the transactions contemplated hereby.

     Section 9.9 Trial by Jury. Each of the Parties hereto hereby irrevocably and unconditionally waives any right it may have to trial by jury in connection with any litigation arising out of or relating to this Agreement, the Stock Option Agreement, the Voting Agreements, the Nondisclosure Agreement, the Confidentiality Agreement or Merger or any of the other transactions contemplated hereby or thereby.

     Section 9.10 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

     Section 9.11 Obligations of Subsidiaries. Whenever this Agreement requires any Subsidiary of the Company to take any action or Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action or Parent to cause Merger Sub to take such action, as the case may be.

     Section 9.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement; it being understood that all parties need not execute the same counterpart.

          [Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                              UNISYS CORPORATION



                              By: /s/ Robert H. Brust
                              ---------------------------
                                 Robert H. Brust
                                 President



                              PULSEPOINT COMMUNICATIONS


                              By: /s/ Mark C. Ozur
                              ------------------------
                                 Mark C. Ozur
                                 President and C.E.O.



                                [Signature Page to Agreement and Plan of Merger]

                                                                         Annex B

                             STOCK OPTION AGREEMENT
                             ----------------------

          STOCK OPTION AGREEMENT, dated as of June 14, 1999 (this "Agreement"), by and between PulsePoint Communications, a California corporation (the "Company"), and Unisys Corporation, a Delaware corporation ("Parent").

                                    RECITALS
                                    --------

          A. The Company and Parent have entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended from time to time, the "Merger Agreement"), providing for, among other things, a business combination between Parent and the Company.

          B. As a condition and inducement to Parent's willingness to enter into the Merger Agreement, Parent has requested that the Company agree, and the Company has agreed, to grant Parent the option contemplated hereby.

          C. Capitalized terms not defined herein shall have the meanings set forth in the Merger Agreement.

          D. This Agreement and the Merger Agreement are being entered into simultaneously.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Company and Parent agree as follows:

          1.  Grant of Option.  Subject to the terms and conditions set forth
              ---------------
herein, the Company hereby grants to Parent an irrevocable option (the "Option") to purchase up to 1,109,936 (as adjusted as set forth herein) fully paid and non-assessible shares (the "Option Shares") of the Company's Common Stock, no par value ("Company Stock"), at a purchase price of $6.60 (as adjusted as set forth herein) per Option Share (the "Purchase Price").

          2.  Exercise of Option.  (a)  Parent may exercise the Option, in whole
              ------------------
or in part, at any time or from time to time after but only after the occurrence of any event as a result of which Parent is entitled to receive the Termination Fee pursuant to Section 8.2 of the Merger Agreement and the Merger Agreement is being or has been terminated (an "Exercise Event"); provided, however, that except as provided in the last sentence of this Section 2(a), the Option shall terminate and be of no further force and effect upon the earliest to occur of
(A) the Effective Time and (B) nine months after the first occurrence of an Exercise Event. Notwithstanding the termination of the Option, Parent shall be entitled to purchase the Option Shares if it has exercised the Option in accordance with the terms hereof prior to the termination of the Option and the termination of the Option shall not affect any rights hereunder which by their terms do not terminate or expire prior to or as of such termination.

              (b) Notice of Exercise.  In the event that Parent wishes to
                  ------------------
exercise the Option, it shall send to the Company a written notice (the date of each such notice being herein referred to as a "Notice Date") to that effect, which notice also specifies a date not earlier than three business days nor later than 30 business days from the Notice Date for the closing of such purchase (an "Option Closing Date"); provided, however, that (i) if the closing of a purchase and sale pursuant to the Option (an "Option Closing") cannot be consummated by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated and (ii) without limiting the foregoing, if prior notification to or approval of any regulatory authority is required in connection with such purchase, Parent and the Company shall promptly file the required notice or application for approval and shall cooperate in the expeditious filing of such notice or application, and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (A) any required notification period has expired or been terminated or (B) any required approval has been obtained, and in either event, any requisite waiting period has expired or been terminated. Each of Parent and the Company agrees to use commercially reasonable efforts to cooperate with and provide information to the other, for the purpose of any required notice or application for approval. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto. The place of any Option Closing shall be at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York, and the time of the Option Closing shall be 10:00 a.m. (Eastern Time) on the applicable Option Closing Date.

          3.  Payment and Delivery of Certificates.  (a)  At any Option Closing,
              ------------------------------------
Parent shall pay to the Company in immediately available funds by wire transfer to a bank account designated in writing by the Company an amount equal to the Purchase Price multiplied by the number of Option Shares for which the Option is being exercised; provided, that failure or refusal of the Company to designate a bank account shall not preclude Parent from exercising the Option, in whole or in part.

              (b) At any Option Closing, simultaneously with the delivery of immediately available funds as provided in Section 3(a), the Company shall deliver to Parent a certificate or certificates representing the Option Shares to be purchased at such Option Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. If at the time of issuance of the Option Shares pursuant to the exercise of the Option hereunder, the Company shall have issued any share purchase rights or similar securities ("Rights") to holders of Company Stock, then each Option Share issued pursuant to such exercise shall be accompanied by a corresponding Right or new rights with terms substantially the same as and at least as favorable to Parent as those issued to other holders of Company Stock.

              (c) Restrictive Legend.  Certificates for the Option Shares
                  ------------------
delivered at any Option Closing shall have typed or printed thereon a restrictive legend which shall read substantially as follows:

               "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

It is understood and agreed that the foregoing legend shall be removed by delivery of substitute certificate(s) without such legend upon the sale of the Option Shares pursuant to a registered public offering or Rule 144 under the Securities Act or any other sale as a result of which such legend is no longer required.

          4.  Adjustment upon Changes in Capitalization, Etc.  (a)  In the event
              ----------------------------------------------
of any change in Company Stock by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Parent shall receive upon exercise of the Option the number and class of shares or other securities or property that Parent would have received in respect of Company Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

              (b) Without limiting the parties' relative rights and obligations under the Merger Agreement, in the event that the Company enters into an agreement (i) to consolidate with or merge into any person, other than Parent or one of its subsidiaries, and the Company shall not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any person, other than Parent or one of its subsidiaries, to merge into or consolidate with the Company and the Company shall be the continuing or surviving corporation, but in connection with such merger or consolidation, the shares of Company Stock outstanding immediately prior to the consummation of such merger or consolidation shall be changed into or exchanged for stock or other securities of the Company or any other person or cash or any other property, or the shares of Company Stock outstanding immediately prior to the consummation of such merger or consolidation shall, after such merger or consolidation, represent less than 50% of the outstanding voting securities of the merged or consolidated company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Parent or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities, cash or property that Parent would have received in respect of Company Stock if the Option had been exercised immediately prior to such consolidation, merger, sale or transfer, or the record date therefor, as applicable.

              (c) If, prior to the termination of the Option in accordance with
Section 2, the Company enters into any agreement (x) pursuant to which all outstanding shares of Company Stock are to be purchased for, or converted into the right to receive in whole or in part (other than in respect of fractional shares) cash or (y) with respect to any transaction described in clauses (i),
(ii) and (iii) of paragraph (b) (each of (x) and (y), a "Transaction"), and, in the case of each of clauses (x) and (y), the Option is then exercisable, the Company covenants that proper provision shall be made in such agreement to provide that, if the Option shall not theretofore have been exercised, then upon the consummation of the Transaction (which in the case of a Transaction involving a tender offer shall be when shares of Company Stock are accepted for payment), Parent shall have the right, at its election, by not less than two business days' prior written notice to the Company, to receive in exchange for the cancellation of the Option an amount in cash equal to the Spread. For purposes of this Agreement, the term "Spread" means the number of Option Shares multiplied by the excess of (A) the higher of the closing sales price per share of Company Stock on the principal securities exchange or quotation system on which the Company Stock is then listed or traded, as reported by The Wall Street
                                                                 ---------------
Journal, on the day (i) the average of the closing prices of the shares of
-------
Company Stock as reported by The Wall Street Journal over the ten-trading day
                             -----------------------
period beginning on the trading day immediately following the announcement of such agreement or (ii) the average of the closing prices of the shares of Company Stock as reported by The Wall Street Journal over the ten-trading day
                             -----------------------
period ending on the trading day immediately prior to the consummation of such Transaction, over (B) the Purchase Price. Notwithstanding the foregoing, the amount of the Spread, when added to any Termination Fee paid or payable to Parent, shall not exceed $4 million.

              (d) Following exercise of the Option by Parent, in the event that Parent sells, pledges or otherwise disposes of (including, without limitation, by merger or exchange) any of the Option Shares (a "Sale"), then:

                  (i) any Termination Fee due and payable by the Company following such time shall be reduced by an amount, if any, equal to the excess of (1) the total of (A) the Termination Fee and (B) the excess of (w) the aggregate amounts received (whether in cash, securities or otherwise) by Parent in all such Sales, over (x) the aggregate Purchase Price of the Option Shares sold in such Sales (such excess in this sub-clause (B) being the "Offset Amounts") over (2) $4 million; and

                  (ii) if the Company has paid to Parent the Termination Fee prior to the Sale, then Parent shall immediately remit to the Company, as additional

Purchase Price for the Option Shares, the excess, if any, of (y) the total of the Termination Fee and the Offset Amounts of all Sales over (z) $4 million.

              (e) Notwithstanding anything to the contrary in this Agreement or the Merger Agreement, in no event shall the aggregate of any Termination Fee, all Offset Amounts and the Spread exceed $4 million.

          5.  Covenants of the Company and Parent.  (a)  The Company covenants
              -----------------------------------
(i) to maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Company Stock so that the Option may be fully exercised without additional authorization of Company Stock after giving effect to all other options, warrants, convertible securities and other rights of third parties to purchase shares of Company Stock; (ii) not to seek to avoid the observance or performance of any of the covenants, agreements or conditions to be observed or performed hereunder by the Company and not to take any action which would cause any of its representations or warranties not to be true; and
(iii) not to engage in any action or omit to take any action which would have the effect of preventing or disabling the Company from delivering the Option Shares to Parent upon exercise of the Option or otherwise performing its obligations under this Agreement.

              (b) Parent covenants not to sell, assign, transfer or otherwise dispose of the Option, any part thereof, or any of its other rights hereunder to any third party without the prior written consent of the Company which consent shall not be unreasonably withheld or delayed. Parent may offer or sell Option Shares only pursuant to a registration under the Securities Act or an exemption therefrom.

          6.  Listing.  If Company Stock or any other securities to be acquired
              -------
upon exercise of the Option are then listed on the Nasdaq Stock Market (or any other national securities exchange or national securities quotation system), the Company, upon the request of Parent, shall promptly file an application to list the shares of Company Stock or other securities to be acquired upon exercise of the Option on the Nasdaq Stock Market (and any such other national securities exchange or national securities quotation system) and shall use reasonable best efforts to obtain approval of such listing as promptly as practicable.

          7.  Loss or Mutilation.  Upon receipt by the Company of evidence
              ------------------
reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Company shall execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not the Agreement so lost, stolen, destroyed, or mutilated shall at any time be enforceable by anyone.

          8.  Registration Rights.  The Company shall, if requested by Parent at
              -------------------
any time and from time to time within two years after the date of first exercise of the

Option, as expeditiously as possible prepare and file up to two registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all securities that have been acquired by exercise by Parent of the Option, in accordance with the intended method of sale or other disposition stated by Parent, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision; and the Company shall use commercially reasonable efforts to qualify such securities under any applicable state securities laws. Parent agrees to use reasonable best efforts to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis. The Company shall use reasonable best efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor, and to keep such registration statement effective for such period not in excess of 90 calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of the Company to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 90 calendar days in the aggregate with respect to any registration statement if the Board of Directors of the Company shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect the Company or would interfere with a planned merger, sale of material assets, recapitalization or other significant corporate action (other than the issuance of equity securities). Any registration statement prepared and filed under this Section, and any sale covered thereby, shall be at the Company's expense except for underwriting discounts or commissions and brokers' fees, which shall be borne solely by Parent. Parent shall provide in writing all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. If, during the time periods referred to in the first sentence of this Section, the Company effects a registration under the Securities Act of the Company's equity securities for its own account or for any other of its stockholders (other than on Form S-4 or Form S-8, or any successor form), it shall allow Parent the right to participate in such registration; provided that, if the managing underwriters of such offering advise the Company that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering on a commercially reasonable basis, priority shall be given to the securities intended to be included therein by the Company for its own account and, thereafter, the Company shall include the securities requested to be included therein by Parent pro rata with the securities intended to be included therein by other stockholders of the Company. In connection with any registration pursuant to this Section, Parent and the Company shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification, and contribution in connection with such registration.

          9.  Miscellaneous.
              -------------

              (a) Fees and Expenses.  Except as otherwise provided in the Merger
                  -----------------
Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.

              (b) Amendment.  This Agreement may not be amended except by an
                  ---------
instrument in writing signed on behalf of each of the parties.

              (c) GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND
                  -------------
CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES OR PRINCIPLES.

              (d) Notices.  All notices or other communications under this
                  -------
Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

                    If to the Company:

                    PulsePoint Communications
                    6307 Carpinteria Avenue
                    Carpinteria, California 93013
                    Attention:    General Counsel
                    Telecopy No.:  (805) 566-2000

                    With a copy to:

                    Latham & Watkins
                    633 West Fifth Street, Suite 4000
                    Los Angeles, California 90071-2007
                    Attention:  Paul D. Tosetti
                    Telecopy No.:  (213) 891-8763

                    If to Parent:

                    Unisys Corporation
                    Unisys Way
                    Blue Bell, Pennsylvania 19424
                    Attention:  General Counsel
                    Telecopy No.:  (215) 986-0624

                    With a copy to:

                    Fried, Frank, Harris, Shriver & Jacobson
                    One New York Plaza
                    New York, New York  10004
                    Attention:  Arthur Fleischer, Jr.
                               Charles M. Nathan
                    Telecopy No.:  (212) 859-4000

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

              (e) Assignment; Binding Effect; No Third Party Beneficiaries.
                  --------------------------------------------------------
Neither this Agreement nor any of the rights, interests or obligations hereunder shall be sold, assigned, disposed of or otherwise transferred by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

              (f) Further Assurances.  In the event of any exercise of the
                  ------------------
Option by Parent, the Company and Parent shall execute and deliver all such documents and instruments and take all such further action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

              (g) Survival.  All the Company's representations, warranties and
                  --------
covenants contained herein shall survive each Option Closing.

              (h) ENFORCEMENT.  THE PARTIES HERETO AGREE THAT IRREPARABLE DAMAGE
                  -----------
WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED.
IT IS ACCORDINGLY AGREED THAT SUBJECT TO THE NEXT SENTENCE, THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS HEREOF IN ANY COURT OF THE UNITED STATES OR ANY STATE HAVING JURISDICTION, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY. EACH OF THE PARTIES HERETO (I) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY DELAWARE STATE COURT IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (II) AGREES THAT IT SHALL NOT

ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (III) AGREES THAT IT SHALL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN A FEDERAL COURT SITTING IN THE STATE OF NEW YORK OR A NEW YORK STATE COURT.

              (i) Counterparts.  This Agreement may be executed by the parties
                  ------------
hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.


                  [Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, the Company and Parent have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first written above.

                                    PULSEPOINT COMMUNICATIONS

                                    By: /s/  Mark C. Ozur
                                    -----------------------
                                        Mark C. Ozur
                                        President and C.E.O.



                                    UNISYS CORPORATION

                                    By: /s/  Robert H. Brust
                                    --------------------------
                                        Robert H. Brust
                                        Senior Vice President and
                                        Chief Financial Officer



[Signature Page to Stock Option Agreement]

                                                                         Annex C



                                  June 14, 1999



Board of Directors
Pulsepoint Communications
6307 Carpinteria Avenue
Carpinteria, CA 93013

Members of the Board:

We understand that Pulsepoint Communications ("Target" or the "Company"), Unisys Corporation ("Buyer") and Shellco Inc., a wholly owned subsidiary of Buyer ("Acquisition Sub") propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated June 14, 1999 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Acquisition Sub with and into the Company, with the Company continuing as the surviving corporation and, in accordance with the Merger, becoming a wholly owned subsidiary of Buyer. Pursuant to the Merger, (i) each outstanding share of common stock, no par value per share, of the Company (the "Company Common Stock"), other than shares of Company Common Stock held in the treasury of the Company, held by any of the Company's wholly-owned subsidiaries or held by Buyer or any subsidiary of Buyer, or shares of Company Common Stock as to which dissenters' rights have been perfected, will be converted into the right to receive a certain number (the "Exchange Ratio") of shares of common stock, par value $0.01 per share, of the Buyer (the "Buyer Common Stock") as determined pursuant to a certain formula set forth in the Merger Agreement, and (ii) each outstanding share of Series B Preferred Stock, no par value per share, of the Company (the "Company Preferred Stock"), will be converted into the right to receive that number of shares of Buyer Common Stock equal to the Exchange Ratio multiplied by the number of shares of Company Common Stock issuable upon conversion of a share of Company Preferred Stock. For purposes of this opinion, we have assumed that the Company Preferred Stock is converted into Company Common Stock immediately prior to the consummation of the Merger and accordingly we express no opinion as to the fairness of the consideration to be received by the current holders of Company Common Stock relative to the fairness of the consideration to be received by the current holders of Company Preferred Stock. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received pursuant to the Merger Agreement by the holders of shares of Company Common Stock who hold such shares of Company Common Stock immediately prior to the Merger is fair from a financial point of view to such holders.

Members of the Board of Directors
June 14, 1999
Page 2



For purposes of the opinion set forth herein, we have:

     (i) reviewed certain publicly available financial statements and other information of the Company;

     (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

     (iii) analyzed certain financial projections prepared by the management of the Company;

     (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

     (v) reviewed certain publicly available financial statements and other information of the Buyer;

     (vi) discussed the past and current operations and financial condition and the prospects of the Buyer with senior executives of the Buyer;

     (vii) reviewed the reported prices and trading activity for the Company Common Stock and the Buyer Common Stock;

     (viii) compared the financial performance of the Company and the Buyer and the prices and trading activity of the Company Common Stock and the Buyer Common Stock with that of certain other comparable publicly-traded companies and their securities;

     (ix) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

     (x) participated in discussions and negotiations among representatives of the Company and the Buyer and certain other parties and their financial and legal advisors;

     (xi)   reviewed the draft Merger Agreement and certain related documents;
            and

     (xii) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections provided to us by the management of the Company, we understand that such projections have been reasonably prepared on bases reflecting management's best currently available estimates and judgments of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms

Members of the Board of Directors
June 14, 1999
Page 3



set forth in the Merger Agreement, including, among other things, that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. Generally Accepted Accounting Principles and the Merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986.

We have not made any independent valuation or appraisal of the assets or liabilities of the Company nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Buyer and have received fees for the rendering of these services.

It is understood that this letter is for the information of the Board of Directors of the Company, except that this opinion may be included in its entirety in any filing made by the Company in respect of the transaction with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which the Buyer Common Stock will trade following consummation of the Merger and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders' meeting held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received pursuant to the Merger Agreement by the holders of shares of Company Common Stock who hold such shares of Company Common Stock immediately prior to the Merger is fair from a financial point of view to such holders.



                                       Very truly yours,

                                       MORGAN STANLEY & CO. INCORPORATED



                                       By: /s/ Charles R. Cory
                                           -----------------------------------
                                           Charles R. Cory
                                           Managing Director

                                                                         ANNEX D

                            DISSENTERS RIGHTS UNDER
                        THE CALIFORNIA CORPORATIONS CODE

  Set forth below is an excerpt from the California Corporations Code regarding dissenter's rights

                       CALIFORNIA GENERAL CORPORATION LAW
                               CORPORATIONS CODE
                             TITLE 1. CORPORATIONS
                      DIVISION 1. GENERAL CORPORATION LAW
                         CHAPTER 13. DISSENTERS' RIGHTS



  1300. Reorganization or short-form merger; dissenting shares; corporate
  -----------------------------------------------------------------------
purchase at fair market value; definitions
------------------------------------------

  (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

  (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

  (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

  (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph
(1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short- form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

  (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

  (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

  (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

  1301. Notice to holders of dissenting shares in reorganizations; demand for
  ---------------------------------------------------------------------------
purchase; time; contents
------------------------

  (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

  (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

  (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

  1302. Submission of share certificates for endorsement; uncertificated
  ----------------------------------------------------------------------
securities
----------

  Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

  1303. Payment of agreed price with interest; agreement fixing fair market
  -------------------------------------------------------------------------
value; filing; time of payment
------------------------------

  (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

  (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

  1304. Action to determine whether shares are dissenting shares or fair market
  -----------------------------------------------------------------------------
value; limitation; joinder; consolidation; determination of issues; appointment
-------------------------------------------------------------------------------
of appraisers
-------------

  (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

  (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

  (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

  1305. Report of appraisers; confirmation; determination by court; judgment;
  ---------------------------------------------------------------------------
payment; appeal; costs
----------------------

  (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

  (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

  (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

  (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

  (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

  1306. Prevention of immediate payment; status as creditors; interest
  --------------------------------------------------------------------

  To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

  1307. Dividends on dissenting shares
  ------------------------------------

  Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

  1308. Rights of dissenting shareholders pending valuation; withdrawal of
  ------------------------------------------------------------------------
demand for payment
------------------

  Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

  1309. Termination of dissenting share and shareholder status
  ------------------------------------------------------------

  Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

  (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

  (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

  (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

  (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

  1310. Suspension of right to compensation or valuation proceedings; litigation
  ------------------------------------------------------------------------------
of shareholders' approval
-------------------------

  If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

  1311. Exempt shares
  -------------------

  This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

  1312. Right of dissenting shareholder to attack, set aside or rescind merger
  ----------------------------------------------------------------------------
or reorganization; restraining order or injunction; conditions
--------------------------------------------------------------

  (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

  (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short- form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

  (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short- form merger set aside or rescinded, (1) a party to a reorganization or short- form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                    PART II

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides for, among other things:

     a. permissive indemnification for expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to litigation other than stockholder derivative actions if certain conditions are met;

     b. permissive indemnification for expenses actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to stockholder derivative actions if certain conditions are met;

     c. mandatory indemnification for expenses actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are successful on the merits or otherwise in litigation covered by a. and b. above; and

     d. that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which may be provided under any by-law, agreement, stockholder or disinterested director vote, or otherwise.

     Unisys' Certificate of Incorporation provides that a director shall not be personally liable to Unisys or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to Unisys or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

     The Certificate of Incorporation also provides that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of Unisys (or was serving at the request of Unisys as a director, officer, employee or agent for another entity) shall be indemnified and held harmless by Unisys, to the fullest extent authorized by the DGCL, as in effect (or, to the extent indemnification is broadened, as it may be amended) against all expense, liability or loss reasonably incurred by such person in connection therewith. The Certificate of Incorporation further provides that such rights to indemnification are contract rights and shall include the right to be paid by Unisys the expenses incurred in defending the proceedings specified above, in advance of their final disposition, provided that, if the DGCL so requires, such payment shall only be made upon delivery to Unisys by the indemnified party of an undertaking to repay all amounts so advanced if it shall ultimately be determined that the person receiving such payment is not entitled to be indemnified. Persons so indemnified may bring suit against Unisys to recover unpaid amounts claimed thereunder, and if such suit is successful, the expense of bringing such suit shall be reimbursed by Unisys. The Certificate of Incorporation provides that the right to indemnification and to the advance payment of expenses shall not be exclusive of any other right which any person may have or acquire under any statute, provision of Unisys's Certificate of Incorporation or by-laws, or otherwise. By resolution effective September 16, 1986, the Unisys board of Directors extended the right to indemnification provided directors and officers by the Certificate of Incorporation to employees of Unisys. The Certificate of Incorporation also provides that Unisys may maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents against any expense, liability or loss, whether or not Unisys would have the power to indemnify such person against such expense, liability or loss under the DGCL.

     On April 28, 1988, at Unisys' 1988 Annual Meeting of Stockholders, the stockholders authorized Unisys to enter into indemnification agreements ("Indemnification Agreements") with its directors, and such Indemnification Agreements have been executed with each of the Directors of Unisys. The Indemnification Agreements provide that Unisys shall, except in certain situations specified below, indemnify a director against any expense, liability or loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred by the director in connection with any actual or threatened action, suit or proceeding (including derivative suits) in which the director may be involved as a party or otherwise, by reason of the fact that the director is or was serving in one or more capacities as a director or officer of Unisys or, at the request of Unisys, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise.

     The Indemnification Agreements require indemnification except to the extent
(i) payment for any liability is made under an insurance policy provided by Unisys, (ii) indemnification is provided by Unisys under the Certificate of Incorporation or by-laws, the DGCL or otherwise than pursuant to the Indemnification Agreement, (iii) the liability is based upon or attributable to the director gaining any personal pecuniary profit to which such director is not legally entitled or is determined to result from the director's knowingly fraudulent, dishonest or willful misconduct, (iv) the liability arises out of the violation of certain provisions of the Securities Exchange Act of 1934 or
(v) indemnification has been determined not to be permitted by applicable law.

     The Indemnification Agreements further provide that, in the event of a Potential Change in Control (as defined therein), Unisys shall cause to be maintained any then existing policies of directors' and officers' liability insurance for a period of six years from the date of a Change in Control (as defined therein) with coverage at least comparable to and in the same amounts as that provided by such policies in effect immediately prior to such Potential Change in Control. In the event of a Potential Change in Control, the Indemnification Agreements also provide for the establishment by Unisys of a trust (the "Trust"), for the benefit of each director, upon the written request by the director. The Trust shall be funded by Unisys in amounts sufficient to satisfy any and all liabilities reasonably anticipated at the time of such request, as agreed upon by the director and Unisys.

     The Indemnification Agreements also provide that no legal actions may be brought by or on behalf of Unisys, or any affiliate of Unisys, against a director after the expiration of two years from the date of accrual of such cause of action, and that any claim or cause of action of Unisys or its affiliate shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two year period.

     The directors and officers of Unisys are insured against certain civil liabilities, including liabilities under federal securities laws, which might be incurred by them in such capacity.


ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)   Exhibits.

Exhibit No.                       Description
-----------                       -----------

2.1 Agreement and Plan of Merger, dated as of June 14, 1999, among PulsePoint Communications, Shellco Inc. and Unisys Corporation (included in the Proxy Statement/Prospectus as Annex A)

3.1 Restated Certificate of Incorporation of Unisys Corporation (incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997)

3.2 Certificate of Amendment of Restated Certificate of Incorporation dated April 24, 1998 (incorporated by reference to Exhibit 4.4 to the Registrant's Registration Statement on Form S-3 (Registration No. 333-51885))

3.3            By-laws of Unisys Corporation (incorporated by reference to
               Exhibit 3 to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1995)

4.1 Form of Rights Agreement dated as of March 7, 1986 between Burroughs Corporation and Harris Trust Company of New York, as Rights Agent (incorporated by reference to Exhibit 1 to the Registrant's Registration Statement on Form 8-A, dated March 11,
               1986)

4.2 Amendment No. 1 to Rights Agreement dated as of February 22, 1996 (incorporated by reference to Exhibit 4 to the Registrant's Current Report on Form 8-K dated February 22, 1996)

5 Opinion of Harold S. Barron, Senior Vice President, General Counsel and Secretary of Unisys Corporation

8.1            Opinion of Fried, Frank, Harris, Shriver & Jacobson

8.2            Opinion of Latham & Watkins

23.1           Consent of Ernst & Young LLP (independent auditors for Unisys
               Corporation)

23.2 Consent of Ernst & Young LLP (independent auditors for PulsePoint Communications)

23.3           Consent of Harold S. Barron (included in Exhibit 5)

23.4           Consent of Fried, Frank, Harris, Shriver & Jacobson (included in
               Exhibit 8.1)

23.5           Consent of Latham & Watkins (included in Exhibit 8.2)

23.6           Consent of Morgan Stanley & Co., Incorporated

24 Power of Attorney (included on the signature page of this Registration Statement)

99 Form of proxy for the Special Meeting of Shareholders of PulsePoint Communications

          (b) Financial Statement Schedules included in the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998 are incorporated herein by reference.

               All other schedules are omitted because they are not applicable or the required information is shown in the consolidated financial statements or notes thereto that are incorporated herein by reference.


ITEM 22. UNDERTAKINGS.

     (A)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs
                     (1)(i)
                    and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)  The undersigned Registrant hereby undertakes:

     (1) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(D) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(E)  The undersigned Registrant hereby undertakes:

     (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Whitpain, Commonwealth of Pennsylvania, on July 26, 1999.


                          UNISYS CORPORATION

                          By:  /s/ Lawrence A. Weinbach
                               -----------------------------------------------
                               Lawrence A. Weinbach
                               Chairman, President and Chief Executive Officer


                               POWER OF ATTORNEY

     Each person whose individual signature appears below hereby authorizes Harold S. Barron, Robert H. Brust, Angus F. Smith and Lawrence A. Weinbach, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent in his or her name, place and stead, to execute in the name and on behalf of such person, individually and in each capacity stated below, any and all amendments (including post-effective amendments) to this Registration Statement, any registration statements on Form 462(b) and all documents relating thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in his or her name and on his or her behalf in his or her respective capacities as officers or directors of Unisys Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities on July 26, 1999.


        Signature                                        Title
----------------------------------     -----------------------------------------

/s/ Lawrence A. Weinbach               Chairman, President and Chief Executive
----------------------------------
Lawrence A. Weinbach                   Officer (principal executive officer) and
                                       Director


/s/ Robert H. Brust                    Senior Vice President and Chief Financial
----------------------------------
Robert H. Brust                        Officer
                                       (principal financial officer)


/s/ Janet M. Brutschea Haugen          Vice President and Controller
----------------------------------
Janet M. Brutschea Haugen              (principal accounting officer)


/s/ J.P. Bolduc                        Director
----------------------------------
J.P. Bolduc


/s/ James J. Duderstadt                Director
----------------------------------
James J. Duderstadt


/s/ Henry C. Duques                    Director
----------------------------------
Henry C. Duques

        Signature                                       Title
----------------------------------      ----------------------------------------

/s/ Gail D. Fosler                      Director
----------------------------------
Gail D. Fosler


/s/ Melvin R. Goodes                    Director
----------------------------------
Melvin R. Goodes


/s/ Edwin A. Huston                     Director
----------------------------------
Edwin A. Huston


/s/ Kenneth A. Macke                    Director
----------------------------------
Kenneth A. Macke


/s/ Theodore E. Martin                  Director
----------------------------------
Theodore E. Martin


/s/ Robert McClements, Jr.              Director
----------------------------------
Robert McClements, Jr.

                                 EXHIBIT INDEX

Exhibit No.                          Description
-----------                          -----------

2.1 Agreement and Plan of Merger, dated as of June 14, 1999, among PulsePoint Communications, Shellco Inc. and Unisys Corporation (included in the Proxy Statement/Prospectus as Annex A)

3.1 Restated Certificate of Incorporation of Unisys Corporation (incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997)

3.2 Certificate of Amendment of Restated Certificate of Incorporation dated April 24, 1998 (incorporated by reference to Exhibit 4.4 to the Registrant's Registration Statement on Form S-3 (Registration No. 333-51885)

3.3            By-laws of Unisys Corporation (incorporated by reference to
               Exhibit 3 to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1995)

4.1 Form of Rights Agreement dated as of March 7, 1986 between Burroughs Corporation and Harris Trust Company of New York, as Rights Agent (incorporated by reference to Exhibit 1 to the Registrant's Registration Statement on Form 8-A, dated March 11,
               1986)

4.2 Amendment No. 1 to Rights Agreement dated as of February 22, 1996 (incorporated by reference to Exhibit 4 to the Registrant's Current Report on Form 8-K dated February 22, 1996)

5 Opinion of Harold S. Barron, Senior Vice President, General Counsel and Secretary of Unisys Corporation

8.1            Opinion of Fried, Frank, Harris, Shriver & Jacobson

8.2            Opinion of Latham & Watkins

23.1           Consent of Ernst & Young LLP (independent auditors for Unisys
               Corporation)

23.2 Consent of Ernst & Young LLP (independent auditors for PulsePoint Communications)

23.3           Consent of Harold S. Barron (included in Exhibit 5)

23.4           Consent of Fried, Frank, Harris, Shriver & Jacobson (included in
               Exhibit 8.1)

23.5           Consent of Latham & Watkins (included in Exhibit 8.2)

23.6           Consent of Morgan Stanley & Co., Incorporated

24 Power of Attorney (included on the signature page of this Registration Statement)

99 Form of proxy for the Special Meeting of Shareholders of PulsePoint Communications

          (b) Financial Statement Schedules included in the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998 is incorporated herein by reference.

               All other schedules are omitted because they are not applicable or the required information is shown in the consolidated financial statements or notes thereto that are incorporated herein by reference.